Exhibit 10.1

JSM ASSOCIATES I LLC,

LANDLORD

AND

1STDIBS.COM, INC.,

TENANT

LEASE

DATED: as of October 8, 2013

Premises:	Entire 3rd Floor

51 Astor Place

New York, New York 10003

i

INDEX OF DEFINED TERMS

TERM	SECTION
1stdibs	34.01
Acceptance Notice	37.03
Additional Bathroom	Exhibit C
Additional Work	Exhibit J
Alterations	31.19
Annual Statement	19.04
Approved Contractor List	5.01
Approved Plans	Exhibit J
Assignment/Sublet Notice	10.03
Authorized Use	31.19
Available	37.01
Base Building Work	2.02
Base Electric Charge	20.03
Base Operating Year	1.01
Base Tax Amount	1.01
Building	31.19
Building Insurance	8.01
Building Systems	31.19
Building Units	18.01
Business Days	18.02
Business Hours	18.02
Cancellation Date	36.01
Cancellation Payment	36.04
Combined Amount	Exhibit C
Commencement Date	1.01
Condenser Water Notice	18.01
Continued Occupancy Period	25.02
Control	10.02
Decorative Changes	5.01
Demised Premises	1.01
Designated Broker	1.01
Determination Date	34.03
Disabilities Act	7.01
Educational Space	1.01
Electric Inclusion Factor	20.03
Electric Rate	20.02
Electricity Additional Rent	20.02
Estimate Statement	19.04
Estimated Payment	19.04
Events of Default	15.01
Exercise Date	34.01
Existing Capacity	20.01
Existing Underlying Lease	31.19
Expiration Date	2.01
Extra Rubbish Removal	18.01
Fire Stair	5.08
Fixed Rent	1.01
Force Majeure	32.01
Hazardous Materials	7.01
Heating Units	18.01
Holidays	18.02
Indemnified Party	11.03
Initial Occupancy Date	20.02
Insurance Boards	31.19
Interest Rate	16.01
Issuing Bank	33.03
Labor Costs	19.02
Land	31.19
Landlord	Preface, 27.01
Landlord’s Consultant	20.02
Landlord’s Electricity Cost	20.02
Landlord’s Lease Costs	36.04
Landlord’s Share	Exhibit J
Landlord’s Work	2.02
Lease Term	1.01
LEED	4.02
Legal Requirements	31.19
Letter of Credit	33.03
Market Value Rent	34.02
Mortgage	31.19
Mortgagee	31.19

INDEX OF DEFINED TERMS

TERM	SECTION
MVR Notice	34.03
MVR Objection Notice	34.03
Notice	28.01
Notification Date	36.01
Occupancy Payment	25.02
Occupancy Reading Date	20.02
OFAC	31/0
Offer Notice	37.02
Offer Period	37.01
Offer Space	37.01
Offer Space Inclusion Date	37.04
Offer Space Option	37.03
Offer Space MVR	37.08
Offer Space MVR Notice	37.08
Offer Space MVR Objection Notice	37.08
Office Space	1.01
Operating Dispute Notice	19.04
Operating Expense Payment	19.04
Operating Expenses	19.02
Operating Statement	19.02
Operating Year	19.02
OSHA Requirements	7.01
Outside Exercise Date	37.03
Overlandlord	31.19
Overtime Periods	18.02
Partnership Tenant	29.01
Persons Within Tenant’s Control	31.19
PILOT	19.02
Priority Occupant	37.01
Prohibited Person	31.20
Profit	10.07
Public Utility	20.02
punch list items	2.02
Recapture Date	10.03
Recapture Notice	10.03
Recapture Offer Notice	10.03
Recapture Option	10.03
Recapture Sublease	10.03
Recaptured Space	10.03
Recurring Additional Rent	31.19
Related Entity	10.02
Renewal Notice	34.01
Renewal Option	34.01
Renewal Term	34.01
Rent Commencement Date	3.01
Rent Concession Period	3.01
Rentable Square Feet	1.01
Repairs	31.19
Retail Space	1.01
Security	33.01
Security Deposit Amount	1.01
SNDA	22.06
Specialty Alterations	5.06
Structural Alterations	5.01
Sublease Premises	10.03
Submeter	20.02
Successor Entity	10.02
Surrender Date	25.01
Tax Payment	19.03
Tax Statement	19.03
Tax Year	19.02
Taxes	19.02
Taxing Authority	19.02
Tenant	Preface, 31.03
Tenant Electricity	20.02
Tenant’s Contractors	5.01
Tenant’s Delay	Exhibit J
Tenant’s Installations	31.19
Tenant’s Installations Delay	5.02
Tenant’s Operating Share	1.01
Tenant’s Tax Share	1.01

INDEX OF DEFINED TERMS

TERM	SECTION
Tenant’s Work	2.02
Work Cost	Exhibit J
Work Letter	2.02

INDENTURE OF LEASE (this “Lease”) made as of this 8th day of October, 2013, by and between JSM ASSOCIATES I LLC, a Delaware limited liability company having an office do Edward J. Minskoff Equities, Inc., 1325 Avenue of the Americas, New York, New York 10019 (hereinafter referred to as “Landlord”), and 1STDIBS.COM, INC., a Delaware corporation having an office at 156 Fifth Avenue, New York, New York 10010 (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

ARTICLE 1

BASIC LEASE PROVISIONS; DEMISE OF PREMISES

Section 1.01 For the purposes of this Lease (including all of the schedules, riders and exhibits, if any, annexed to this Lease), the terms set forth below shall have the definitions that immediately follow such terms, and such definitions are hereby incorporated into this Lease wherever used:

Base Operating Year—The “Base Operating Year” shall mean the calendar year 2014.

Base Tax Amount—The “Base Tax Amount” shall be $4,951,057.50.

Commencement Date — The “Commencement Date” shall mean the date set forth in Subsection 2.01A below.

Demised Premises — The “Demised Premises” shall mean the entire rentable area of the 3rd floor in the Building as shown on the hatched portion of the plan annexed hereto as Exhibit “A” and made a part hereof.

Designated Broker — The “Designated Broker” shall mean, collectively, Jones Lang LaSalle Brokerage, Inc., and Newmark Grubb Knight Frank.

Expiration Date — The “Expiration Date” shall mean the date set forth in Subsection 2.01B below.

Fixed Rent — The “Fixed Rent” shall be:

(i)

during the period beginning on the Rent Commencement Date and continuing through and including the last day of twenty-second (22nd) calendar month immediately following the Rent Commencement Date (the “First Rent Period”; it being agreed for the avoidance of doubt that, if the Rent Commencement Date shall be January 1, 2015, then the last day of the First Rent Period shall be October 31, 2016), Three Million Two Hundred Thirty Thousand Seven Hundred Forty-Eight Dollars ($3,230,748.00) Dollars per annum, to be paid by Tenant in equal monthly installments of $269,229.00 each;

(ii)

during the period beginning on the day immediately following the expiration of the First Rent Period and continuing through and including the last day of the thirty-sixth (36th) calendar month occurring thereafter (the “Second Rent Period”), Three Million Five Hundred Thirty Thousand Five Hundred Ninety-Five and 20/100 ($3,530,595.20) Dollars per annum, to be paid by Tenant in equal monthly installments of $294,216.27 each;

(iii)

during the period beginning on the day immediately following the expiration of the Second Rent Period and continuing through and including the last day of the sixtieth (60th) calendar month occurring thereafter (the “Third Rent Period”), Three Million Seven Hundred Fifty-Five Thousand Two Hundred Sixty-Nine and 44/100 ($3,755,269.44) Dollars per annum, to be paid by Tenant in equal monthly installments of $312,939.12 each; and

(iv)

during the period beginning on the day immediately following the expiration of the Third Rent Period and continuing through and including the Expiration Date, Three Million Nine Hundred Sixty-Eight Thousand One Hundred Eighteen and 72/100 ($3,968,118.72) Dollars per annum, to be paid by Tenant in equal monthly installments of $330,676.56 each.

Lease Term — The “Lease Term” shall mean the period of years (and/or portions thereof) that this Lease shall be in effect, commencing on the Commencement Date and ending on the Expiration Date, unless sooner terminated as provided in this Lease or by law.

Reutable Square Feet — The term “Rentable Square Feet” shall refer to the number of rentable square feet in the Demised Premises, and shall be deemed to be 42,232 rentable square feet, as agreed to by Landlord and Tenant following Tenant’s inspection of (or opportunity to inspect) the Demised Premises. For the purposes of this Lease, Landlord and Tenant agree that: (i) the office space portion of the Building shall be deemed to contain 287,672 rentable square feet (the “Office Space”), (ii) the educational space portion of the Building (i.e., the entire 2nd floor of the Building and a portion of the ground floor) shall be deemed to contain 55,368 rentable square feet (the “Educational Space”), (iii) the retail space portion of the Building shall be deemed to contain 23,705 rentable square feet (the “Retail Space”), and (iv) the Office Space, Educational Space and Retail Space shall be deemed to contain 366,745 rentable square feet in the aggregate.

Security Deposit Amount— The “Security Deposit Amount” shall mean (subject to the provisions of Article 33 below) Five Million ($5,000,000.00) Dollars.

Tenant’s Operating Share — The term “Tenant’s Operating Share” shall mean 14.6806%, for so long as Landlord shall own the entire Building. If a portion or portions of the Building (but not the entire Building) shall be sold, transferred or conveyed, then Tenant’s Operating Share shall be changed to that percentage which shall be equal to a fraction, the numerator of which shall be the Rentable Square Feet, and the denominator of which shall be the aggregate rentable square feet of that portion of the Building owned by Landlord at such time (and from time to time), as determined by Landlord’s architect.

Tenant’s Tax Share — The term “Tenant’s Tax Share” shall mean 11.5154%, for so long as Landlord shall own the entire Building. If a portion or portions of the Building (but not the entire Building) shall be sold, transferred or conveyed, then Tenant’s Tax Share shall be changed to that percentage which shall be equal to a fraction, the numerator of which shall be the Rentable Square Feet, and the denominator of which shall be the aggregate rentable square feet that portion of the Building owned by Landlord at such time (and from time to time), as determined by Landlord’s architect.

Section 1.02 Tenant acknowledges and agrees that none of the definitions and agreements contained in Section 1.01 above (including the definitions of Rentable Square Feet, Tenant’s Operating Share and Tenant’s Tax Share) shall be construed as or deemed to be a representation or warranty by Landlord concerning (i) the actual size of the Demised Premises or the Building (or any portions thereof), or (ii) the actual ratio in size between the Demised Premises and the Building (or any portions thereof). For the purpose of computing Tenant’s obligations under this Lease, and for so long as Landlord shall own the entire Building, neither Tenant’s Operating Share nor Tenant’s Tax Share shall be modified due to a remeasurement of the Demised Premises and/or the Building (unless such remeasurement reflects a physical change to the Demise Premises and/or the Building, as applicable).

Section 1.03 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises for the Lease Term, and for the Fixed Rent and additional rent herein reserved, and subject to all of the covenants, agreements, terms, conditions, limitations, reservations and provisions hereinafter set forth.

ARTICLE 2

COMMENCEMENT OF LEASE TERM

Section 2.01

A. The term of this Lease shall commence on the date (the “Commencement Date”) that Tenant’s Work shall be substantially completed (as such term is defined in Subsection 2.02D below).

B. The term of this Lease shall expire at noon on December 31, 2029 (the “Expiration Date”), or shall end on such earlier date upon which such term may expire or be cancelled or terminated pursuant to the provisions of this Lease or by law.

C. Promptly following the Commencement Date, Landlord and Tenant shall execute and deliver a supplementary agreement (in the form annexed hereto as Exhibit “B”, and pertaining to the matters set forth therein) setting forth the dates of the Commencement Date, the Rent Commencement Date and the Expiration Date, but the failure to so execute or deliver said supplementary agreement shall not in any way reduce Tenant’s obligations or Landlord’s rights under this Lease.

Section 2.02

A. Provided that Landlord shall have substantially completed Tenant’s Work, and subject to Landlord’s obligation to complete any punch list items and to Landlord’s obligation to correct any latent defects in Tenant’s Work (with the cost to perform each such obligation being part of the Work Cost), Tenant agrees to accept possession of the Demised Premises in its “as is” and “where is” condition on the Commencement Date. Tenant acknowledges that, except for the Additional Bathroom (which Landlord agrees to install during the performance of Tenant’s Work), Landlord has, at Landlord’s expense, fully performed the work described in Exhibit “C”, which is annexed hereto and made a part hereof (“Landlord’s Work”). Landlord represents to Tenant that, except for the Additional Bathroom, Landlord’s Work has already been completed in compliance with all applicable Legal Requirements (including the Disabilities Act). The Additional Bathroom will also be completed by Landlord in compliance with all applicable Legal Requirements (including the Disabilities Act).

B. Promptly following the date that Landlord shall have received Approved Plans, Landlord shall commence the performance of, and thereafter perform with reasonable diligence, the work in and to the Demised Premises as described in the Work Letter (the “Work Letter”) attached hereto and made a part hereof as Exhibit “J”, using materials, standards and finishes of a quality, quantity, color and design provided for by, and otherwise in the manner and in accordance with the standards set forth in, the Work Letter (“Tenant’s Work”). The cost to perform Tenant’s Work shall be as set forth in the Work Letter. It shall be Tenant’s obligation, at Tenant’s own cost and expense (subject, however, to inclusion within Tenant’s Work Cost), to hire an expediter in connection with the performance of Tenant’s Work, who shall be responsible for the application to obtain, and the filing of, all governmental permits required to proceed with the performance of Tenant’s Work. Landlord shall cause Tenant’s Work to be completed in compliance with all applicable Legal Requirements (including the Disabilities Act). All materials, work, labor, fixtures and installations required for completion of the Demised Premises and the operation of Tenant’s business thereat, other than Tenant’s Work, shall (subject to the provisions of Article 5 below) be promptly furnished and performed by Tenant, at Tenant’s own cost and expense.

C. Landlord and Tenant acknowledge and agree that, in order to expedite the build-out of the Demised Premises in as efficient a manner as possible, Landlord and Tenant intend to perform portions of Landlord’s Work and Tenant’s Installations contemporaneously. Subject to the provisions of Subparagraph 5.02E below, Tenant shall have a reasonable right of access to the Demised Premises prior to the Commencement Date for the performance of Tenant’s Installations therein, and Tenant’s utilization of such access shall not deem be deemed to be Tenant’s acceptance of possession of the Demised Premises. Landlord and Tenant further acknowledge and agree that, in order to maximize such efficiency, Landlord and Tenant shall each use commercially reasonable efforts to cooperate with the other in the scheduling and performance of each party’s respective work. Notwithstanding the foregoing, in the event that, after using such efforts to cooperate with each other, any conflicts in the scheduling and/or performance of each party’s respective work shall remain, Landlord’s scheduling and performance of Tenant’s Work shall take precedence over Tenant’s scheduling and performance of Tenants Installations. Nothing in this Subsection 2.02C shall constitute, nor shall it be construed as, any diminution of the requirements and conditions set forth in Subsection 5.02E governing Tenant’s access to the Demised Premises prior to the Commencement Date.

D. As used herein, the term “substantially completed” shall mean, with respect to Tenant’s Work, the occurrence of Substantial Completion (as such term is defined in the Work Letter), other than any work that, under good construction practice, is dependent on the completion of Tenant’s Installations (or some portion thereof), except for minor details of construction, decoration and mechanical adjustments, if any, the non-completion of which does not interfere (except to a de minimis extent) with Tenant’s use of the Demised Premises for the ordinary conduct of Tenant’s business (collectively, “punch list items”), it being agreed that Landlord shall nevertheless complete the punch list items within ninety (90) days thereafter (subject to an extension of such time period, if necessary, by reason of Force Majeure), except if and to the extent such punch list items are dependent on completion of Tenant’s Installations, or some portion thereof, following the completion of Tenant’s Installations, as applicable. For the avoidance of doubt, in order for Tenant’s Work to be deemed substantially completed, all systems and equipment serving the Demised Premises shall be in working order (subject to punch list items).

Section 2.03 Except as hereinafter expressly provided, if Landlord shall be unable to give possession of the Demised Premises on any particular or estimated date by reason of the fact that the Demised Premises are not ready for occupancy, or for any other reason, then Landlord shall not be subjected to any liability for the failure to give possession on said date. Except as hereinafter expressly provided, no such failure to give possession on such specific date shall affect the validity of this Lease or the obligations of Tenant hereunder or be deemed to extend the Lease Term. It is Landlord’s intention to substantially complete Tenant’s Work on or before the 136th day (the “Penally Date”) following the date that the Approved Plans shall have been submitted to Landlord. If the substantial completion of Tenant’s Work shall be delayed as a result of Force Majeure or Tenant’s Delay, then the Penalty Date shall be deemed postponed one day for each day of such Force Majeure or Tenant’s Delay. If the delay in the substantial completion of Tenant’s Work shall not have been caused by Force Majeure or Tenant’s Delay, then Landlord shall not be subject to any liability for any delay in such substantial completion, but, as Tenant’s sole remedy in connection therewith (subject to the provisions of the immediately following sentences), the Rent Concession Period shall be extended one day for each day after the Penalty Date that Tenant’s Work is not substantially completed until the date that Tenant’s Work shall have been substantially completed. If Tenant’s Work shall not be substantially completed by on or before the 153rd day (the “Outside Date”) following the Penalty Date, and if the delay in the substantial completion of Tenant’s Work shall not have been caused by Force Majeure or Tenant’s Delay, then Landlord shall not be subject to any liability for any delay in such substantial completion, but, as Tenant’s sole remedy in connection therewith, Tenant shall be entitled to terminate this Lease, but only by notice (the “Termination Notice”) delivered to Landlord within five (5) days after the Outside Date, with such termination to be effective as of the thirtieth (30th) day after the delivery of the Termination Notice to Landlord (the “Termination Date”), subject, however, to the provisions of the immediately following sentence. In the event that Tenant delivers the Termination Notice to Landlord as aforesaid and substantial completion of Tenant’s Work has not occurred by the Termination Date, (i) this Lease shall be deemed canceled and terminated effective as of the Termination Date, (ii) Landlord shall return the Security Deposit and the pre-payment of Fixed Rent required pursuant to Section 3.01 below to Tenant within twenty (20) days after the Termination Date, and (iii) except as to Tenant’s obligations pursuant to Article 21 below, neither party shall have any further obligations to the other under this Lease. If, following the Penalty Date, the substantial completion of Tenant’s Work shall be delayed as a result of Force Majeure or Tenant’s Delay, then the Outside Date shall be deemed postponed one day for each day of such Force Majeure or Tenant’s Delay. If, at any point during the aforesaid time periods, substantial completion of Tenant’s Work shall be delayed by reason of any Tenant Delay or Force Majeure, substantial completion of Tenant’s Work (and, therefore, the Commencement Date) shall be deemed to have occurred when Tenant’s Work would have been substantially completed but for such Tenant Delay and/or Force Majeure. For the avoidance of doubt, it is agreed that any Tenant’s Installation Delay shall be deemed to constitute a Tenant’s Delay. Solely for the purposes of this Section 2.03, the Additional Bathroom work shall be deemed to be part of Tenant’s Work.

Section 2.04 The parties hereto agree that this Article 2 constitutes an express provision as to the time at which Landlord shall deliver possession of the Demised Premises to Tenant, and, except as otherwise expressly set forth in Section 2.03 above, Tenant hereby waives any rights to rescind this Lease which Tenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York, or pursuant to any other law of like import now or hereafter in force.

ARTICLE 3

RENT

Section 3.01 Tenant covenants and agrees that, during the entire Lease Term, Tenant shall pay to Landlord the Fixed Rent at the annual rate set forth in Section 1.01, in equal monthly installments, in advance, on the first day of each calendar month during the Lease Term, at the office of Landlord or such other place as Landlord may designate, without any abatement, reduction, setoff, counterclaim, defense or deduction whatsoever; it being agreed, however, that Landlord hereby excuses Tenant’s obligation to pay any Fixed Rent for the period (the “Rent Concession Period”) beginning on the Commencement Date and continuing through and including December 31, 2014; subject, however, to any extension of the Rent Concession Period pursuant to the provisions of Section 2.03 above. The date that immediately follows the expiration of the Rent Concession Period is sometimes referred to in this Lease as the “Rent Commencement Date”. Upon the execution of this Lease, Tenant shall pay to Landlord the installment of Fixed Rent due hereunder for first full calendar month of the Lease Term following the Rent Commencement Date. In the event that Tenant’s obligation to pay Fixed Rent shall commence on a date that shall be other than the first day of a calendar month, the same shall be prorated at the rental rate applicable during the first year of the Lease Term, and shall be paid by Tenant to Landlord together with the first full monthly installment of Fixed Rent as shall become due hereunder.

Section 3.02 All costs, charges, expenses and payments (including the payments required to be made by Tenant pursuant to Article 19 below) which Tenant assumes, agrees or shall be obligated to pay to Landlord or others pursuant to this Lease (other than Fixed Rent) shall be deemed additional rent, and, in the event that Tenant shall fail to timely pay the same, Landlord shall have all of the rights and remedies with respect thereto as are provided for herein or by applicable law in the case of non-payment of rent.

Section 3.03 Tenant covenants to pay the Fixed Rent and additional rent as in this Lease provided, when due and without notice or demand, in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. If any installment of Fixed Rent or any additional rent shall not be paid within five (5) Business Days after such installment of Fixed Rent or additional rent shall have first become due, Tenant shall also pay to Landlord (i) an administrative late charge equal to one (1%) percent of such installment of Fixed Rent or additional rent, and (ii) interest thereon from the due date until such installment of Fixed Rent or additional rent is fully paid at the “Interest Rate” (defined in Article 16 below). Such administrative late charge and interest charge shall be due and payable as additional rent with the next monthly installment of Fixed Rent. Upon default in payment by Tenant of any of the aforementioned charges, Landlord shall have all the rights and remedies provided for upon default of the Fixed Rent. The foregoing obligations on the part of the Tenant shall not preclude the simultaneous or subsequent exercise by Landlord of any and all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Rent or additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or additional rent (unless Landlord, in Landlord’s sole and absolute discretion, shall otherwise and in writing so elect), nor shall any endorsement or statement on any check or in any letter accompanying any check or payment, as Fixed Rent or additional rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent and additional rent or pursue any other remedy provided in this Lease, at law or in equity.

Section 3.04 If all or any part of the Fixed Rent or additional rent shall at any time become uncollectible, reduced or required to be refunded by virtue of any Legal Requirements (including rent control or stabilization laws), then for the period prescribed by said Legal Requirements, Tenant shall pay to Landlord the maximum amounts permitted pursuant to said Legal Requirements, and Tenant shall execute and deliver such agreement(s) and take such other steps as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rent which, from time to time during the continuance of such legal rent restriction, may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease). Upon the expiration or other legal termination of the applicable period of time during which such amounts shall be uncollectible, reduced or refunded: (a) the Fixed Rent and additional rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such expiration or termination, and (b) Tenant shall pay to Landlord as additional rent, within fifteen (15) days after demand, all uncollected, reduced or refunded amounts that would have been payable for the aforesaid period absent such Legal Requirements. The provisions of the immediately preceding sentence shall survive the expiration or sooner termination of this Lease.

Section 3.05 If Landlord shall direct Tenant to pay Fixed Rent or additional rent to a “lockbox” or other depository whereby checks issued in payment of Fixed Rent or additional rent (or both, as the case may be) are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay rent, or to make Tenant subject to any late fee or interest with respect thereto, if and for so long as Tenant shall timely pay the rent required pursuant to this Lease in the manner designated by Landlord.

Section 3.06 Notwithstanding anything to the contrary contained in this Article 3 (but subject to the last sentence of this Section 3.06), provided that Landlord shall give Tenant not less than ten (10) days notice thereof (which notice shall identify a domestic bank and contain appropriate wire instructions), Tenant shall pay all future monthly installments of Fixed Rent at the office of such domestic bank, by wire transfer of immediately available federal funds, to the account of Landlord. On not less than ten (10) days notice, Landlord may thereafter revise or revoke such direction to pay Fixed Rent by wire transfer. If Landlord shall direct Tenant to pay Fixed Rent by wire transfer, then Tenant shall not be in default of Tenant’s obligation to pay Fixed Rent if and for so long as Tenant shall timely comply with Landlord’s wire instructions in connection with such payments. Accordingly, if Tenant shall have timely complied with Landlord’s instructions pertaining to a wire transfer, but the funds shall thereafter have been misdirected or not accounted for properly by the recipient bank designated by Landlord, then the same shall not relieve Tenant’s obligation to make the payment so wired, but shall toll the due date for such payment until the wired funds shall have been located. However, for all other purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which such funds shall have actually been deposited in Landlord’s account at said bank, and (ii) Landlord shall be deemed to have accepted such payment if (and only it) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay rent, or to make Tenant subject to any late fee or interest with respect thereto, if and for so long as Tenant shall timely initiate such wire transfer of the rent required to be paid pursuant to this Lease to the account designated by Landlord. Notwithstanding anything to the contrary contained in this Section 3.06, payments made by Tenant through the ACH network (i.e., the Automated Clearing House network that is under the supervision of the National Automated Clearing House Association or any successor thereto) shall be deemed to be the equivalent of a wire transfer of immediately available federal funds.

ARTICLE 4

USE

Section 4.01 Tenant shall use and occupy the Demised Premises for the Authorized Use, and for no other purpose.

Section 4.02 Without in any way limiting the restrictions on use contained in Section 4.01, Tenant specifically agrees that (a) Tenant shall not permit any part of the Demised Premises to be used for retail banking or lending purposes of any kind; or for a safe deposit business or the sale of travelers checks and/or foreign exchange; or as a kitchen, restaurant or cafeteria (except that Tenant shall be permitted to use a portion of the Demised Premises as an expanded eating area and cafeteria with a kitchen, provided that no open flame cooking shall be allowed and that no venting shall be required); or for manufacturing, storage, shipping or receiving; or for retail securities brokerage purposes; or for any retail sales or as a store; or for the sale of any food or beverage; or as a news and cigar stand (or anything similar thereto); or for any sale of merchandise with delivery at or from the Demised Premises (except as to items in the gallery permitted in the Demised Premises as an ancillary use to the Authorized Use pursuant to Section 31.19 below); or for the production of samples or workroom; or for any purpose other than the Authorized Use, and (b) Tenant shall not use or operate the Demised Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s sustainability practices or the gold level certification of the Building expected by Landlord to be issued pursuant to the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system, provided that the imposition of the foregoing requirement upon Tenant does not exceed the requirements imposed upon tenants of other comparably certified LEED buildings in Manhattan; it being agreed, however, that, if and for so long as the same shall not adversely impact the LEED certification for the Building, the foregoing requirement shall not obligate Tenant to either conduct Tenant’s business operations in the Demised Premises or perform Alterations therein in accordance with LEED. Furthermore, in the event that any Alteration or modification to the Demised Premises shall be required after the Commencement Date by reason of any LEED requirements, the cost thereof shall be amortized in accordance with GAAP, and Tenant shall only be responsible for the amortized portion thereof attributable to the then balance of the Lease Term. In addition, the Demised Premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States, or any foreign government, or any political subdivision of any of them, or (ii) any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended).

Section 4.03

A. The Building is intended to be certified under the LEED rating system and/or operated pursuant to Landlord’s sustainable building practices. Landlord’s sustainability practices address whole-building operations and maintenance issues, including: chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality and lighting performance standards. Tenant shall use commercially reasonable efforts to utilize high recycled content in selecting Tenant’s architectural finishes, such as carpeting, paint, woodwork, ceiling tile and stone. Tenant shall also follow the HVAC design intent that Landlord has established to ensure that a gold LEED certification for the Building is maintained. Tenant agrees to reasonably consider utilizing “daylight” sensors and dimmers as required by LEED, but Tenant reserves a right not to use “daylight” sensors if the cost of doing so is prohibitive, in which case, in lieu thereof, Tenant shall use and occupancy sensors only as required by applicable Legal Requirements; provided, however, that if, at any time in the future, Legal Requirements shall mandate the use of “daylight” sensors, then Tenant shall utilize “daylight” sensors, regardless of the cost to do so.

B. Tenant shall use proven energy and carbon reduction measures, including: (i) energy efficient bulbs in task lighting; (ii) use of lighting controls; daylighting measures to avoid overlighting interior spaces (as provided above); (iii) closing shades on the south side of the building as necessary to avoid overheating the space; turning off lights and equipment at the end of the work day (if possible and to the extent that the same shall not continue to be in use after the work day); (iv) purchasing ENERGY STAR® qualified equipment, including lighting, office equipment, commercial quality kitchen equipment, vending and ice machines (except if and to the extent that the failure to do so shall not adversely impact the LEED certification for the Building on the date of purchase of such item); and (v) purchasing products certified by the U.S. EPA’s Water Sense® program (except if and to the extent that the failure to do so shall not adversely impact the LEED certification for the Building on the date of purchase of such item).

C. Tenant covenants and agrees: (i) at Tenant’s own cost and expense, to comply with all present and future Legal Requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (ii) at Tenant’s own cost and expense, to comply with Landlord’s recycling policy as part of Landlord’s sustainability practices where it may be more stringent than applicable Legal Requirements; (iii) at Tenant’s own cost and expense, to sort and separate Tenant’s trash and recycling into such categories as are provided by Legal Requirements or Landlord’s sustainability practices; (iv) at Tenant’s own cost and expense, to place each separately sorted category of trash and recycling in separate receptacles as directed by Landlord, in Landlord’s sole and absolute discretion, from time to time; (v) that Landlord reserves the right to refuse, in Landlord’s sole and absolute discretion, to collect or accept from Tenant any trash or waste that is not separated and sorted as required by Legal Requirements, and to require Tenant to arrange for the collection thereof at Tenant’s own cost and expense, utilizing a contractor satisfactory to Landlord; and (vi) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 4.03. Notwithstanding anything to the contrary contained in this Subsection 4.03C (including clause (vi) in the immediately preceding sentence), Landlord agrees not to impose any obligations on Tenant as part of Landlord’s sustainability practices that are in excess of obligations imposed on tenants generally in comparable LEED certified buildings.

Section 4.04 Tenant expressly acknowledges that irreparable injury will result to Landlord in the event of a breach of any of the covenants made by Tenant in this Article 4, and it is agreed that, in the event of such breach, Landlord shall be entitled, in addition to any other remedies available, to an injunction to restrain the violation thereof.

ARTICLE 5

ALTERATIONS; LIENS; TENANT’S PROPERTY

Section 5.01

A. Except as expressly set forth in this Section 5.01, Tenant shall make no Alterations in or to the Demised Premises, including removal or installation of partitions, doors, electrical installations, plumbing installations, water coolers, heating, ventilating and air-conditioning or cooling systems, units or parts thereof or other apparatus of like or other nature, whether structural or non-structural, without Landlord’s prior written consent (which consent shall be subject to the standards set forth in Subsection 5.01C below) and then only by contractors or mechanics approved in writing by Landlord. Notwithstanding the foregoing, Tenant shall have the right, on not less than five (5) Business Days prior written notice to Landlord, but without being required to obtain Landlord’s consent, to perform Alterations in or to the Demised Premises that do not require the issuance of a building permit or any other governmental authorization and that are purely decorative in nature (e.g., painting and the installation or removal of carpeting, wall coverings or partitions; collectively, “Decorative Changes”), provided that such Decorative Changes are made entirely, and visible only, within the Demised Premises and do not cost in excess of $200,000, in the aggregate over a twelve month period, but Tenant shall nonetheless comply with all of the other requirements governing Alterations set forth in this Lease.

B. It shall be Tenant’s responsibility and obligation to ensure that all Alterations: (i) shall be made at Tenant’s own cost and expense (except that the costs and expenses for the performance of Tenant’s Work shall be borne as set forth in the Work Letter) and at such times and in such manner as Landlord may from time to time reasonably designate (including rules governing Alterations as Landlord may from time to time make as provided under the provisions of Article 26 below), (ii) shall comply with all Legal Requirements (including NYC Local Laws No. 5 of 1973, No. 16 of 1984 and No. 58 of 1988, each as amended from time to time, and all Legal Requirements then in effect relating to asbestos and to access for the handicapped or disabled) and all orders, rules and regulations of Insurance Boards, (iii) shall be made promptly and in a good and workmanlike manner using prime quality materials, (iv) shall not affect the appearance of the Building or be visible from the exterior of the Building, it being Landlord’s intention to keep the exterior appearance of the Building uniform (and, in pursuance thereof, Landlord shall have the right to approve the appearance of all such Alterations, including ceiling heights, blinds, lighting, signs and other decorations visible from the exterior of the Building). In order to ensure, maintain and control the quality and standards of materials and workmanship in and the effective security of the Building, including the Demised Premises, Tenant acknowledges that it is reasonable to require Tenant, and Tenant hereby covenants and agrees, to use only general contractors, construction managers and subcontractors (collectively, “Tenant’s Contractors”) first approved in writing by Landlord; provided, however, that any Alterations to the sprinkler, Class E, or other life/safety systems of the Building, or connections to the condenser water system of the Building, shall be performed only by such contractor(s) designated by Landlord, provided that the charges of such contractor(s) shall be reasonably competitive in the marketplace. Landlord expressly reserves the right to exclude from the Building any person attempting to perform any work or act as a Tenant’s Contractor without Landlord’s prior written consent, and (v) shall be performed in accordance with (1) Landlord’s sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Demised Premises, as the same may change from time to time, and (2) the alteration rules and regulations attached hereto and made a part hereof as Exhibit “I”. Except with respect to Tenant’s Work, Tenant further agrees (subject to the provisions of the immediately following sentence), at Tenant’s own cost and expense, to engage a qualified third party LEED or Green Globe Accredited Professional or similarly qualified professional, during the design phase through implementation of any Alterations, to review all plans, material procurement, demolition, construction and waste management procedures to ensure that they are in full conformance with Landlord’s sustainability practices, as aforesaid. Notwithstanding the foregoing, Tenant shall not be obligated to perform any Alterations in the Demised Premises in accordance with LEED requirements, or to obtain LEED certification for the same, except if and to the extent that the failure to do so shall adversely impact a gold LEED certification for the Building.

C. Landlord shall not unreasonably withhold consent to Alterations proposed by Tenant that are not Structural Alterations, provided that Tenant shall comply with the requirements of this Article 5. Landlord shall not arbitrarily withhold consent to Structural Alterations proposed by Tenant, provided that Tenant shall comply with the requirements of this Article 5. For the purposes of this Lease, the term “Structural Alterations” shall mean any Alterations involving or affecting: (i) the exterior, roof or foundation of the Building, (ii) any floor and/or ceiling slabs, the exterior walls of the Building (other than the interior surface of such exterior walls), any load bearing columns and any other supporting members or structural elements of the Building, (iii) any Building Systems outside of the Demised Premises, and any Building Systems serving any other tenants at the Building or any parts of the Building outside of the Demised Premises, (iv) any common areas of the Building, or (v) any exterior glass, exterior windows and window frames in the Demised Premises.

D. A list of currently approved contractors and major trade subcontractors is annexed hereto as Exhibit “G” and made a part hereof. The contractors and subcontractors identified on said list shall be deemed to be approved only for the performance of Tenant’s Work and Tenant’s Installations, and not for future Alterations. Notwithstanding the foregoing, Tenant shall have the right to select a contractor of Tenant’s own choosing for the performance of Tenant’s Installations involving data and communication wiring or installations in the Demised Premises. Following completion of Tenant’s Work and Tenant’s Installations, Landlord shall have the unfettered right to revise said list in any manner that Landlord deems appropriate; provided, however, that for the entire Lease Term, Landlord shall maintain a list (the “Approved Contractor List”) of not less than five (5) approved general contractors and three (3) subcontractors for each of the major trades, whose fees shall be reasonably competitive in the marketplace and who shall not be affiliated with Landlord. At Tenant’s request, Landlord shall furnish to Tenant a copy of the then current Approved Contractor List from time to time during the Lease Term.

E. Except as otherwise expressly provided herein, the provisions of this Article 5 shall apply to Tenant’s Work and Tenant’s Installations, as well as to all future Alterations.

Section 5.02

A. Prior to commencing the performance of any Alterations (other than Decorative Changes), Tenant shall furnish to Landlord:

(i) Plans and specifications (to be prepared by a licensed architect or engineer engaged by Tenant, at the cost and expense of Tenant, and which architect or engineer shall be subject to Landlord’s prior approval, not to be unreasonably withheld), in sufficient detail to be accepted for filing by the New York City Building Department (or any successor or other governmental agency serving a similar function), of such proposed Alterations, and Tenant shall not commence the performance thereof unless and until Landlord shall have given written consent to said plans and specifications (which consent shall not be unreasonably withheld in the case of non-structural Alterations, at which consent shall not be arbitrarily withheld in the case of Structural Alterations);

(ii) A certificate evidencing that Tenant (or Tenant’s Contractors) has (have) procured and paid for worker’s compensation insurance covering all persons employed in connection with the work who might assert claims for death or bodily injury against Overlandlord, Landlord, Tenant, the Land and/or the Building;

(iii) Such additional personal injury and property damage insurance (over and above the insurance required to be carried by Tenant pursuant to the provisions of Section 8.03 below), and builder’s risk, fire and other casualty insurance as Landlord may reasonably require in connection with the work to be done for Tenant;

(iv) If at the relevant point in time the Building shall be subject to an Underlying Lease or Mortgage, and the work to be undertaken is of such a nature that it requires the approval of the Overlandlord or any Mortgagee, then such approval shall be obtained at Tenant’s own cost and expense;

(v) If the work requires expenditures by Tenant in excess of an amount equal to three (3) monthly installments of the then prevailing Fixed Rent, a surety company performance bond in form and substance reasonably satisfactory to Landlord (procured at Tenant’s own cost and expense), issued by a surety company acceptable to Landlord, or other security satisfactory to Landlord, in an amount equal to at least 120% of the estimated cost of such Alterations, guaranteeing to Landlord and Overlandlord and any Mortgagee the completion thereof and payment therefor within a reasonable time, free and clear of all liens, encumbrances, chattel mortgages, security interests, conditional bills of sale and other charges, and in accordance with the plans and specifications approved by Landlord;

(vi) Such permits, authorizations or consents as may be required by the applicable Legal Requirements, all of which shall be obtained at Tenant’s cost and expense, provided, however, that (a) no plans, specifications or applications shall be filed by Tenant with any governmental authority without Tenant first obtaining Landlord’s written consent thereto, and (b) Landlord shall reasonably cooperate with Tenant in connection therewith, including the signing by Landlord of such permit and related applications customarily signed by building owners on behalf of their office tenants, but only if and to the extent that Landlord shall not incur any out-of-pocket expense or suffer any liability thereby; and

(vii) A written letter of authorization, in form satisfactory to Landlord, signed by all architects, engineers, surveyors, designers and contractors who become involved in such Alterations, which shall confirm that, at Landlord’s request, any and all of their respective drawings, plans and permits are to be removed or withdrawn from any filing with governmental authorities.

B. In the event that Landlord shall submit the plans and specifications referred to in clause (i) of Subsection 5.02A above to Landlord’s third-party (i.e., not in-house) architects and/or engineers for review, Tenant shall reimburse Landlord as additional rent for Landlord’s reasonable out-of-pocket expenses of such review within twenty (20) days after written notice to Tenant of the amount of such expenses.

C. Tenant shall keep accurate and complete cost records of all Alterations (other than Decorative Changes) performed by Tenant or by Persons Within Tenant’s Control, and shall furnish to Landlord true copies thereof and/or of all contracts entered into and work orders issued by Tenant in connection therewith within thirty (30) days following Landlord’s request therefor. Landlord’s review of, and/or any failure by Landlord to object to, any such contract or work order shall not: (i) be construed as an approval by Landlord of such contract or work order or the contents thereof, (ii) impose any liability on Landlord in connection therewith, or (iii) relieve Tenant of any obligation of Tenant with respect to such Alterations or the Demised Premises as otherwise set forth in this Lease.

D. Within sixty (60) days following completion of any Alteration (other than Decorative Changes) and at Tenant’s own expense: (i) Tenant shall deliver to Landlord (a) two full and complete sets of transparencies of “as-built” plans and specifications with respect to (x) all Structural Alterations performed by Tenant, and (y) with respect to non-Structural Alterations performed by Tenant if required by applicable Legal Requirements or otherwise prepared by Tenant, together with (b) an electronic copy of such plans and specifications prepared on an AutoCAD System (or such other system or medium as Landlord may designate) using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming convention as Landlord may reasonably designate) and CD-ROM computer media (or another format reasonably designated by Landlord) of such record drawings and specifications, translated into DXF format or another format reasonably designated by Landlord; or (ii) if Tenant shall not be obligated to deliver “as-built” plans and specifications described in clause (i) above pursuant to the provisions thereof, then Tenant shall deliver to Landlord plans and specifications stamped “final” by Tenant’s architect and marked to reflect field notes and incorporating all changes and revisions thereto.

E. Tenant shall be permitted to commence the performance of Tenant’s Installations prior to the date that Tenant’s Work shall have been substantially completed, subject, however, to the following conditions: (0 Tenant shall not perform any part of Tenant’s Installations if the performance thereof would result in any Tenant’s Installations Delay; and (ii) Tenant’s insurance obligations (with respect to the maintenance of liability insurance) and repair and indemnity obligations (solely as the same relate to the acts or omissions of Tenant or any Person Within Tenant’s Control) under this Lease shall begin (and thereafter remain in effect for the remainder of the Lease Term) on the date that Tenant or any Person Within Tenant’s Control shall have first entered upon the Demised Premises for the performance of any part of Tenant’s Installations. (For the avoidance of ambiguity, Tenant’s repair and indemnity obligations prior to the Commencement Date shall only arise if and to the extent that the relevant damage or liability is occasioned solely by the performance of Tenant’s Installations.) If, notwithstanding the restrictions set forth in clause (i) above, Tenant’s performance of any part of Tenant’s Installations does in any way result in Tenant’s Installations Delay, then, upon Tenant’s receipt of notice from Landlord as to the same, Tenant shall immediately stop any work or other activity that causes such Tenant’s Installations Delay. For the purposes hereof, “Tenant’s Installations Delay” shall be deemed to have occurred if any work or other activity being performed by Tenant or any Person Within Tenant’s Control as part of Tenant’s Installations delays the performance of any part of Tenant’s Work or other work that Landlord is required to perform in order to complete Tenant’s Work. If Tenant’s entry upon the Demised Premises prior to the date that Tenant’s Work is substantially completed shall be limited to activities in the nature of inspections, taking measurements and making plans, then the foregoing provisions of this Subsection 5.02E shall not be construed to apply to such entry.

Section 5.03

A. In no event shall any material or equipment be incorporated in or to the Demised Premises in connection with any Alteration that is subject to any lien, encumbrance, chattel mortgage, security interest, charge of any kind whatsoever, or is subject to any conditional sale or other similar or dissimilar title retention agreement.

B. Tenant shall not create or permit to be created any lien, encumbrance or charge (levied on account of any taxes or any mechanic’s, laborer’s or materialman’s lien, conditional sale, title retention agreement or otherwise) which might be or become a lien, encumbrance or charge upon the Land or Building or any part thereof or the income therefrom, and Tenant shall not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Land or Building or any part thereof might be impaired. Tenant shall take all commercially reasonable steps necessary under local laws to prevent the imposition of such a lien, encumbrance or charge on the Land or Building.

C. If any lien, encumbrance or charge referred to in this Section 5.03 shall at any time be filed against the Land or Building or any part thereof, then Tenant, within forty-five (45) days after the filing thereof and at Tenant’s own cost and expense, shall cause the same to be discharged of record (by payment or bonding), and

Tenant shall indemnify Landlord against and defend and hold Landlord harmless from all costs, expenses, liabilities, losses, fines and penalties, including reasonable attorneys’ fees and disbursements, resulting therefrom. If Tenant shall fail to cause such lien to be discharged within the aforesaid period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Interest Rate, shall constitute additional rent payable by Tenant under this Lease, which additional rent shall be paid by Tenant to Landlord on demand.

D. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of labor or materials for the specific improvement, alteration to or repair of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Land, Building, Demised Premises or any part thereof. Notice is hereby given (except with respect to Tenant’s Work) that Landlord shall not be liable for any work performed or to be performed at the Demised Premises for Tenant or any subtenant, or for any materials furnished or to be furnished at the Demised Premises for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or materials shall attach to or affect the estate or interest of Landlord in and to the Land, Building or Demised Premises. Landlord shall have the right to post and keep posted on the Demised Premises any notices that Landlord may be required to post for the protection of Landlord, the Land, Building and/or the Demised Premises from any lien.

E. Tenant shall have no power to do any act or make any contract that may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord or of any interest of Landlord in the Demised Premises.

Section 5.04 Tenant shall not at any time, either directly or indirectly, use any contractors or labor or materials in the Demised Premises if the use of such contractors or labor or materials would create any work stoppage, picketing, labor disruption or any other difficulty with other contractors or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof. Tenant shall immediately stop any work or other activity if Landlord shall notify Tenant that continuing such work or activity would violate the provisions of the immediately preceding sentence.

Section 5.05 Landlord shall not be liable for any failure or diminution of any Building Systems or services, or for any damage to Tenant’s property or the property of any other person, caused by Alterations made by Tenant or by Persons Within Tenant’s Control, notwithstanding Landlord’s consent thereto or to the plans and specifications therefor. Landlord’s consent to any such plans or specifications shall not be deemed a representation of any kind that the same conform to the applicable Legal Requirements. Tenant shall promptly correct any faulty or improper Alteration made by Tenant or by Persons Within Tenant’s Control, and shall repair any and all damage caused thereby. If Tenant shall fail to make such corrections and repairs within thirty (30) days after written notice from Landlord (unless such repairs cannot be reasonably completed within thirty (30) days, in which case Tenant shall be afforded the time necessary to complete such repairs, provided that Tenant commences any such repair within said thirty (30) day period and thereafter diligently prosecutes the same to completion), Landlord may make such corrections and repairs and charge Tenant for the cost thereof Such charge shall be deemed additional rent, and shall be paid by Tenant to Landlord within twenty (20) days after Landlord shall render a bill therefor to Tenant.

Section 5.06

A. All movable property, furniture, furnishings and trade fixtures furnished by or at the expense of Tenant, other than those affixed to the Demised Premises so that they cannot be removed without damage and other than those replacing an item theretofore furnished and paid for by Landlord or for which Tenant has received a credit or allowance, shall remain the property of Tenant, and may be removed by Tenant from time to time prior to the expiration of the Lease Term. Tenant shall notify Landlord in writing not less than sixty (60) days prior to the expiration of the Lease Term specifying any such items of property that Tenant does not wish to remove. If within thirty (30) days after the service of such notice Landlord shall request Tenant to remove any of said items, Tenant shall, at Tenant’s expense, remove said items prior to the expiration of the Lease Term. All other items of Tenant’s property shall be removed by Tenant, in an environmentally sustainable manner and in accordance with Landlord’s sustainability practices, on or before the expiration (or sooner termination) of the Lease Term. Notwithstanding the foregoing, Tenant shall not be obligated to incur any additional costs to remove Tenant’s property (i.e., over and above what Tenant would have incurred if Tenant were not effecting such removal in accordance with Landlord’s sustainability practices), except if and to the extent that the failure to do so shall adversely impact the LEED certification for the Building.

B. All Alterations made by either party, including all paneling, decorations, partitions, railings, mezzanine floors, galleries and the like, which are affixed to the Demised Premises, shall become the property of Landlord and shall be surrendered with the Demised Premises at the end of the Lease Term. Notwithstanding the foregoing, Landlord may elect to require Tenant, at Tenant’s expense, to remove any and all “Specialty Alterations” made by or at the behest of Tenant by giving written notice to Tenant at the time that Landlord shall have approved the performance of such Specialty Alteration either prior to, or within thirty (30) days after, the expiration of the Lease Term, subject to the following condition. If Landlord shall not, at the time that Landlord shall respond to Tenant’s request for consent to a proposed Specialty Alteration, advise Tenant that such

Alteration is a Specialty Alteration and that Landlord will require Tenant to remove such Specialty Alteration at the end of the Lease Term, then Landlord shall not have the right to require Tenant to remove such Specialty Alteration at the end of the Lease Term. For the purposes hereof, the term “Specialty Alterations” shall mean and include any Alteration that is not an ordinary office installation, as reasonably determined by Landlord. By way of example only, a kitchen (other than a pantry), cafeteria, private lavatory, raised floor, reinforced floor, vault, safe, internal stairway or slab cut would each be deemed to be a Specialty Alteration (it being understood and agreed that the foregoing is merely a list of non-exclusive examples of a Specialty Alteration, and does not constitute, nor shall it be construed as, Landlord’s consent to the installation thereof).

C. In any case where Tenant removes any property or Alterations in accordance with Subsections A and B above, or otherwise, Tenant shall immediately repair all damage caused by said removal and shall restore the Demised Premises to good order and condition at Tenant’s expense, and if Tenant fails to do so, Landlord may do so at Tenant’s cost and Tenant shall reimburse Landlord therefor upon demand. In addition, if Tenant shall remove any mechanical or other equipment within the Demised Premises containing chlorofluorocarbons, the removal of such equipment shall conform with all Legal Requirements and industry practices, and shall be performed by contractors and in accordance with procedures approved by Landlord.

D. Upon failure of Tenant to remove any property or Alterations in accordance with Subsections A and B above, or upon failure of Tenant to notify Landlord of any property it does not wish to remove from the Demised Premises in accordance with Subsection A above, then, as to such property, or upon termination of this Lease pursuant to Article 15 hereof, Landlord may, at Tenant’s expense: (1) remove all such property and Alterations which Landlord may require Tenant to remove pursuant to Subsections A and B above, (ii) cause the same to be placed in storage, and (iii) repair any damage caused by said removal and restore the Demised Premises to good order and condition. Tenant shall, upon demand and as additional rent, reimburse Landlord for all of the aforesaid expenses. In addition, any items of property or Alterations not removed by Tenant may, at the election of Landlord, be deemed to have been abandoned by Tenant, and Landlord may retain and dispose of some or all of said items without any liability to Tenant and without accounting to Tenant for the proceeds thereof.

E. The provisions of this Section 5.06 shall survive the expiration or sooner termination of the Lease Term, whereupon any and all monetary obligations of Tenant pursuant thereto shall be deemed damages recoverable by Landlord.

Section 5.07 If Tenant shall fail to comply with any provision of this Article 5, Landlord, in addition to any other remedy herein provided, may require Tenant to immediately cease all work being performed in the Building by or on behalf of Tenant, and Landlord may deny access to the Demised Premises to any person performing work or supplying materials in the Demised Premises.

Section 5.08 Provided that Tenant shall comply with all Legal Requirements pertaining thereto (and that such use is not prohibited by applicable Legal Requirements), Tenant shall have the right, on notice to Landlord and at Tenant’s own cost and expense, to utilize one of the Building’s existing egress (or fire) stairs, as designated by Landlord, (the “Fire Stair”), as Tenant’s internal passage stairs from the lobby of the Building to the Demised Premises. if Tenant shall exercise the foregoing right, then, notwithstanding that such Fire Stair is not (and shall not be deemed to be) part of the Demised Premises, all of Tenant’s indemnity, insurance and Repair obligations set forth elsewhere in this Lease shall be applicable to the Fire Stair, but Tenant shall have no obligation to effect any Repairs in the Fire Stair unless the necessity therefor shall arise by any act or omission of any Person Within Tenant’s Control. In addition, (i) access doors to the Fire Stair shall never be propped or blocked open, (ii) Tenant shall not store or place anything in the Fire Stair or otherwise impede ingress thereto or egress therefrom, (iii) Tenant shall not permit or suffer any Persons Within Tenant’s Control to use any portion of the Fire Stair other than for ingress and egress between the lobby of the Building and the Demised Premises, (iv) use of the Fire Stair shall not unreasonably disturb any other tenants or occupants of the Building, (v) Tenant shall, at Tenant’s own cost and expense, at Landlord’s election, (a) install automatic door closing devices reasonably satisfactory to Landlord on all doors between the Fire Stair and the Demised Premises, (b) tie such devices into the base Building fire-alarm and life-safety system, and (c) maintain the fire doors in good operable condition, free of dents and painted as reasonably necessary, and (vi) use of the Fire Stair shall be subject to applicable re-entry rules and regulations from time to time in effect. Tenant shall, at Tenant’s own cost and expense, install a key-card locking system approved by Landlord on all doors between the Fire Stair and the Demised Premises.

ARTICLE 6

REPAIRS AND MAINTENANCE

Section 6.01 Tenant shall take good care of the Demised Premises and the fixtures, glass, appurtenances and equipment therein (including (i) all improvements, installations and equipment furnished or installed by Landlord in the Demised Premises as part of Tenant’s Work (including improvements to, or portions of, Building Systems), and (ii) any sprinkler loop and distribution pipes and heads, any Heating Units, any supplemental air-conditioning systems, any heating, ventilation and air-conditioning piping, ducts and components of a distribution system exclusively serving the Demised Premises, and all bathroom fixtures in or appurtenant to the Demised Premises), and at Tenant’s own cost and expense shall make all Repairs as and when needed to preserve them in good working order and condition, whether or not such Repairs are ordinary or extraordinary, or foreseen or unforeseen at this time, and whether or not such Repairs pertain to improvements in the Demised Premises furnished or installed by Landlord, but excluding Repairs to the rough floor, the rough ceiling, exterior walls, exterior windows or load-bearing columns, unless required under the provisions of following sentence. All damage or injury to the Demised Premises, or to the Building or the Building Systems outside of the Demised Premises, or to improvements to, or portions of, Building Systems furnished or installed by Landlord, caused by or arising from any act or omission of Tenant, or of any Person Within Tenant’s Control, including those which are structural, extraordinary and unforeseen, shall be promptly repaired, restored or replaced by Tenant, at Tenant’s own cost and expense. All Repairs shall be in quality and class equal to or better than the original work or installations, and shall be performed in good and workmanlike manner, using prime quality materials.

Section 6.02

A. Subject to the provisions of Section 6.01 above and Article 9 below, Landlord shall make or cause to be made all Repairs, structural and otherwise, necessary to keep in good order and repair the exterior of the Building and the public portions of the Building, as well as the Building Systems serving the Demised Premises other than those Repairs required to be made by Tenant as provided in Section 6.01. Notwithstanding the foregoing, Landlord shall not have any obligation to perform any Repairs pursuant to the provisions of this Subsection 6.02A unless and until Tenant shall have first given notice to Landlord (or Landlord shall have obtained actual knowledge) of the need for such Repairs. Landlord, at Landlord’s own cost and expense, shall repair all defects in the construction of the Building (including Building Systems) or in Landlord’s Work. Landlord, at Tenant’s cost and expense, shall repair all defects in the construction of Tenant’s Work. Except as expressly set forth in Subsection 6.02B below, there shall be shall be no allowance to Tenant for a diminution of rental value or interruption of business, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any Repairs or Alterations in or to any portion of the Building or Building Systems or the Demised Premises. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations in the Demised Premises resulting from the performance by Landlord of such Repairs.

B. (i)    For the purposes of this Section 6.02, the term “Interruption” shall mean any instance (other than a fire or other casualty within the scope of Article 9 below) in which Tenant shall be unable to use the Demised Premises or a substantial portion thereof for the conduct of Tenant’s business operations therein solely by reason of (x) the failure of Landlord to perform any of Landlord’s obligations pursuant to Subsection 6.02A above, or (y) the interruption, curtailment or suspension of the Building services that Landlord is required to provide pursuant to Article 18 below, or (z) the performance by Landlord of repairs or improvements in or about the Demised Premises.

(ii) For the purposes of this Section 6.02, the term “Material Interruption” shall mean any instance in which an Interruption shall have occurred, and (x) Tenant shall have notified Landlord of such Interruption and Tenant’s inability to use the Demised Premises by reason thereof, (y) such Interruption and Tenant’s inability to use the Demised Premises shall continue for at least six (6) consecutive Business Days after delivery of such notice by Tenant to Landlord, and (z) such Interruption shall have been caused solely by the negligence or willful misconduct of Landlord or of Landlord’s agents.

(iii) If a Material Interruption shall occur, then, as Tenant’s sole remedy in connection with such Material Interruption (except as set forth in clause (v) of this Subsection 6.02B), and provided that such Material Interruption shall then be continuing, Tenant shall be entitled to an abatement of Fixed Rent for the period which shall begin on the seventh (7th) Business Day following Tenant’s delivery of notice to Landlord of such Material Interruption and Tenant’s inability to use the Demised Premises, and which shall end on the earlier of the day on which such Material Interruption shall cease or the day immediately prior to the day on which the Demised Premises shall be useable for the conduct of Tenant’s business therein.

(iv) If a substantial portion, but less than all, of the Demised Premises shall have been affected by a Material Interruption, then Tenant shall be entitled to an abatement of Fixed Rent on a pro rata basis, calculated by multiplying the amount of Fixed Rent otherwise then payable pursuant to this Lease by a fraction, the numerator of which shall be the portion of the Demised Premises that shall have been rendered unusable, and the denominator of which shall be the number of Rentable Square Feet in the Demised Premises. For the purposes hereof, a “substantial portion” of the Demised Premises shall mean not less than thirty-five (35%) percent of the Demised Premises.

(v) If a Material Interruption shall occur, Landlord shall use all commercially reasonable efforts (including, if necessary, the use of overtime or premium pay labor) to eliminate such Material Interruption.

Section 6.03 If any Insurance Boards or Legal Requirements shall require or recommend installation of fire extinguishers or of a “sprinkler system” or any other fire protection devices, or any changes, modifications, alterations or additions thereto for any reason, attributable to Tenant’s specific use or manner of use of the Demised Premises (including the use of a portion thereof as a gallery or sales area as permitted by the provisions of this Lease), and whether or not any such installation or equipment becomes necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler or fire extinguishing system in the fire insurance rate as fixed by Insurance Boards, or by any fire insurance company, then Tenant, at Tenant’s expense, shall promptly install the necessary sprinkler heads and piping within the Demised Premises and supply such changes, modifications, alterations, additions or other equipment. In the event that Landlord shall make any such installation (including sprinklers, stair pressurizers, water towers), or any such change, modification, alteration or additions outside of the Demised Premises (such as, without limitation, in the common area), Tenant shall reimburse Landlord, as additional rent, an amount equal to Tenant’s Operating Share of the cost thereof. Such reimbursement shall be made by Tenant within ten (10) days after written notice to Tenant of such amount. Tenant shall have no obligation to perform any of the work set forth in this Section 6.03, or to be responsible for the cost thereof, if and to the extent that the same shall be necessitated by any defects in the construction of the Building or the performance of Landlord’s Work.

Section 6.04 In any case where Tenant shall be required to make Repairs or perform any work pursuant to this Article and such Repairs or work shall affect the Building Systems, areas outside of the Demised Premises, any improvements, installations and equipment furnished or installed by Landlord in the Demised Premises (including improvements to, or portions of, Building Systems), any sprinkler loop and distribution pipes and heads, any Heating Units, any supplemental air-conditioning systems, any heating, ventilation and air-conditioning piping, ducts and components of a distribution system, and all bathrooms in or appurtenant to the Demised Premises, Landlord may, in Landlord’s discretion, elect to make such Repairs or to perform such work for and on behalf of Tenant, but at Tenant’s reasonable cost and expense. In such event, Tenant shall reimburse Landlord as additional rent for the cost of such Repairs and/or work within ten (10) days after Landlord shall furnish a statement to Tenant of the amount thereof.

Section 6.05 Tenant shall maintain the Demised Premises and the areas appurtenant thereto (including any permitted signs or cameras) in a clean and orderly condition that is consistent with the use and appearance of the Building. If Tenant shall fail to so maintain the Demised Premises or appurtenant areas to the reasonable satisfaction of Landlord, then, in addition to any other right or remedy that Landlord shall be entitled to exercise pursuant to other provisions of this Lease, Landlord shall have the right, on not less than ten (10) days notice to Tenant (except in the case of an emergency, in which case Landlord shall only be required to give Tenant such notice as shall be practical under the circumstances) and at Tenant’s cost and expense, to enter into the Demised Premises and such appurtenant areas for the express purpose of rectifying the condition thereof and restoring the Demised Premises and such appurtenant areas to the condition and appearance required hereunder.

Section 6.06 Notwithstanding any provision to the contrary contained herein (but subject to the provisions of this Section 6.06), all maintenance and repairs performed or made by Tenant must comply with Landlord’s sustainability practices, including any third-party rating system for the environmental compliance of the Building or the Demised Premises, as the same may change from time to time (except that Tenant shall not be required to so comply if and to the extent that the failure to do so shall not adversely impact the LEED certification for the Building). If and to the extent that the cost of any maintenance or repair obligations required in order to comply with LEED exceed the cost that would have been otherwise incurred by Tenant to effectuate such maintenance or repair, such excess cost shall be shared equally by Landlord and Tenant. Furthermore, if the required repair entails any Structural work, the cost of such repair shall be amortized in accordance with GAAP, and Tenant shall only be responsible for the amortized portion thereof attributable to the then balance of the Lease Term.

Section 6.07 If one or more supplemental air-conditioning systems shall be installed to serve the Demised Premises (whether by Tenant or as part of Tenant’s Work), Tenant shall (a) be responsible for all costs associated with the operation, repair, maintenance and replacement of all supplemental air-conditioning systems serving the Demised Premises (with any replacement being of a similar make and model), and (b) at all times maintain a service contract for the maintenance of such supplemental air-conditioning systems with a third party contractor approved by Landlord.

ARTICLE 7

COMPLIANCE WITH LAW

Section 7.01

A. Tenant shall not do, and shall not permit Persons Within Tenant’s Control to do, any act or thing in or upon the Demised Premises or the Building which will invalidate or be in conflict with the certificate of occupancy for the Demised Premises or the Building, or which will violate any Legal Requirements. Subject to Force Majeure, Landlord shall cause a certificate of occupancy for the Building that allows the Demised Premises to be utilized for the Authorized Use to remain in force throughout the entire Lease Term (it being agreed, however, that Landlord makes no representation or warranty to Tenant as to whether Tenant’s use of a portion of the Demised Premises for a gallery complies with applicable Legal Requirements, as further set forth in Section 31.19 below). Tenant shall, at Tenant’s cost and expense, comply with all Legal Requirements (including Local Laws No. 5 of 1973 and No. 16 of 1984, each as modified and supplemented from time to time under the Administrative Code as applicable to the Demised Premises, and all Legal Requirements relating to asbestos) which shall with respect to the Demised Premises or with respect to any abatement of nuisance (including the removal, containment, transportation and disposal of asbestos), impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with, the Demised Premises, Tenant’s occupancy, use or manner of use of the Demised Premises, or any installations therein, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Legal Requirements shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof. Notwithstanding the foregoing, Tenant shall not be obligated to perform any structural Alterations to the Demised Premises by reason thereof, if and to the extent that the necessity therefor shall result from the mere use and occupancy of the Demised Premises for office use. Landlord represents to Tenant that, as of the Commencement Date, there will be no asbestos or asbestos containing materials (as such term is defined by Legal Requirements) located within the Demised Premises, and Landlord agrees not to thereafter introduce the same into the Demised Premises. In addition, if and to the extent that the failure to so comply would adversely affect Tenant’s use and occupancy of the Demised Premises for the Authorized Use, Landlord shall comply with the current and future requirements of the Disabilities Act and all other Legal Requirements in connection with the Building (excluding the Demised Premises to the extent that the same are made Tenant’s responsibility pursuant to this Article 7), the Building Systems and the common and public areas, unless such compliance was necessitated by any act or omission of Tenant or of any Person Within Tenant’s Control.

B. Tenant shall be responsible for the cost of all present and future compliance with The Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. § 12101 et seq. and Local Law 58 of 1988, each as modified and supplemented from time to time, together with all regulations promulgated in connection therewith (herein collectively called the “Disabilities Act”), in respect of the Demised Premises, except that Tenant shall not hereby be made to be under any obligation to comply with the Disabilities Act if and to the extent that the same shall require Tenant to make any structural alterations within the Demised Premises (i.e., alterations to the slab, support columns and facade) or to make any modifications to Building Systems located within the Demised Premises, unless the necessity for such structural alteration or modification to Building Systems located within the Demised Premises arises from (i) Tenant’s manner of use of the Demised Premises for other than customary office uses, (ii) the manner of conduct of Tenant’s business, (iii) Tenant’s installations, equipment or other property therein or the operation thereof, (iv) any cause or condition created by or at the instance of Tenant (as distinguished from Tenant’s mere occupancy of the Demised Premises for office use), or (v) the breach of any of Tenant’s obligations under this Lease. In addition, Tenant shall be responsible for the cost of all present and future compliance with the Disabilities Act with respect to areas of the Land and Building outside the Demised Premises, but only if and to the extent that compliance with the requirements for such present and future compliance arises from (I) Tenant’s manner of use of the Demised Premises other than customary office uses, (II) the manner of conduct of Tenant’s business, (III) Tenant’s installations, equipment or other property therein or the operation thereof, (IV) any cause or condition created by or at the instance of Tenant (as distinguished from Tenant’s mere occupancy of the Demised Premises for office use), or (V) the breach of any of Tenant’s obligations under this Lease. Landlord represents to Tenant that Landlord’s Work with respect to the bathrooms in the Demised Premises includes the construction of the same in compliance with the Disabilities Act.

C. Tenant shall be responsible for the cost of all present and future compliance with all Legal Requirements imposed by the Occupational Safety and Health Administration relating to indoor air quality (the “OSHA Requirements”) affecting the Demised Premises, except that Tenant shall not hereby be made to be under any obligation to comply with the OSHA Requirements if and to the extent that the same shall require revisions to portions of the Building Systems located outside of the Demised Premises, unless the necessity for such compliance arises from (i) Tenant’s manner of use of the Demised Premises for other than customary office uses, (ii) the manner of conduct of Tenant’s business, (iii) Tenant’s installations, equipment or other property therein or the operation thereof, (iv) any cause or condition created by or at the instance of Tenant (as distinguished from Tenant’s mere occupancy of the Demised Premises for office use), or (v) the breach of any of Tenant’s obligations under this Lease.

D. Tenant shall not cause or permit any Hazardous Materials (hereinafter defined) to be used, stored, transported, released, handled, produced or installed in, on or from the Demised Premises or the Building. The term “Hazardous Materials”, as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material included in the definition of “hazardous substances”, “hazardous wastes”, “hazard materials”, “toxic substances”, “contaminants” or any other pollutant, or otherwise regulated by any federal, state or local environmental law, ordinance, rule or regulation, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing Acts, and/or pursuant to any other law or regulation of like import now or hereafter in force. In the event of a violation of any of the foregoing provisions of this Subsection 7.01D, Landlord may, without notice and without regard to any grace or cure period contained elsewhere in this Lease, take all remedial action deemed necessary by Landlord to correct such condition, and Tenant shall reimburse Landlord for the cost thereof, upon demand, as additional rent.

Section 7.02 If Tenant shall receive notice of any violation of any Legal Requirements applicable to the Demised Premises, Tenant shall give prompt notice thereof to Landlord.

Section 7.03 Tenant shall also be obligated to comply with any Legal Requirements requiring any structural Alteration of the Demised Premises, but only if such Alteration shall be required by reason of a condition which has been created by, or at the instance of, Tenant or Persons Within Tenant’s Control, or shall be attributable to the use or manner of use to which Tenant or Persons Within Tenant’s Control puts the Demised Premises, or shall be required by reason of a breach of any of Tenant’s covenants and agreements under this Lease.

Section 7.04 If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business and if the failure to secure such license or permit would, in any way, affect Landlord or the Building, then Tenant, at Tenant’s expense, shall promptly procure and thereafter maintain, submit for inspection by Landlord, and at all times comply with the terms and conditions of, each such license or permit.

Section 7.05 If an excavation shall be made upon the land adjacent to or under the Building, or shall be authorized or contemplated to be made, Tenant shall afford to the person causing or authorized to cause such excavation license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary or desirable to preserve the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

Section 7.06 Tenant shall not clean, or permit, suffer or allow to be cleaned, any windows in the Demised Premises from the outside in violation of Section 202 of the Labor Law or any other Legal Requirements.

ARTICLE 8

INSURANCE

Section 8.01 Landlord shall maintain during the Lease Term a policy or policies of insurance insuring the Building against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage on the Building for the full replacement cost value of the Building (excluding the replacement cost value of the foundation or footings of the Building). Landlord may elect to maintain such other or additional insurance coverage as may include protection against the risks of earthquake, flood damage and other hazards, a rental loss endorsement, one or more loss payee endorsements in favor of any Mortgagee or Overlandlords, and such other endorsements as Landlord shall reasonably determine to be appropriate or desirable. Tenant shall not do or permit to be done any act or thing in or upon the Demised Premises which will invalidate or be in conflict with the terms of the New York State standard form of fire insurance with extended coverage, or with rental, liability, boiler, sprinkler, water damage, war risk or other insurance policies (or endorsements) covering the Building and the fixtures and property therein (hereinafter referred to as the “Building Insurance”); and Tenant, at Tenant’s own expense, shall comply with all rules, orders, regulations and requirements of all Insurance Boards of which Tenant shall have received notice, and shall not do or permit anything to be done in or upon the Demised Premises or bring or keep anything therein or use the Demised Premises in a manner which increases the rate of premium for any of the Building Insurance or any property or equipment located therein over the rate in effect at the commencement of the Lease Term.

Section 8.02

A. If, by reason of the failure of Tenant to comply with any provision of this Lease, the rate of premium for the Building Insurance or other insurance on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than it otherwise would be, Tenant shall reimburse Landlord and/or such other tenants or subtenants in the Building for that part of the insurance premiums thereafter paid by Landlord or by the other tenants or subtenants in the Building which shall have been charged because of such failure by Tenant. Tenant shall make said reimbursement on the first day of the month following such payment by Landlord or such other tenants or subtenants.

B. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make-up” of any insurance rate for the Building or Demised Premises issued by any Insurance Board establishing insurance premium rates for the Building shall be prima facie evidence of the facts therein stated and of the several items and charges in the insurance premium rates then applicable to the Building.

Section 8.03

A. Tenant shall, at Tenant’s own cost and expense, obtain, maintain and keep in force during the entire Lease Term, for the benefit of Landlord, the managing agent for the Building, Overlandlord and Tenant, the following insurance coverages: (i) commercial general liability insurance (including premises operation, bodily injury, personal injury, death, independent contractors’ liability, owner’s protective liability, products and completed operations liability, broad form contractual liability and broad form property damage coverages) in a combined single limit amount of not less than $10,000,000.00, against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any person or entity, arising from or relating to the conduct and operation of Tenant’s business in, on or about the Demised Premises (which shall include Tenant’s signs, if any), or arising from or related to any act or omission of Tenant or of Persons Within Tenant’s Control; (ii) during the course of construction of any Tenant’s Alterations and until completion thereof, Builder’s Risk insurance on an “all risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering the interests of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated into the Building and all materials and equipment located in or about the Demised Premises; (iii) Workers’ Compensation insurance, as required by law; and (iv) if Tenant shall install or maintain one or more boilers or other pressure vessels to serve the Demised Premises or Tenant’s operations thereat, Tenant shall, at Tenant’s own cost and expense, obtain, maintain and keep in force, for the benefit of Landlord, Overlandlord and Tenant, appropriate insurance coverage thereof in an amount not less than $5,000,000.00 (it being understood and agreed, however, that the foregoing shall not be deemed a consent by Landlord to the installation and/or maintenance of any boilers or other pressure vessels in the Demised Premises, which installation and/or maintenance shall at all times be subject to the prior written consent of Landlord). Any insurance required to be carried by Tenant pursuant to the provisions of this Lease may be written as either a primary or umbrella policy (or both) and may be carried under a blanket policy or policies covering the Demised Premises and other locations of Tenant, provided that each such policy shall in all respects comply with the provisions of this Article 8 and shall set forth the specific dollar amount of the coverage of such policy that is applicable solely to the Demised Premises, and such dollar amount shall not be less than the amount required pursuant to this Section 8.03. All such insurance shall contain only such “deductibles” or “retentions” as Landlord shall reasonably approve. In addition, prior to any entry upon the Demised Premises by Tenant or by any Person Within Tenant’s Control, Tenant shalt deliver or cause to be delivered to Landlord certificates evidencing that all insurance required hereunder is in full force and effect. Whenever, in Landlord’s reasonable judgment, good business practice and changing conditions indicate a need for additional or different types of insurance coverage, and if similarly situated tenants of comparable buildings shall typically carry such insurance coverage, Tenant shall, upon Landlord’s request, promptly obtain such insurance coverage, at Tenant’s expense.

B. Tenant shall, at Tenant’s own cost and expense, obtain, maintain and keep in force during the entire Lease Term, insurance that shall protect and indemnify Landlord, the managing agent of the Building, Tenant and Overlandlord against any and all damage to or loss of Tenant’s Alterations, equipment, furnishings, furniture, fixtures and contents in the Demised Premises or the Building (including (i) all improvements, installations and equipment furnished or installed by Landlord in the Demised Premises as part of Tenant’s Work (including improvements to, or portions of, Building Systems), and (ii) any sprinkler loop and distribution pipes and heads, any Heating Units, any supplemental air-conditioning systems, any heating, ventilation and air-conditioning piping, ducts and components of a distribution system exclusively serving the Demised Premises, and all bathroom fixtures in or appurtenant to the Demised Premises), and all claims and liabilities relating thereto. Such insurance shall be written on an “all risk” of physical loss or damage basis, for the full replacement cost value (new, without deduction for depreciation of the covered items) and in amounts that satisfy any co-insurance clauses of the policies of insurance, and shall include a vandalism and malicious mischief endorsement, with sprinkler leakage coverage.

C. Landlord, the managing agent for the Building and Overlandlord shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against. All said policies of insurance shall be: (i) written on an “occurrence” basis, (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Landlord, the managing agent for the Building, or Overlandlord may carry, (iii) written in form and substance reasonably satisfactory to Landlord, and (iv) issued by insurance companies then rated not less than A:X in Best’s insurance reports, and which are licensed to do business in the State of New York. Tenant shall, prior to the Commencement Date, deliver to Landlord copies of all such policies of insurance, or (x) in the case of the insurance required pursuant to Subsection 8.03A above, certificates thereof, or (y) in the case of the insurance required pursuant to Subsection 8.03B above, an ACORD Form 27 (i.e., “Evidence of Property Insurance Form”) or, in Landlord’s discretion, such other form or certificate as shall be acceptable to Landlord (but, in any case, including a copy of the waiver of subrogation endorsement required to be carried by Tenant pursuant to this Lease), together with evidence of payment of premiums thereon. Thereafter, Tenant shall furnish to Landlord, at least ten (10) days prior to the expiration of any such policies and any renewal thereof, a new policy or certificate or form (as applicable) in lieu thereof, with evidence of the payment of premiums thereon. Each of said policies (and certificate or form, if applicable) shall also contain a provision whereby the insurer agrees not to cancel, diminish or materially modify said insurance policy(ies) without having given Landlord and Overlandlord at least thirty (30) days prior written notice thereof, by certified mail, return receipt requested.

D. Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any payment when due or carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon at the Interest Rate, shall be repaid to Landlord by Tenant within ten (10) days following demand therefor, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release the default of Tenant with respect thereto.

E. Notwithstanding and without regard to the limits of insurance specified in this Section 8.03, Tenant agrees to defend, protect, indemnify and hold harmless Landlord and Overlandlord, and the agents, partners, shareholders, directors, officers and employees of Landlord and Overlandlord, from and against all claims, damage, loss, liability, cost and expense (including engineer’s, architects’ and reasonable attorneys’ fees and disbursements) resulting from any of the risks referred to in this Section 8.03. The foregoing obligation of Tenant shall be and remain in full force and effect whether or not Tenant has placed and maintained the insurance specified in this Section 8.03, and whether or not proceeds from such insurance (such insurance having been placed and maintained) actually are collectible from one or more of the aforesaid insurance companies; provided, however, that Tenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered by Landlord from one or more of said insurance companies by reason of injury, damage or loss sustained on the Demised Premises. If any action or proceeding shall be brought against Landlord or any of the other indemnified parties in connection with any matter which is the subject of the foregoing indemnity, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding at Tenant’s expense by counsel reasonably satisfactory to Landlord, without any disclaimer of liability in connection therewith.

Section 8.04

A. Landlord shall cause each policy carried by Landlord insuring the Building against loss, damage, or destruction by fire or other casualty, and Tenant shall cause each insurance policy carried by Tenant and insuring the Demised Premises and Tenant’s Alterations, leasehold improvements, equipment, furnishings, fixtures and contents against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by any such policy. Neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its policies, provided that such waiver was obtainable at the time of such loss or damage. However, if such waiver cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall notify the other party of such fact, and such other party shall have a period of ten (10) days after the giving of such notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of Tenant’s rentable area to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 8.04 shall be null and void (with respect to both Landlord and Tenant) as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 8.04, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other’s insurer are exhausted and the other party shall be unable to collect such insurance proceeds.

B. The waiver of subrogation referred to in Subsection 8.04A above shall extend to the agents and employees of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless such party shall pay such charge). Nothing contained in this Section 8.04 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild.

Section 8.05 In the event of any permitted sublease or occupancy (by a person other than Tenant) of all or a portion of the Demised Premises, all of the covenants and obligations on the part of Tenant set forth in this Article 8 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord.

ARTICLE 9

FIRE OR CASUALTY

Section 9.01 if the Demised Premises or any part thereof shall be damaged or rendered inaccessible by fire or other insured casualty occurring in the Building and Tenant shall give prompt written notice thereof to Landlord, then Landlord shall, subject to the provisions of Sections 9.02 and 9.03, proceed with reasonable diligence to repair or cause to be repaired such damage at Landlord’s expense if and to the extent that such repair is fully paid for with the net proceeds of insurance, if any, recovered with respect to the damage or untenantability, but in no event greater than the scope of Landlord’s construction of the Demised Premises upon the completion of Landlord’s Work (without, however, including Tenant’s Work). if the Demised Premises, or any material part thereof (i.e., at least 35% of the Demised Premises), shall be rendered untenantable or inaccessible by reason of such damage (including portions of the Demised Premises that shall be inaccessible because of damage elsewhere in the Demised Premises or the Building), then the Fixed Rent and Recurring Additional Rent hereunder, or an amount thereof apportioned according to the area of the Demised Premises so rendered untenantable (if less than the entire Demised Premises shall be so rendered untenantable), shall be abated for the period from the date of such damage to the date when the damage shall have been repaired as aforesaid. if Landlord, Overlandlord or any Mortgagee (as applicable) shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage because of some action or inaction on the part of Tenant or of Persons Within Tenant’s Control, then the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of Fixed Rent and Recurring Additional Rent. Tenant covenants and agrees to cooperate with Landlord, Overlandlord and any Mortgagee in their efforts to collect insurance proceeds (including rent insurance proceeds) payable to such parties. Landlord shall not be liable for any delay which may arise by reason of adjustment of insurance on the part of Landlord and/or Tenant, or any cause beyond the control of Landlord or contractors employed by Landlord.

Section 9.02 Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof. Tenant understands that Landlord, in reliance upon the provisions set forth in Section 8.03 above, may elect not to carry insurance on some or any of Tenant’s furnishings, furniture, contents, fixtures, equipment, Alterations and leasehold improvements (including (i) all improvements, installations and equipment furnished or installed by Landlord in the Demised Premises as part of Tenant’s Work (including improvements to, or portions of, Building Systems), and (ii) any sprinkler loop and distribution pipes and heads, any Heating Units, any supplemental air-conditioning systems, any heating, ventilation and air-conditioning piping, ducts and components of a distribution system exclusively serving the Demised Premises, and all bathroom fixtures in or appurtenant to the Demised Premises), and that, regardless of whether Landlord does carry such insurance, Landlord shall not be obligated to repair any damage thereto or replace the same.

Section 9.03 Notwithstanding anything to the contrary contained in Sections 9.01 and 9.02 above, in the event that:

(i) the Building shall be damaged by fire or other casualty to the extent that substantial alteration or reconstruction of the Building shall, in Landlord’s sole and unfettered opinion, be required (whether or not the Demised Premises shall have been damaged by such fire or other casualty and without regard to the structural integrity of the Building), and provided that, if the Demised Premises shall not have been damaged, Landlord shall terminate all other leases for space in the Office Space, or

(ii) at least fifty (50%) percent of the Office Space is totally or substantially damaged or is rendered wholly or substantially untenantable, and provided that, if the Demised Premises shall not have been damaged, Landlord shall terminate all other leases for space in the Office Space, or

(iii) there is any damage to the Demised Premises within the last two (2) years of the Lease Term, and the cost of repair exceeds an amount equal to three (3) monthly installments of Fixed Rent,

then Landlord may, in Landlord’s sole and absolute discretion, terminate this Lease and the term and estate hereby granted, by notifying Tenant in writing of such termination within ninety (90) days after the date of such damage. In the event that such a notice of termination shall be given, then this Lease and the term and estate hereby granted shall expire as of the date of termination stated in said notice with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and Recurring Additional Rent hereunder shall be apportioned as of such date. In the event that Landlord shall have terminated this Lease in accordance with the provisions of this Section 9.03, Tenant shall be entitled to retain all amounts recovered by Tenant from insurance maintained by Tenant.

Section 9.04

A. If Landlord shall be obligated or otherwise elects to repair the Demised Premises and/or the access thereto pursuant to the provisions of Section 9.01 above and if Landlord shall not substantially complete said repair within twelve (12) months following the date of such fire or other casualty (subject to extension for the period of any delays resulting from causes beyond the reasonable control of Landlord), Tenant shall have the right to terminate this Lease, but only by notice delivered to Landlord not more than ten (10) days after the expiration of such twelve (12) month period, as the same may be extended. If applicable, Landlord shall notify Tenant of any extension of the twelve (12) month period within five (5) days following the end of such twelve (12) month period.

B. If more than twenty-five (25%) percent of the Demised Premises shall be damaged by fire or other casualty during the last year of the Lease Term, and if Landlord shall not have terminated this Lease pursuant to Section 9.03 above, then Landlord shall notify Tenant of the estimated time to repair the Demised Premises and/or the access thereto (which estimate shall be prepared by a reputable independent contractor hired by Landlord). If such estimated time to repair shall exceed three (3) months, then Tenant may terminate this Lease and the term and estate hereby granted, by notifying Landlord in writing of such termination within ten (10) days after delivery to Tenant of such estimate.

C. As a condition precedent to any termination pursuant to this Section 9.04, Tenant shall make available (or pay over) to Landlord the proceeds of insurance carried by Tenant pursuant to Subsection 8.03B above with respect to such fire or other casualty, except for those proceeds allocated to Tenant’s furnishings, fixtures and equipment. In the event that such a notice of termination shall be given by Tenant, then this Lease and the term and estate hereby granted shall expire as of the date that said notice shall be received by Landlord with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and Recurring Additional Rent hereunder shall be apportioned as of such date.

Section 9.05 Except as may be provided in Section 8.04, nothing herein contained shall relieve Tenant from any liability to Landlord or to Landlord’s insurers in connection with any damage to the Demised Premises or the Building by fire or other casualty arising from the negligence or willful misconduct of Tenant.

Section 9.06 Tenant shall throughout the Lease Term provide fire wardens and searchers as required under NYC Local Law No. 5 of 1973, as heretofore and/or hereafter amended.

Section 9.07 Tenant shall give Landlord notice of the occurrence of any fire, casualty or other accident in the Demised Premises promptly after Tenant becomes aware thereof. The failure by Tenant to provide such notice shall not be deemed to relieve Landlord of Landlord’s obligation to restore and repair as provided in this Article 9, but in no event shall Landlord be deemed to be under any obligation to do so until Landlord has actual knowledge of the damage to the Demised Premises or the Building.

Section 9.08 This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York (providing for such a contingency in the absence of express agreement), and any other law of like import now or hereafter in force, shall have no application in such case.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

Section 10.01

A. As a material inducement to Landlord to enter into this Lease, Tenant covenants and agrees, for Tenant and Tenant’s heirs, distributees, executors, administrators, legal representatives, successors and assigns, that neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, will be assigned, or advertised for assignment, mortgaged, pledged, encumbered or otherwise transferred, by operation of law or otherwise, and that neither the Demised Premises, nor any part thereof, will be sublet or advertised for subletting or occupied by anyone other than Tenant, or for any purpose other than as hereinbefore set forth, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or conditioned in accordance with the terms of this Article 10) in every case.

B. The direct or indirect transfer of fifty (50%) percent or more (aggregating all multiple and/or prior transfers) of: (1) the shares of a corporate tenant, or (ii) the shares of any corporation of which Tenant is an immediate or remote subsidiary, or (iii) the beneficial or legal interests of a tenant that is a business entity other than a corporation, in each case including transfers by operation of law, and including a related or unrelated series of transactions, shall be deemed an assignment of this Lease for the purposes of this Article 10. For the purposes hereof, “shares” of a corporate tenant or other corporation shall be deemed to include: (x) the issued and outstanding shares of any class of the voting stock of a corporation, and/or (y) the issued and outstanding shares of any class of convertible non-voting stock, debentures or securities of a corporation. Issuance of new corporate shares of a corporation or partnership interests by a partnership, and/or the issuance of a new class of voting stock or convertible non-voting stock or debentures or securities of a corporation which results in a transfer of control of that corporation, or the execution of an agreement affecting the power to vote fifty (50%) percent or more of the issued and outstanding shares of any class of stock or securities of a corporation, shall each be deemed to be a “transfer” for the purposes hereof. In order to implement the foregoing provisions (but subject to the provisions of Subsection 10.02C below), if Tenant shall be a corporation or any other business entity, then, within ten (10) days following Landlord’s written request therefor, Tenant shall furnish to Landlord a statement verified by a principal officer, partner or member of Tenant stating whether or not there has been a direct or indirect transfer of ownership of the shares, or other beneficial or legal interests of Tenant that would constitute an assignment under this Article 10.

Section 10.02

A. Tenant may sublet all or part of the Demised Premises, or assign Tenant’s entire interest in this Lease and the leasehold estate hereby created, to a corporation or other business entity that controls, is controlled by or is under common control with, Tenant (herein referred to as a “Related Entity”), provided that (i) Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) with respect to any of Tenant’s obligations under this Lease, (ii) not less than twenty (20) days prior to such subletting or assignment, Tenant shall furnish Landlord with the name of such Related Entity, together with a certification of Tenant, and such other proof as Landlord may reasonably request, that such subtenant or assignee is a Related Entity of Tenant, (iii) in the reasonable judgment of Landlord, the proposed subtenant or assignee is of a character which is in keeping with the standards of Landlord for the Building, and (iv) for the entire term of such sublease or assignment, the subtenant or assignee thereunder shall continue to be a Related Entity. (If, at any time thereafter, said subtenant or assignee shall cease to be a Related Entity, then the continued use and occupancy of the Demised Premises, or any portion thereof, by said subtenant or assignee shall be subject to all of Landlord’s rights set forth in this Article 10 with respect to a proposed subtenant or assignee who is subject to the provisions of Sections 10.03, 10.04 and 10.07 below (including Landlord’s right to exercise the Recapture Option and be paid Profit), and Tenant shall comply with all of the provisions set forth in this Article 10 with respect to a proposed subletting or assignment.) In connection with the information to be provided to Landlord pursuant to this Subsection 10.02A, Tenant shall, upon demand therefor by Landlord (which demand shall not be made more often than once per calendar year, absent extenuating circumstances), deliver to Landlord corporate records or other similar evidence reasonably satisfactory to Landlord establishing that such subtenant or assignee remains a Related Entity of Tenant. In the case of a subletting, such subletting shall not he deemed to vest in any such Related Entity any right or interest in this Lease or a direct grant by Landlord of any right to occupy the Demised Premises, nor shall it relieve, release, impair or discharge any of Tenant’s obligations under this Lease (including the obligation not to allow the Demised Premises to be used for any use or purpose other than the Authorized Use). In the case of an assignment, the assignor tenant shall not be relieved or released from the performance of any of Tenant’s obligations under this Lease, nor shall such assignment be construed to impair or discharge any of said obligations. For the purposes of this Article 10, the term “control” shall be deemed to mean ownership of more than fifty (50%) percent of all of the voting stock of such corporation, or more than fifty (50%) percent of all of the legal and equitable interest in any other business entity.

B. Upon written notice to Landlord prior to the effective date of any such transaction, but nevertheless subject to Tenant’s compliance with all of the requirements set forth in this Subsection 10.02B, Tenant may assign or transfer Tenant’s entire interest in this Lease and the leasehold estate hereby created to a “Successor Entity” of Tenant, provided that (i) Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) with respect to any of Tenant’s obligations under this Lease, (ii) the proposed occupancy shall not increase the cleaning or maintenance requirements in the Demised Premises or impose an extra burden upon the Building equipment or Building services with respect to the in the Demised Premises, and (iii) the proposed assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State of New York. The term “Successor Entity” shall mean any of the following: (x) a corporation or other business entity into which or with which Tenant shall be merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that (whether by operation of law or by effective provisions contained in the instruments of merger or consolidation) the liabilities of the corporations or other business entity participating in such merger or consolidation are assumed by the corporation or other business entity surviving such merger or consolidation; or (y) a corporation acquiring this Lease and the term hereof and the estate hereby granted, the goodwill and all or substantially all of the other property and assets of Tenant, and assuming all or substantially all of the liabilities of Tenant; or (z) any corporate successor to a Successor Entity becoming such by either of the methods described in clauses (x) and (y) above; provided that, in each case: (1) such merger or consolidation, or such acquisition and assumption, as the case may be, shall be made for a good business purpose other than (and not principally for) the purpose of transferring the leasehold estate created hereby, (2) immediately after giving effect to any such merger or consolidation, or such acquisition and assumption, as the case may be, the corporation or other business entity surviving such merger or created by such consolidation or acquiring such assets and assuming such liabilities, as the case may be, shall have assets, capitalization and a net worth, as determined in accordance with generally accepted accounting principles and certified to Landlord by an independent certified public accountant, at least equal to the assets, capitalization and net worth, similarly determined, of Tenant on the date immediately preceding such merger or consolidation, or such acquisition and assumption, and (3) proof reasonably satisfactory to Landlord of such business purpose, assets, capitalization and net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

C. The transfer of the outstanding capital stock of any corporate tenant shall not be deemed an assignment of this Lease (and Tenant shall not be required to furnish Landlord with the information described in the last sentence of Subsection 10.01B above) if such transfer shall be effected by the sale of such stock through the “over-the-counter-market” or through any recognized stock exchange, unless such stock shall be sold, transferred or otherwise conveyed by persons deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended.

D. Notwithstanding anything to the contrary contained in this Article 10, provided that Tenant shall not be in default with respect to any obligation of Tenant under this Lease, Tenant shall have the right, without being required to obtain the consent of Landlord, to permit a portion of the Demised Premises (not to exceed, in the aggregate, twenty-five (25%) percent of the then total number of rentable square feet in the Demised

Premises) to be used under a so-called “desk sharing agreement” by any person or business entity with whom Tenant has an ongoing business relationship (not related to the occupancy by such person or business entity of any space in the Demised Premises), but only for the uses permitted under this Lease, and only for such period as such person or business entity shall continue to have such ongoing business relationship with Tenant (with each such entity being referred to as a “Desk Sharing Entity”). However, no such desk sharing agreement shall be permitted or valid, unless, at least ten (10) days prior to a Desk Sharing Entity taking occupancy of a portion of the Demised Premises, Tenant shall have given notice to Landlord of the proposed desk sharing agreement advising Landlord of (1) the name and address of such Desk Sharing Entity, (2) the character and nature of the business to be conducted by such Desk Sharing Entity, (3) the number of square feet of Rentable Area to be occupied by such Desk Sharing Entity, (4) the duration of such occupancy, and (5) the rent, if any, to be paid by such Desk Sharing Entity for its use of the applicable portion of the Demised Premises. Tenant shall also deliver to Landlord a copy of each desk sharing agreement promptly following the execution thereof (which desk sharing agreement for the purposes hereof shall identify the Desk Sharing Entity, describe the relationship between Tenant and such Desk Sharing Entity, state the nature of the business conducted by such Desk Sharing Entity at the Demised Premises and state the rent, if any, to be paid by such Desk Sharing Entity for its use of the applicable portion of the Demised Premises), in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by Tenant and the applicable Desk Sharing Entity. Furthermore, (i) no floor to ceiling demising walls may be erected in the Demised Premises separating the space used by a Desk Sharing Entity from the remainder of the Demised Premises, (ii) the use of any portion of the Demised Premises by any Desk Sharing Entity shall not create any right, title or interest of the Desk Sharing Entity in or to the Demised Premises, and (iii) either (X) the Desk Sharing Entity may not pay for its occupancy rights an amount greater than the Fixed Rent and Recurring Additional Rent (at the rate then being paid by Tenant pursuant to this Lease) reasonably allocable to the portion of the Demised Premises that the Desk Sharing Entity has the right to occupy, or (Y) if the Desk Sharing Entity will pay an amount greater than the Fixed Rent and Recurring Additional Rent (at the rate then being paid by Tenant pursuant to this Lease) reasonably allocable to the portion of the Demised Premises that the Desk Sharing Entity has the right to occupy, then the provisions of subdivision 7A(ii) below shall apply thereto as if the desk sharing agreement were a sublease. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Desk Sharing Entities then occupying any portion of the Demised Premises and a description of the spaces occupied thereby. Any such desk sharing agreement shall be subject and subordinate to all of the terms, covenants and conditions of this Lease and, notwithstanding such desk sharing agreement, Tenant shall remain fully liable for all of Tenant’s obligations under this Lease.

Section 10.03

A. (i)    Except with respect to assignments or sublets described in Section 10.02 above, if Tenant shall desire to assign this Lease or to sublet all or substantially all of the Demised Premises for substantially all of the remaining Lease Term, Tenant shall first give Landlord notice thereof (the “Recapture Offer Notice”), which notice shall (a) specify the desired effective date of any such assignment or commencement date of such sublease (the “Recapture Date”) (which date shall not be earlier than the thirtieth (30th) day nor later than the ninetieth (90th) day following the date of the Recapture Offer Notice), and (b) in the case of a proposed sublease of less than all of the Demised Premises, be accompanied by a floor plan of the space proposed to be sublet.

(ii) Such Recapture Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord shall then have the option (the “Recapture Option”), which may be exercised by notice given to Tenant (the “Recapture Notice”) within thirty (30) days after Landlord shall have received the Recapture Offer Notice from Tenant with respect to the proposed assignment or subletting, accompanied by all of the information set forth in subdivision 10.03A(i) above, to cancel and terminate this Lease for all of the Demised Premises as of the date proposed for such assignment or subletting, or, in the case of a proposed sublease of less than substantially all of the Demised Premises, to cancel and terminate this Lease with respect to the space which is the subject of the proposed sublease.

(iii) If Landlord exercises the aforesaid option to terminate this Lease, as set forth in subdivision 10.03A(ii) above, with respect to the premises (the “Recaptured Space”) that constitutes either the entire Demised Premises (in the case of an assignment of this Lease or a sublease of all or substantially all of the Demised Premises) or the portion of the Demised Premises that is the subject of the proposed sublease (in the case of a sublease of less than substantially all of the Demised Premises), then this Lease and the term and estate hereby granted shall expire with respect to the Recaptured Space as of the Recapture Date with the same effect as if that were the date hereinbefore set for the expiration of the Lease Term, and the Fixed Rent and the Recurring Additional Rent hereunder shall be apportioned as of such date.

(iv) If Landlord shall notify Tenant that Landlord elects not to exercise the Recapture Option, then Tenant shall have the right to assign this Lease or sublease the Demised Premises in accordance with the provisions of this Article 10, subject, however, to the provisions of the immediately following subdivision (v).

(v) If Landlord shall have notified Tenant that Landlord elects not to exercise the Recapture Option and Tenant shall not have delivered to Landlord an Assignment/Sublet Notice with respect to a proposed assignment of this Lease or a subletting within one hundred eighty (180) days thereafter, then, if Tenant shall desire to assign this Lease or sublease the Demised Premises, Tenant shall be required to again deliver the Recapture Offer Notice and otherwise comply with the foregoing provisions before Landlord shall be required to make an election as to the exercise of the Recapture Option.

B. If Landlord shall exercise a Recapture Option, then this Lease shall expire with respect to the Recaptured Space on the Recapture Date as if the Recapture Date had been originally fixed as the Expiration Date, whereupon (if the Recaptured Space shall constitute less than all of the Demised Premises) the Fixed Rent, Rentable Square Feet of the Demised Premises, Tenant’s Operating Share, Tenant’s Tax Share and the Security Deposit Amount shall be reduced, on a pro rata basis, to reflect the size of the balance of the Demised Premises. Landlord shall be free to, and shall have no liability to Tenant (or to any broker engaged by Tenant) if Landlord shall, lease the Demised Premises (or any portion thereof) to any third party, including Tenant’s prospective assignee or subtenant.

C. Except as permitted pursuant to Section 10.02 above, in any case where Landlord shall not have exercised the Recapture Option, upon Tenant’s obtaining a proposed assignee or subtenant on terms satisfactory to Tenant, Tenant shall give notice thereof to Landlord (an “Assignment/Sublet Notice”), and in such notice shall set forth in reasonable detail: (i) the name and address of the proposed assignee or subtenant, (ii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Demised Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, (iv) the business terms and conditions of the proposed assignment or subletting, the effective date of which shall be not less than thirty (30) days after the giving of such notice, (v) in the event of a desired subletting of less than all of the Demised Premises, a description and floor plan of the proposed sublease premises, and (vi) any other information reasonably requested by Landlord. Tenant may elect to deliver an Assignment/Sublet Notice to Landlord simultaneously with the delivery to Landlord of the Recapture Offer Notice.

D. For the purposes of this Article 10, (i) the phrase “substantially all of the Demised Premises” shall mean eighty-five (85%) percent or more of the Demised Premises, and (ii) the phrase “substantially all of the remaining Lease Term” shall mean that, at the conclusion of the term of the proposed sublease, less than one (1) year shall remain with respect to the Lease Term or the Renewal Term, as the case may be.

Section 10.04 If Landlord shall not exercise the Recapture Option within the time period provided in Section 10.03 above, or if Landlord shall not have the right to exercise the Recapture Option, then Landlord shall not unreasonably withhold consent to the proposed assignment of this Lease or a proposed subletting of all or a portion of the Demised Premises, provided that Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) with respect to any of Tenant’s obligations under this Lease, and provided further that the following additional conditions (which shall be in addition to, and not in lieu of, the other terms, conditions and requirements set forth elsewhere in this Article 10) shall be satisfied:

(i) The proposed assignee or subtenant shall not be: (a) a school of any kind, or an employment or placement agency or governmental or quasi-governmental agency, or a real estate brokerage office or medical office or executive recruitment office, or any retail bank (in contradistinction to a bank or financial institution that will be using the Demised Premises for the Authorized Use) or retail establishment, or (b) entitled, directly or indirectly, to diplomatic or sovereign immunity, and the proposed assignee or subtenant shall be subject to service of process in, and the jurisdiction of the courts of, the State of New York;

(ii) The subletting or assignment shall be to a reputable person, whose occupancy will be in keeping with the dignity and character of the then use and occupancy of the Building, and whose occupancy will not (a) be more objectionable or more hazardous than that of Tenant herein, (b) impose any additional burden upon Landlord in the operation of the Building, or (c) cause the Building or any part thereof not to conform with Landlord’s sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Demised Premises, as the same may change from time to time;

(iii) The proposed assignee or subtenant shall have, in the reasonable judgment of Landlord, sufficient financial worth to perform the obligations of Tenant under this Lease;

(iv) No space shall be or have been publicly listed or advertised to the general public at a lower rental rate than that being asked by Landlord at the time for similar space in the Building (although such space may actually be sublet at a lower rental rate than the rate then being asked by Landlord for similar space in the Building); and

(v) The proposed assignee or subtenant (or any person who directly or indirectly controls, is controlled by or is under common control with, either (a) the proposed assignee or subtenant, or (b) any person who controls the proposed assignee or subtenant) shall not be a tenant, subtenant, occupant or assignee of any premises in the Building, or a party who dealt or negotiated with Landlord or Landlord’s agent (directly or through a broker) with respect to the leasing of any space in the Building during the twelve (12) months immediately preceding Tenant’s request for Landlord’s consent, but the foregoing restriction shall be applicable only if Landlord reasonably anticipates that Landlord shall, within twelve (12) months immediately following such request, be able to offer to such proposed assignee or subtenant comparably sized space in the Building for at least a comparable term.

Section 10.05 In the event of each and every permitted assignment of Tenant’s interest under this Lease, the following provisions shall apply:

(i) The assignee shall assume and agree, in a recordable writing delivered to Landlord on or before the effective date of such assignment, to perform all of the terms, conditions and agreements of this Lease on the part of Tenant to be kept, performed and observed from and after the effective date of such assignment, and to become jointly and severally liable with the assignor (and remote assignors, if any) for the performance thereof

(ii) The assignor shall assign to the assignee all of the assignor’s right, tide and interest and claim to the security deposited hereunder (unless the Security Deposit is then being held in the form of a letter of credit, in which case the letter of credit delivered by the assignor Tenant to Landlord shall be returned to the assignor Tenant upon the assignee delivering to Landlord a new letter of credit that satisfies the then applicable requirements of this Lease).

(iii) Following the effective date of such assignment, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of the Tenant named herein or of any other remote or immediate assignor. The joint and several liability of the Tenant named herein and of any immediate and remote successor-in-interest of Tenant (by assignment or otherwise), and the due performance by all such assignors and successors of each and every one of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) such change, alteration or modification, or other agreement which amends any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

Section 10.06

A. In the event of each and every permitted subletting of all or any part of the Demised Premises, the following provisions shall apply:

(i) No subletting shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease.

(ii) The sublease agreement shall be reasonably acceptable to Landlord in substance and form, and shall provide that it is and shall be subject and subordinate to this Lease and to all matters to which this Lease is or shall be subordinate.

(iii) The sublease agreement and all of the subtenant’s rights thereunder shall be expressly made subject to all of the obligations of Tenant under this Lease, and to the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred, or the subleased premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord (which consent may be granted, withheld or conditioned in Landlord’s sole and absolute discretion) in each instance.

B. If Landlord shall consent to a proposed subletting of all or any portion of the Demised Premises, then either the sublease agreement or the written instrument of consent, which shall also be executed and acknowledged by Tenant and the subtenant, shall contain a provision substantially similar to the following:

“The sublandlord [i.e., Tenant under this Lease] and the subtenant hereby agree that, if the subtenant shall be in default of any obligation of the subtenant under the sublease, which default also constitutes a default by the sublandlord under the overlease [i.e., this Lease], then the overlandlord [i.e., Landlord under this Lease] shall be permitted to avail itself of all of the rights and remedies available to the sublandlord in connection therewith. Without limiting the generality of the foregoing, the overlandlord shall be permitted (by assignment of a cause of action or otherwise) to institute an action or proceeding against the subtenant in the name of the sublandlord in order to enforce the sublandlord’s rights under the sublease, and shall also be permitted to take all ancillary actions (e.g., serve default notices and demands) in the name of the sublandlord as the overlandlord shall reasonably determine to be necessary. The sublandlord agrees to cooperate with the overlandlord, and to execute such documents as shall be reasonably necessary, in connection with the implementation of the foregoing rights of the overlandlord. The sublandlord and the subtenant expressly acknowledge and agree that the exercise by the overlandlord of any of the foregoing rights and remedies: (i) shall not constitute an election of remedies, (ii) shall not in any way impair the overlandlord’s entitlement to pursue other rights and remedies directly against the sublandlord, and (iii) shall not establish any privity of relationship between the overlandlord and the subtenant, or in any way create a landlord/tenant relationship between the overlandlord and the subtenant.”

Section 10.07

A. If Landlord shall consent to any assignment of this Lease or to any sublease of all or any part of the Demised Premises, Tenant shall, in consideration therefor, pay to Landlord, as additional rent hereunder, the following amounts (hereinafter being referred to as “Profit”):

(i) in the case of an assignment, fifty (50%) percent of the amount by which (x) all amounts and other consideration due or payable to Tenant and/or Tenant’s designee for or by reason of such assignment (including all amounts due or payable for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property), exceed (y) the amount of the following reasonable and customary out-of-pocket expenses, but only if and to the extent actually incurred and paid by Tenant to unrelated third parties in connection with such assignment: (a) brokerage commissions, and (b) the cost of Alterations made by Tenant to prepare the Demised Premises for occupancy by the assignee (but not including any portion of the cost of Tenant’s Initial Improvements), or the amount of a “contribution” made to the assignee by Tenant in lieu thereof; and

(ii) in the case of a sublease, fifty (50%) percent of the amount by which (x) the sum of (1) all rents, additional rents and other consideration due or payable under the sublease to Tenant by the subtenant, and (2) all other amounts and consideration due or payable to Tenant or Tenant’s designee for or by reason of such subletting (including all amounts due or payable for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property), exceed (y) the sum of (1) that part of the Fixed Rent and additional rent hereunder allocable to the subleased space and accruing for the corresponding period during the term of the sublease, and (2) the amount of the following reasonable and customary out-of-pocket expenses (allocated on a straight-line basis over the term of the sublease), but only if and to the extent actually incurred and paid by Tenant to unrelated third parties in connection with such sublease: (a) brokerage commissions, and (b) the cost of Alterations made by Tenant to prepare the subleased premises for occupancy by the subtenant (but not including any portion of the cost of Tenant’s Initial Improvements), or the amount of a “contribution” made to the subtenant by Tenant in lieu thereof.

B. Any amount(s) payable by Tenant pursuant to the provisions of this Section 10.07 shall be paid by Tenant to Landlord as and when amounts on account thereof are paid by or on behalf of any assignee(s) and/or any sublessee(s) to Tenant or Tenant’s designee, and Tenant agrees to promptly advise Landlord thereof and furnish such information with regard thereto as Landlord may reasonably request from time to time.

C. Tenant shall furnish to Landlord, in the January calendar month immediately following each calendar year during any part of which any such sublease shall be in effect, a reasonably detailed financial statement certified as being correct by an executive financial officer (or, if Tenant is not a corporation, a principal) of Tenant, setting forth all sums accruing during the prior calendar year and/or realized by Tenant from such sublease, and a computation of the Profit accruing and/or realized by Tenant during such prior calendar year. Tenant shall remit to Landlord together with such statement any Profit or portion thereof on account of such calendar year not previously remitted to Landlord.

D. Notwithstanding anything to the contrary contained in this Section 10.07, provided that Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) in the performance of any of Tenant’s obligations under this Lease, Tenant shall have the one-time right to sublease up to 7,500 rentable square feet to a third party in a single transaction, without the provisions of Section 10.03 or Subsection 10.07A above applying thereto, but otherwise in accordance with, and subject to, the provisions of this Article 10.

Section 10.08

A. Each permitted assignee or transferee of Tenant’s interest in this Lease (but not a subtenant) shall assume and be deemed to have assumed this Lease and all of Tenant’s obligations under this Lease, and shall be and remain liable jointly and severally with Tenant for the payment of all Fixed Rent, additional rent, other charges and payments due under this Lease, and for the full and timely performance of and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with for the entire Lease Term. No assignment, sublease or transfer shall be effective or binding on Landlord unless and until such assignee, subtenant or transferee of Tenant shall deliver to Landlord a fully executed and acknowledged duplicate original of the instrument of assignment, sublease or transfer which contains a covenant of assumption (if not a sublease) by an assignee or transferee of all of the obligations aforesaid, and a confirmation (including a sublease) of the covenant under Section 10.01 prior to and preemptive of any similar rights of Tenant or any subtenant, and shall obtain from Landlord the aforesaid written consent prior thereto. In the event of any purported assignment, sublease or transfer in contravention of the provisions of this Lease, Landlord may elect to treat such purported assignee, subtenant or transferee as having assumed this Lease jointly and severally with Tenant, without in any way or to any extent binding Landlord to consent to such purported assignment, sublease or transfer.

B. In no event shall any assignee, subtenant or other occupant of the Demised Premises use the Demised Premises for any purpose other than the Authorized Use. (For the avoidance of doubt, Tenant acknowledges that any assignee, subtenant or other occupant of the Demised Premises shall be bound by the use restrictions set forth in the Existing Underlying Lease.)

Section 10.09 The consent by Landlord to an assignment or subletting shall not relieve Tenant, the assignee or any subtenant from obtaining the express consent in writing of Landlord (which consent, unless expressly provided to the contrary in this Article 10, may be granted, withheld or conditioned in Landlord’s absolute discretion) to any other or further assignment or subletting.

Section 10.10

A. If this Lease shall be assigned (whether or not in violation of the provisions of this Article 10), Landlord may collect from the assignee, and Tenant hereby authorizes and directs the assignee to pay to Landlord, all rent (whether denominated as Fixed Rent or otherwise), additional rent and other charges payable pursuant to the instrument of assignment, with the net amount so collected by Landlord to be applied to the Fixed Rent, additional rent and other charges herein provided, but no such assignment or collection shall be deemed a waiver of the covenant by Tenant under Section 10.01 above, nor shall the same be deemed the acceptance by Landlord of the assignee as a tenant, or a release of Tenant from the further performance of the covenants and agreements on the part of Tenant to be performed as herein contained. Each and every instrument of assignment shall contain the substance of the foregoing provision.

B. If all or any portion of the Demised Premises shall be sublet or occupied by anyone other than Tenant (whether or not in violation of the provisions of this Article 10), then, upon demand made by Landlord at any time following the occurrence of an Event of Default, Landlord may collect from the subtenant or occupant, and Tenant hereby authorizes and directs such party to pay to Landlord, all rent (whether denominated as Fixed Rent or otherwise), additional rent and other charges payable pursuant to such instrument, with the net amount so collected by Landlord to be applied to the Fixed Rent, additional rent and other charges herein provided, but no such subletting, occupancy or collection shall be deemed a waiver of the covenant by Tenant under Section 10.01 above, nor shall the same be deemed the acceptance by Landlord of the subtenant or occupant as a tenant, or a release of Tenant from the further performance of the covenants and agreements on the part of Tenant to be performed as herein contained. Each and every instrument of sublease and/or occupancy agreement shall contain the substance of the foregoing provision.

C. Subject to the provisions of Subsection 10.10D below, if Landlord shall for any reason or cause recover or come into possession of the Demised Premises before the date hereinbefore fixed for the expiration of the Lease Term, or if an Event of Default shall occur, then Landlord shall have the right (but not the obligation) to take over any and all subleases or sublettings of the Demised Premises or any part or parts thereof made or granted by Tenant and to succeed to all of the rights and privileges of said subleases and sublettings or such of them as Landlord may elect to take over and assume, and Tenant hereby expressly assigns and transfers to Landlord such of the subleases and sublettings as Landlord may elect to take over and assume at the time of such recovery of possession (or occurrence of an Event of Default), and Tenant shall upon request of Landlord execute, acknowledge and deliver to Landlord such further assignments and transfers as may be necessary, sufficient and proper to vest in Landlord the then existing subleases and sublettings. By its entry into a sublease, each and every subtenant shall be deemed to have thereby agreed that, upon said recovery of possession (or occurrence of an Event of Default) and if Landlord shall so elect, Landlord may, in Landlord’s sole and absolute discretion, take over the right, title and interest of Tenant, as sublandlord, under such sublease, in which case such subtenant shall: (i) be deemed to have waived any right to surrender possession of the subleased space or to terminate the sublease, (ii) be bound to Landlord for the balance of the term of such sublease, and (iii) attorn to Landlord, as its landlord, under all of the then executory terms, covenants and conditions of such sublease, and such subtenant shall be deemed to have expressly agreed that Landlord shall not (1) be liable for any previous act or omission of Tenant under such sublease, (2) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (3) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) monthly installment of rent, unless expressly consented to by Landlord. The provisions of this Subsection 10.10C shall be self-operative, and no further instrument shall be required to give effect thereto. However, within five (5) days after Landlord shall have notified any subtenant of said election, such subtenant shall execute, acknowledge and deliver to Landlord such instruments as Landlord may request to evidence and confirm such attornment and the terms thereof. Each and every sublease shall contain the substance of this Subsection 10.10C.

D. Notwithstanding anything to the contrary contained in Subsection 10.10C above, in the case of a sublease of the entire Demised Premises consented to by Landlord (other than a sublease effected pursuant to Section 10.02 above), upon Tenant’s request, Landlord shall enter into a subordination, recognition and attornment agreement with the subtenant if: (i) Landlord shall be reasonably satisfied with the financial condition of the proposed subtenant, or the proposed subtenant shall provide Landlord with a security deposit or guaranty reasonably acceptable to Landlord, (ii) the proposed sublease shall be for the entire Demised Premises until the end of the Lease Term, but in no event for fewer than five (5) years (inclusive of any renewal options of such subtenant that are conditioned upon Tenant’s exercise of Tenant’s renewal rights under this Lease), with no right of cancellation (other than those customarily provided in the event of casualty or condemnation) prior to the expiration of such minimum term (but in no event extending beyond the Expiration Date of this Lease, as that date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease), (iii) the proposed sublease is a bona-fide arm’s-length sublease with an entity not affiliated with Tenant, (iv) the subtenant shall agree (in such subordination, recognition and attornment) that the rental to be paid by the subtenant to Landlord (if, as and when such subordination, recognition and attornment agreement shall become operative between Landlord and the subtenant following a termination of this Lease) shall be equal to the greater (on a per rentable square foot basis) of the Fixed Rent and Recurring Additional Rent payable under this Lease and the total rentals payable under the sublease; (v) the proposed sublease does not give the subtenant any right to extend the sublease term beyond the Expiration Date of this Lease, as that date may have been theretofore, or may thereafter be, extended in accordance with the terms of this Lease, (vi) the proposed sublease imposes no obligations on Landlord to do any work (other than is otherwise required to be done by Landlord pursuant to the express terms of this Lease) or provide any work allowance to the subtenant (which would be binding on the Landlord), and (vii) the proposed sublease gives no greater rights to the subtenant than Tenant has under this Lease, nor imposes any greater obligations on the sublandlord that would be binding on Landlord than Landlord has under this Lease.

Section 10.11 Without limiting the generality of the covenant set forth in Section 10.01 above, Tenant covenants and agrees that Tenant shall not assign Tenant’s interest under this Lease or sublet the Demised Premises (or any portion thereof) to any tenant or occupant in the Building. Tenant covenants and agrees not to accept any assignment of lease or sublease from, or become a subtenant of, any tenant or occupant in the Building.

Section 10.12 Tenant shall reimburse Landlord on demand for all reasonable out-of-pocket costs (including all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of a proposed assignee or subtenant) that may be incurred by Landlord in connection with a request by Tenant that Landlord consent to any proposed assignment or sublease.

Section 10.13 If Landlord shall decline to consent to any proposed assignment or sublease, or if Landlord shall exercise the Recapture Option under Section 10.03 above, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss, liability, damages, cost and expense (including reasonable attorneys’ fees disbursements), resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 10.14 Except as expressly provided to the contrary in this Article 10, in the event that Tenant shall assign or attempt to assign Tenant’s interest in, to or under this Lease, or if Tenant shall sublet or attempt to sublet the Demised Premises or any portion thereof, without having obtained Landlord’s prior written consent thereto or in violation of any of the other provisions contained in this Lease, Landlord shall have the right to terminate this Lease at any time thereafter without affording Tenant any grace period or opportunity to cure. The acceptance by Landlord of any Fixed Rent or additional rent paid, or of the performance of any obligation to be performed by Tenant, by a purported assignee or subtenant shall not be deemed (i) a consent by Landlord to the assignment or sublet to such purported assignee or subtenant, (ii) a release by Landlord of Tenant’s performance of, or compliance with, any of the obligations to be performed, or covenants or terms to be complied with, by Tenant pursuant to this Lease, or (iii) a waiver of Landlord’s right of termination as set forth in the immediately preceding sentence.

Section 10.15 The listing of any name other than that of Tenant, whether on the doors of the Demised Premises, on any Building directory, elevators or otherwise, shall not operate to vest any right or interest in this Lease or the Demised Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Demised Premises or to the use or occupancy thereof by third parties. Landlord shall not be required to permit the listing of any name other than Tenant, and Tenant agrees that, if Landlord does consent to any such listing, the same shall be deemed a privilege extended by Landlord that is revocable at will by written notice to Tenant. Notwithstanding the foregoing, provided that Tenant shall have obtained Landlord’s prior written approval to such signage (which approval shall not be unreasonably withheld), Tenant shall have the right to install signage in the Demised Premises elevator lobby identifying the permitted occupants of the Demised Premises.

ARTICLE 11

NON-LIABILITY; INDEMNIFICATION

Section 11.01 Neither Landlord nor Landlord’s agents shall be liable for: (i) any damage to property of Tenant or of others entrusted to employees of Landlord or to Landlord’s agents, nor for the loss of or damage to any property of Tenant or of Persons Within Tenant’s Control by theft or otherwise; (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature, unless such injury or damage is caused by the negligent act of Landlord and is not otherwise subject to the provisions of Section 8.04 above; (iii) any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; or (iv) any latent defect in the Demised Premises or in the Building. Notwithstanding the foregoing, subject to the provisions of Section 8.04 above, nothing contained in this Section 11.01 shall be construed to relieve Landlord of any liability that Landlord may have to Tenant under law for any loss or damage suffered by Tenant that is caused solely by the willful misconduct or negligence of Landlord, or by Landlord’s agents or employees (it being agreed, however, that in no event shall Landlord ever have any liability to Tenant, or to any person claiming by, through or under Tenant, for consequential damages).

Section 11.02 If at any time any windows of the Demised Premises shall be temporarily or (if mandated by any Legal Requirements, or resulting from such window being a lot-line window and not resulting from any acts of Landlord) permanently closed, darkened or covered for any reason whatsoever, including Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor nor abatement of rent, nor shall the same release Tenant from Tenant’s obligations hereunder or constitute an eviction. Landlord agrees to use commercially reasonable efforts (but shall not be obligated to use overtime or premium pay labor) to minimize interference with Tenant’s use and occupancy of the Demised Premises by reason thereof.

Section 11.03 Tenant agrees (except if and to the extent that the same shall be caused by the negligence or willful misconduct of any Indemnified Party, but irrespective of whether Tenant shall have been negligent in connection therewith), to indemnify, protect, defend and save harmless, Landlord and Landlord’s partners, officers, directors, contractors, agents and employees (individually and collectively, the “Indemnified Party”) from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, fines, penalties, interest and expenses (including reasonable counsel and other professional fees and disbursements incurred in any action or proceeding, whether between Tenant and the Indemnified Party, or between the Indemnified Party and any third party or otherwise), to which any such Indemnified Party may be subject or suffer arising from, or in connection with: (i) any liability or claim for any injury to, or death of, any person or persons, or damage to property (including any loss of use thereof), occurring in or about the Demised Premises, or (ii) the use and occupancy of the Demised Premises, or from any work, installation or thing whatsoever done or omitted (other than by Landlord or by Landlord’s agents or employees) in or about the Demised Premises during the Lease Term and during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Demised Premises, or (iii) any default by Tenant in the performance of Tenant’s obligations under this Lease, or (iv) any act, omission, carelessness, negligence or misconduct of Tenant or of any Person Within Tenant’s Control.

Section 11.04 Tenant shall reimburse and compensate Landlord, as additional rent within thirty (30) days after rendition of a statement, for all expenditures, costs, fees, expenses, judgments, penalties, damages and fines sustained or incurred by Landlord (including reasonable counsel and other professional fees and disbursements incurred in connection with any action or proceeding) in connection with any matter set forth in this Article 11, or non-performance or non-compliance with or breach or failure by Tenant to observe any term, covenant, agreement, provision or condition of this Lease, or breach of any warranty or representation by Tenant made in this Lease. If, in any action or proceeding naming both Landlord and Tenant, liability arising out of the negligence of Tenant is established, Tenant shall (i) indemnify Landlord in accordance with the provisions of this Article 11 and (ii) waive any right of contribution against Landlord. Reference in this Article 11 to Landlord shall for all purposes be deemed to include Overlandlord and any Mortgagee.

Section 11.05 Tenant agrees that Tenant’s sole remedies in any instances where Tenant disputes Landlord’s reasonableness in exercising judgment or withholding consent or approval pursuant to a specific provision of this Lease shall be those remedies in the nature of an injunction, declaratory judgment or specific performance, the rights to monetary damages or other remedies being hereby specifically and irrevocably waived by Tenant. Without limiting the generality of the foregoing, and unless expressly provided to the contrary in this Lease, Tenant agrees that, in any situation in which Landlord’s consent or approval is required pursuant to this Lease, the same may be granted or withheld in Landlord’s absolute discretion, and/or be made subject to such conditions as Landlord, in Landlord’s absolute discretion, may deem appropriate.

Section 11.06 In no event shall either Landlord or Tenant be liable under this Lease for any consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease, except for any such damages for which Tenant may be liable pursuant to Subsection 25.02B below. For purposes of this Section 11.06, “persons within Landlord’s control” shall mean Landlord, and all of Landlord’s principals, officers, agents, contractors, servants and employees, but shall not include any tenants, subtenants, licensees or other occupants in the Building or any of their agents, servants, employees, visitors or contractors.

ARTICLE 12

CONDEMNATION

Section 12.01 If the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. If only a part of the Demised Premises shall be so condemned or taken, then this Lease shall remain in full force and effect, but, effective as of the date of vesting of title, the Fixed Rent and Recurring Additional Rent hereunder shall be abated in an amount apportioned according to the area of the Demised Premises so condemned or taken. If only a part of the Building shall be so condemned or taken (whether or not the Demised Premises shall be affected), then (i) Landlord may, at Landlord’s option, terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, provided that, if no portion of the Demised Premises shall have been condemned or taken, Landlord shall terminate this Lease only if Landlord shall terminate all other leases for the Office Space, and (ii) if such condemnation or taking shall deprive Tenant of reasonable access to the Demised Premises and Landlord shall not have provided or undertaken steps to provide other reasonable means of access thereto, Tenant may, at Tenant’s option, but only by delivery of notice in writing to Landlord within sixty (60) days following the date on which Tenant shall have received notice of vesting of title, terminate this Lease and the term and estate hereby granted as of the date of vesting of title. If neither Landlord nor Tenant elects to terminate this Lease as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the Fixed Rent and Recurring Additional Rent shall be abated to the extent, if any, hereinbefore provided in this Article 12. If only a part of the Demised Premises shall be so condemned or taken and this Lease and the term and estate hereby granted are not terminated as hereinbefore provided, Landlord shall, with reasonable diligence and at Landlord’s expense, restore the remaining portion of the Demised Premises as nearly as practicable to the same condition as existed prior to such condemnation or taking, provided that such restoration shall not exceed the scope of the work done in originally constructing the Building and that the cost thereof shall not exceed the net proceeds of the award received by Landlord for the value of the portion of the Demised Premises so taken, and Tenant shall be entitled to receive no part of such award, except as set forth in Section 12.02 below.

Section 12.02 In the event of any condemnation or taking hereinbefore mentioned of all or a part of the Building or the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. In any condemnation proceeding, Tenant may submit a separate claim against the condemning authority for the value of Tenant’s trade fixtures and the cost of removal or relocation, as well as for the value of Tenant’s Work, but only in each case if such separate claims are allowable as such and do not reduce the award otherwise payable to Landlord.

Section 12.03 If all or any portion of the Demised Premises shall be taken by the exercise of the right of eminent domain for occupancy for a limited period, this Lease shall continue in full force and effect and Tenant shall continue to pay in full the Fixed Rent, additional rent and other charges herein reserved, without reduction or abatement, and Tenant shall be entitled to receive so much of any award or payment made for such use as shall be equal to the aforementioned payments that are actually made by Tenant to Landlord during such temporary taking, except as hereinafter provided, and Landlord shall receive the balance thereof. If such award or payment shall be made in a lump sum, Landlord shall receive out of such lump sum (and Tenant shall be credited with) an amount equal to the total of the Fixed Rent, additional rent and other charges due to Landlord or to be paid by Tenant under the terms of this Lease for the period of such taking (less any amounts theretofore paid by Tenant to Landlord attributable to the period of such taking), and such amount received by Landlord shall be held by Landlord as a fund which Landlord shall apply from time to time to the payments due to Landlord from Tenant under the terms of this Lease. Out of the balance of such sum, if any, Tenant shall be paid in an amount equal to the amounts, if any, theretofore paid by Tenant to Landlord attributable to the period of such taking, and Landlord shall be paid the remainder of such balance. If such taking shall be for a period not extending beyond the Lease Term, and if such taking results in changes or Alterations in the Demised Premises which would necessitate an expenditure to restore the Demised Premises to its former condition, then Tenant at the termination of such taking shall, at Tenant’s expense, restore the Demised Premises to its former condition, and such portion of the award or payment payable to Landlord, if any, in excess of the Fixed Rent, additional rent and other charges for the period of such taking as shall be necessary to cover the expenses of such restoration shall be applied to such restoration, and the balance necessary, if any, shall be paid by Tenant. Tenant shall also pay all fees, costs and expenses of every character and kind of Landlord incurred in connection with such limited taking and obtaining the award therefor, and in connection with such restoration.

ARTICLE 13

ACCESS; BUILDING NAME

Section 13.01 Landlord reserves the right at any time and from time to time (without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor) to place such structures and to make such relocations, changes, Alterations, additions, improvements, Repairs and replacements on the Land and in or to the Building (including the Demised Premises) and the Building Systems, and the operation of the Building Systems, as well as in or to the street entrances, subway entrances, lobbies, halls, plazas, washrooms, tunnels, elevators, stairways and other parts thereof (provided that Tenant shall not be denied reasonable access to the Demised Premises thereby), and to erect, maintain and use pipes, ducts and conduits in and through the Demised Premises, all as Landlord may in Landlord’s sole discretion deem necessary or desirable; provided, however, that (.0 Landlord shall use commercially reasonable efforts (but shall not be obligated (except as otherwise expressly provided in this Article 13) to use overtime or premium pay labor) to minimize interference with Tenant’s use and occupancy of the Demised Premises arising from the making of such Repairs, Alterations and improvements, (ii) any pipes, conduits or ducts installed in or through the Demised Premises shall be concealed behind interior walls, floors or ceilings, if feasible, or shall be enclosed and “boxed in” adjacent to such walls, floors or ceilings, and (iii) when completed, the installation of such pipes, ducts or conduits shall not unreasonably interfere with Tenant’s conduct of business at the Demised Premises or reduce the useable areas of the Demised Premises more than a de minimis amount. Landlord shall also have the right to install solar control window film on, or otherwise alter for energy savings purpose, any windows of the Demised Premises. Nothing contained in this Article 13 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any Legal Requirements as elsewhere in this Lease provided.

Section 13.02 Neither this Lease nor any use by Tenant shall give Tenant any right or easement in or to the use of any door or hallways, or any passage or any tunnel or any concourse or arcade or plaza or to any connection of the Building with any subway, railroad or any other building or to any public conveniences, and the use of such doors, halls, passages, tunnels, concourses, arcades, plazas, connections and conveniences may without notice to Tenant be regulated or discontinued at any time and from time to time by Landlord without Landlord incurring any liability to Tenant therefor and without affecting the obligations of Tenant under this Lease.

Section 13.03 Landlord, and Overlandlord and any Mortgagee, and their representatives, may enter the Demised Premises at all reasonable hours upon reasonable prior notice to Tenant (except in an emergency, in which case entry may be made at any time and without notice) for the purpose of inspection or of making Repairs, Alterations, additions, restorations, replacements or improvements in or to the Demised Premises or the Building or Building Systems or of complying with Legal Requirements or the requirements of any Insurance Board, or of performing any obligation imposed on Landlord by this Lease, or of exercising any right reserved to Landlord by this Lease (including the right, during the progress of any Repairs or Alterations or while performing work or furnishing materials in connection with compliance with all such Legal Requirements or requirements of any Insurance Board, to keep and store within the Demised Premises all necessary materials, tools and equipment that are being used for work to be performed in the Demised Premises), provided that the foregoing shall not be deemed to impose any obligation on Landlord or Overlandlord or Mortgagee to make any Repairs or Alterations. In making any such Repairs or Alterations, Landlord shall use commercially reasonable efforts (but shall not be obligated to use overtime or premium pay labor in connection therewith) to minimize interference with Tenant’s normal business operations in the Demised Premises.

Section 13.04 Landlord may, at reasonable times and without Tenant being present, show the Demised Premises to any prospective purchaser, lessee, mortgagee, or assignee of the Building and/or the Land, or of Landlord’s interest therein, and their representatives. During the fifteen (15) month period preceding the Expiration Date, Landlord may similarly show the Demised Premises or any part thereof to any person contemplating the leasing of all or a portion of the same.

Section 13.05 Without incurring any liability to Tenant, Landlord may permit access to the Demised Premises and open the same, whether or not Tenant shall be present, upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but by this provision any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official permitted to such access has any right to such access or interest in or to this Lease, or in or to the Demised Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

Section 13.06 Landlord shall have the absolute right at any time, and from time to time, to name and change the name of the Building and to change the designated address of the Building. The Building may be named after any person, or otherwise, whether or not such name shall be, or shall resemble, the name of a tenant of space in the Building.

Section 13.07 Any reservation of a right by Landlord to enter upon the Demised Premises and to make or perform any Repairs, Alterations or other work in, to or about the Demised Premises which, in the first instance, is the obligation of Tenant pursuant to this Lease, shall not be deemed to: (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

Section 13.08 Subject to the provisions of this Lease and to circumstances beyond the control of Landlord, Tenant shall have reasonable access to the Demised Premises (including passenger elevator service) on a 24-hour per day, 365-day per year, basis.

ARTICLE 14

BANKRUPTCY

Section 14.01 This Lease and the term and estate hereby granted shall be subject to the conditional limitation that, if any one or more of the following events shall occur: (i) Tenant shall (a) have applied for or consented to the appointment of a receiver, trustee, liquidator, or other custodian of Tenant or any of its properties or assets, (b) have made a general assignment for the benefit of creditors, (c) have commenced a voluntary case for relief as a debtor under the United States Bankruptcy Code or filed a petition to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (d) be adjudicated a bankrupt or insolvent, or (ii) without the acquiescence or consent of Tenant, an order, judgment or decree shall have been entered by any court of competent jurisdiction (a) approving as properly filed a petition seeking relief under the United States Bankruptcy Code or any bankruptcy, reorganization, insolvency, readjustment of debts, dissolution or liquidation law or statute with respect to Tenant or with respect to all or a substantial part of Tenant’s properties or assets, or (b) appointing a receiver, trustee, liquidator or other custodian of Tenant or of all or a substantial part of Tenant’s properties or assets, and such order, judgment or decree shall have continued unstayed and in effect for any period of ninety (90) days or more, then this Lease may be cancelled and terminated by Landlord by the sending of a written notice to Tenant within a reasonable time after Landlord shall be notified of the happening of any of the aforedescribed events. Neither Tenant, nor any person claiming through or under Tenant or by reason of any statute or order of court, shall thereafter be entitled to possession of the Demised Premises, but shall forthwith quit and surrender the Demised Premises. If this Lease shall have been theretofore assigned in accordance with the provisions of Article 10 above, then the provisions of this Article 14 shall be applicable only to the party then owning Tenant’s interest in this Lease.

Section 14.02 Without limiting any of the foregoing provisions of this Article, if, pursuant to the United States Bankruptcy Code, Tenant shall be permitted to assign this Lease notwithstanding the restrictions contained in this Lease, Tenant agrees that adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean (a) the deposit of cash security in an amount equal to the sum of three (3) monthly installments of the Fixed Rent plus the Recurring Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Lease Term, without interest, as security for the full performance of all of the obligations under this Lease on the part of Tenant to be performed, and (b) evidence by financial statement prepared and certified by a certified public accountant that the assignee has a current net worth, after including the assignment and excluding the value of the leasehold, sufficient to meet all of the remaining rental obligations under this Lease.

ARTICLE 15

DEFAULTS, REMEDIES, DAMAGES

Section 15.01

A. This Lease and the term and estate hereby granted shall be subject to the conditional limitation that, if any one or more of the following events (collectively, “Events of Default”) shall occur:

(i) Tenant shall fail to pay to Landlord the full amount of any installment of Fixed Rent or any additional rent, or any other charge payable hereunder by Tenant to Landlord, within five (5) Business Days after the date upon which the same shall first become due; or

(ii) Tenant shall do anything or permit anything to be done, whether by action or inaction, in breach of any covenant, agreement, term, provision or condition of this Lease, or any Exhibit annexed hereto, on the part of Tenant to be kept, observed or performed (other than a breach of the character referred to in clause 15.01A(i) above), and such breach shall continue and shall not be fully remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same (except in connection with a breach which cannot be remedied or cured within said thirty (30) day period, in which event the time of Tenant within which to cure such breach shall be extended for such time as shall be necessary to cure the same, but only if Tenant, within such thirty (30)day period, shall promptly commence and thereafter proceed diligently and continuously to cure such breach, and provided further that such period of time shall not be so extended as to jeopardize the interest of Landlord in the Land and/or the Building or so as to subject Landlord to any liability, civil or criminal); or

(iii) Any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Lease Term would, by operation of law or otherwise, devolve upon or pass to any person, firm, association or corporation other than Tenant, except as may be expressly authorized herein; or

(iv) Tenant shall abandon the Demised Premises; or

(v) Tenant, or any parent, affiliate or subsidiary of Tenant, (a) shall be the tenant or occupant of any other space in the Building, and (b) shall default in the performance of any of its obligations under the relevant lease or other occupancy agreement (whether or not the term thereof shall then have commenced), and such default shall continue after the expiration of the applicable cure period (if any) provided in such lease or other occupancy agreement;

then, upon the occurrence of any of said events, Landlord may at any time thereafter give to Tenant a notice of termination of this Lease setting forth a termination date five (5) days from the date of the giving of such notice, and, upon the giving of such notice, this Lease and the term and estate hereby granted (whether or not the Lease Term shall theretofore have commenced) shall expire and terminate upon the expiration of said five (5) days with the same effect as if that day were the date hereinbefore set for the expiration of the Lease Term, but Tenant shall remain liable for damages as provided in Section 15.03 below.

B. If any Event of Default of the same or substantially the same nature shall occur two (2) times within any period of twelve (12) months, then, notwithstanding that each such Event of Default shall have been cured, any further defaults of the same or a substantially similar nature occurring within said twelve (12) month period shall be deemed an Event of Default, whereupon Landlord shall have the right at any time thereafter to terminate this Lease as set forth in Subsection 15.01A above, without affording Tenant any right or opportunity to cure said default.

Section 15.02

A. If an Event of Default shall have occurred, Landlord and/or Landlord’s agents and employees, whether or not this Lease shall have been terminated pursuant to Articles 14 or 15, may, without notice to Tenant, immediately or at any time thereafter re-enter into or upon the Demised Premises or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by any other lawful process, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons or property therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises again as and of its first estate and interest therein. The words “re-enter”, “re-entry” and “re-entered” as used in this Lease are not restricted to their technical legal meanings. In the event of any termination of this Lease under the provisions of Articles 14 or 15, or in the event that Landlord shall re-enter the Demised Premises under the provisions of this Article 15, or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant shall thereupon pay to Landlord the Fixed Rent, additional rent and any other charges payable hereunder by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, plus the out-of-pocket expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Demised Premises and securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, and Tenant shall also pay to Landlord damages as provided in Section 15.03 below.

B. In the event of the re-entry into the Demised Premises by Landlord under the provisions of this Section 15.02, and if this Lease shall not be terminated, Landlord may (but shall have absolutely no obligation to do so), not in Landlord’s own name, but as agent for Tenant, relet the whole or any part of the Demised Premises for any period equal to or greater or less than the remainder of the original term of this Lease, for any sum which Landlord may deem suitable, including rent concessions, and for any use and purpose which Landlord may deem appropriate. Such reletting may include any improvements, personalty and trade fixtures remaining in the Demised Premises.

C. In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right to obtain injunctive relief.

D. In the event of (i) the termination of this Lease under the provisions of Articles 14 or 15, or (ii) the re-entry of the Demised Premises by Landlord under the provisions of this Section 15.02, or (iii) the termination of this Lease (or re-entry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security deposit or otherwise, but such monies shall be credited by Landlord against any Fixed Rent, additional rent or any other charge due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Section 15.03 or pursuant to law.

E. The specified remedies to which Landlord may resort under this Lease are cumulative and concurrent, and are not intended to be exclusive of each other or of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed under this Lease or at law or in equity as if specific remedies were not herein provided for, and the exercise by Landlord of any one or more of the remedies allowed under this Lease or in law or in equity shall not preclude the simultaneous or later exercise by the Landlord of any or all other remedies allowed under this Lease or in law or in equity.

Section 15.03

A. In the event of any termination of this Lease under the provisions hereof or under any summary dispossess or other proceeding or action or any provision of law, or in the event that Landlord shall reenter the Demised Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(i) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (a) the aggregate of the installments of Fixed Rent and the additional rent (if any) which would have been payable hereunder by Tenant, had this Lease not so terminated, for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date hereinbefore set for the expiration of the full term hereby granted pursuant to Articles 1 and 2, over (b) the aggregate rental value of the Demised Premises for the same period (the amounts of each of clauses (a) and (b) being first discounted to present value at an annual rate equal to the then prevailing discount rate announced by the Federal Reserve Bank); or

(ii) sums equal to the aggregate of the installments of Fixed Rent and additional rent (if any) which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the date herein before set for the expiration of the full term hereby granted; provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Demised Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the expenses of reletting, including repairing, restoring and improving the Demised Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees and disbursements, and all other similar or dissimilar expenses chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this Lease; and provided further, that (a) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (b) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subdivision (ii) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (c) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining term of this lease, the expenses of reletting shall be apportioned based on the respective periods.

B. For the purposes of Subdivision A(i) of this Section 15.03, the amount of additional rent which would have been payable by Tenant under Article 19 for each year, as therein provided, ending after such termination of this Lease or such re-entry, shall be deemed to be an amount equal to the amount of such additional rent payable by Tenant for the calendar year and Tax Year ending immediately preceding such termination of this Lease or such re-entry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of Articles 14 or 15, or under any provision of law, or had Landlord not re-entered the Demised Premises.

Section 15.04 Nothing contained in this Article 15 shall be construed as limiting or precluding the recovery by Landlord against Tenant of any payments or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. The failure or refusal of Landlord to relet the Demised Premises or any part or parts thereof, or the failure of Landlord to collect the rent thereof under such reletting, shall not release or affect Tenant’s liability for damages.

Section 15.05 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Demised Premises, or to have a continuance of this Lease for the term hereby demised, after Tenant shall be dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as herein provided or pursuant to law. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossess of a tenant for non-payment of rent, and of any other law of like import now or hereafter in effect. In the event that Landlord shall commence any summary proceeding for non-payment of rent or for holding over after the expiration or sooner termination of this Lease, Tenant shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding.

Section 15.06 The provisions of this Article 15 shall survive the expiration or sooner termination of this Lease.

ARTICLE 16

CURING TENANT’S DEFAULTS; REIMBURSEMENT

Section 16.01 if Tenant shall default (after notice and expiration of the applicable cure period) in the observance or performance of any term, covenant, provision or condition on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in this Lease, then, unless otherwise provided elsewhere in this Lease, Landlord may immediately or at any time thereafter and without further notice perform the obligation of Tenant thereunder, and if Landlord, in connection therewith or in connection with any default by Tenant in the covenant to pay Fixed Rent or additional rent hereunder, shall make any expenditures or incur any obligations for payment of money, including court costs and reasonable attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding, then such fees, disbursements, costs and expenses so paid or obligations incurred shall be additional rent to be paid by Tenant to Landlord, upon demand, with interest thereon at an annual rate (the “Interest Rate”) equal to the lesser of: (a) the then prevailing prime rate (which, for the purposes hereof, includes any equivalent or successor interest rate, however denominated) of interest for unsecured ninety-day loans by Citibank, N.A. (or JP Morgan Chase, if Citibank, N.A. shall not then have an established prime rate; or the prime rate of any major banking institution doing business in New York City, as selected by Landlord, if neither of the aforementioned banks shall be in existence or have an established prime rate) plus two (2) percentage points, or (b) the maximum rate allowed by law. Any interest payable by Tenant pursuant to this Lease at the Interest Rate shall be calculated from the day such expenditure is made or obligation is incurred until the date when such payment is finally and completely paid by Tenant to Landlord.

Section 16.02 Bills for any property, material, labor or services provided, furnished or rendered, or caused to be provided, furnished or rendered, by Landlord to Tenant, may be sent by Landlord to Tenant monthly (or immediately, at Landlord’s option), and shall be due and payable by Tenant as additional rent within thirty (30) days after the same shall be sent to Tenant by Landlord. If Landlord shall commence a summary proceeding against Tenant for non-payment of rent, Tenant shall reimburse Landlord as additional rent for Landlord’s reasonable attorneys’ fees and expenses, both if judgment is awarded for Landlord, or if Tenant makes the payment subsequent to service of process but prior to entry of judgment. If Tenant or any subtenant of Tenant shall request Landlord’s consent to any matter that requires Landlord’s consent under this Lease and if Landlord (in Landlord’s sole discretion) shall refer the matter to Landlord’s attorneys or other professionals or consultants, then, whether or not such consent shall be granted (unless such consent shall have been unreasonably withheld in a situation where this Lease expressly requires such consent not to be unreasonably withheld), Tenant shall reimburse Landlord for the reasonable fees and disbursements incurred by Landlord in connection therewith as additional rent within thirty (30) days after a bill therefor shall have been rendered.

Section 16.03 If the Term shall have expired or been terminated after or on the date that Landlord shall have made any of the expenditures, or incurred any of the obligations, set forth in this Article 16, then all such amounts and any interest thereon, as set forth in Section 16.01 above, shall be recoverable by Landlord as damages. The provisions of this Article 16 shall survive the expiration or sooner termination of this Lease.

ARTICLE 17

QUIET ENJOYMENT

Section 17.01 Landlord covenants that, if and for so long as Tenant shall pay all of the Fixed Rent and additional rent reserved hereunder and shall observe and perform all of the terms, agreements, covenants, provisions and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject nevertheless to the terms and conditions of this Lease, and provided, however, that no eviction of Tenant by reason of paramount title, by reason of the foreclosure of any Mortgage now or hereafter affecting the Demised Premises or by reason of any termination of any Underlying Lease to which this Lease is or shall become subject and subordinate, whether such termination is effected by operation of law, by agreement or otherwise, shall be construed as a breach of this covenant nor shall any action by reason thereof be brought against Landlord. This covenant shall be construed as a covenant running with the Land, and is not, nor shall it be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in this Lease and only for so long as such interest shall continue. Accordingly, this covenant shall bind and be enforceable against Landlord or any successor to Landlord’s interest, subject to the terms hereof, only for so long as Landlord or any successor to Landlord’s interest, respectively, shall be in possession and shall be collecting rent from Tenant, but not thereafter.

ARTICLE 18

BUILDING SERVICES

Section 18.01

A. Except as may be specifically provided in this Lease, Tenant acknowledges and agrees that Landlord shall not furnish or supply any services or utilities to the Demised Premises.

B. From and after the date that Tenant shall be ready to occupy the Demised Premises for the conduct of Tenant’s business therein, provided no Event of Default shall have occurred and then be continuing, Landlord shall provide the following services:

(i) passenger elevator service on Business Days, during Business Hours, and on Saturdays from 8 A.M. to 1 P.M., and, subject to the provisions of Section 18.02 below, have one elevator on call at all other times. Tenant agrees that Landlord may, at Landlord’s election, install elevators with or without operators and may change the same from time to time;

freight elevator service on Business Days, during the hours of 8 A.M. to 5 P.M.;

(ii) hot water supplied on Business Days during Business Hours, as seasonably required, to a valved connection for Hydronic fan powered boxes (if any) installed or to be installed in the Demised Premises (the “Heating Units”), exclusive of any piping from such valved connection to the Heating Units;

(iii) cold water for ordinary lavatory, drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purposes or in unusual quantities (as determined by Landlord), then Landlord may (or, at Landlord’s direction, Tenant shall) install a meter or meters or other means to measure Tenant’s water consumption, and Tenant agrees to pay for the cost of the meter or meters and the installation thereof, and to pay for the maintenance of said meter equipment and/or to pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the cost of all water consumed as measured by said meter or meters or as otherwise measured, including sewer rents, at the rate paid by Landlord therefor, as additional rent, within twenty (20) days after bills therefor are rendered; and

(iv) cleaning of the Demised Premises on Business Days in accordance with the specifications set forth in Exhibit “E” annexed hereto and made a part hereof, provided that the Demised Premises are kept in reasonable order by Tenant. Tenant shall reimburse Landlord for the cost of removal from the Demised Premises and the Building of so much of Tenant’s refuse and rubbish (x) as shall exceed that ordinarily accumulated daily in the routine of business office occupancy or (y) resulting from any use of the Demised Premises during hours other than Business Hours (collectively, “Extra Rubbish Removal”). The reimbursement for Extra Rubbish Removal shall be made by Tenant to Landlord, as additional rent, within ten (10) days after bills therefor are rendered.

C. Tenant agrees that Tenant shall not install any equipment that will exceed or overload the capacity of any utility facilities, and that if any equipment installed by Tenant shall require additional utility facilities, the same shall be installed by Tenant, at Tenant’s expense, subject to the provisions of Article 5 above.

D. Without limiting the provisions of Subsection 18.01C above, Tenant’s use of electricity in the Demised Premises shall not at any time exceed the capacity of the risers and feeders to the Demised Premises or wiring installations thereon. In order to ensure that the existing capacity is not exceeded and to avert possible adverse effect upon the Building’s distribution of electricity via the Building’s electric system, if at any time the total demand load of Tenant’s fixtures, appliances and equipment in the Demised Premises shall equal or exceed eight (8) watts demand load per Rentable Square Foot (exclusive of electricity used to operate the Building Units and the Heating Units), then Tenant shall not, without Landlord’s prior consent in each instance, connect any additional fixtures, appliances or equipment to the Building’s electric system, or make any Alterations or additions to the then existing electric system of the Demised Premises.

E. If, within sixty (60) days after the date hereof, Tenant shall notify Landlord that Tenant shall require supplemental air-conditioning for the Demised Premises and shall request that Landlord reserve sufficient condenser water for up to a maximum of twenty (20) tons per floor of supplemental air-conditioning (with such notice and request being referred to as the “Condenser Water Notice”), Landlord shall reserve said amount of condenser water, provided that, from and after the date that Tenant shall deliver the Condenser Water Notice and within thirty (30) days after being billed therefor, Tenant shall pay to Landlord, as additional rent, Landlord’s then current charges for usage of condenser water, it being agreed that the initial annual charge for condenser water as of the Commencement Date will be $1,000.00 per ton, and that the annual charge thereafter shall be increased by three (3%) percent on each anniversary of the Commencement Date. Promptly following the date on which Tenant shall have notified Landlord as to the exact quantity of condenser water desired by Tenant in connection therewith, Landlord shall supply condenser water for up to a maximum of twenty (20) tons per floor of supplemental air-conditioning to the Demised Premises. If the amount of condenser water requested by Tenant shall be less than said maximum, then the charge payable by Tenant for the condenser water shall thereafter be reduced proportionately, and Landlord shall no longer be obligated to reserve or allocate to Tenant any condenser water over and above the amount of condenser water actually used by Tenant. Landlord shall not have any liability to Tenant if the temperature or purity of condenser water fails to meet minimum standards at any time or for any reason. Tenant is on notice that condenser water systems are not foolproof, and covenants to install self-protective measures.

F. Landlord shall install in the Demised Premises and thereafter maintain one or more water-cooled, package air-conditioning units (the “Building Units”) to provide air-conditioning and ventilation (but not heat) to the Demised Premises adequate for comfortable occupancy during Business Hours consistent with that of first class office buildings in Manhattan, and that is designed to comply with the specifications set forth in Exhibit “K” that is annexed hereto and made a part hereof. Landlord shall repair and (if necessary) replace the Building Units, subject to the provisions of Section 6.02 above. The Building Units shall at all times be the exclusive property of Landlord, and (if the same shall be located in the Demised Premises) shall be surrendered to Landlord with the Demised Premises upon the expiration or sooner termination of this Lease. All work, maintenance, repair and replacement relating to the distribution system (including ducts and other conduits) of the Building Units into and within the Demised Premises shall be the responsibility of Tenant to perform, at Tenant’s own cost and expense. Tenant shall be required to pay for all electricity necessary or used in connection with air-conditioning and ventilation in the Demised Premises and such consumption shall be measured by the Submeter referred to in Subsection 20.02B below). Tenant shall at all times cooperate fully with Landlord and abide by the regulations and requirements that Landlord may prescribe for the proper functioning and protection of the air-conditioning and ventilation system.

G. If Tenant shall utilize the Building Units during any Overtime Period, then Tenant shall pay to Landlord, as additional rent and within ten (10) days after rendition of a bill therefor, Landlord’s then established charges in connection therewith (which, in the case of air-conditioning and ventilation, shall be in addition to the cost of the electricity needed to operate the Building Units). As of the date of this Lease, the current Overtime Period charge is $50.00 per hour for air-conditioning and/or ventilation.

H. Tenant expressly acknowledges that all Building windows are non-operable and will not open, and Landlord makes no representation as to the habitability of the Demised Premises at any time that the Building Units or the air-conditioning and ventilation distribution systems are not in operation. Except as expressly set forth in Subsection 6.02B above, Tenant hereby expressly waives any claims against Landlord arising out of the cessation of operation of the Building Units or the air-conditioning and ventilation distribution systems, or the suitability of the Demised Premises when the same are not in operation, whether due to normal scheduling or the reasons set forth in Section 18.03 below.

I. If Tenant shall require (i) freight elevator service and/or (ii) loading dock access, in either case, at any time other than the time periods set forth in Subdivision 18.06 below, Landlord shall endeavor to accommodate Tenant, provided that (I) Landlord shall have received reasonable advance notice (but in no event less than 24 hours’ notice) of such requirement, (II) Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) with respect to any of Tenant’s obligations under this Lease, and (111) Tenant shall pay to Landlord, as additional rent and within twenty (20) days after being billed therefor, Landlord’s then established hourly rate for such usage, on an hourly basis for any reservation of the freight elevator and/or loading dock during any Overtime Period on a weekday, and with a four (4) hour minimum for any reservation of the freight elevator and/or loading dock during any Overtime Period on a Saturday, Sunday or Holiday. As of the date of this Lease, Landlord estimates that the charge for such overtime use that will be in effect on the Commencement Date will be (x) $90.00 per hour, for freight elevator service; provided, however, that if an elevator mechanic is required for standby at any time (in Landlord’s sole discretion) including during Business Hours on Business Days, then an additional charge of $325.00 per hour or portion thereof during Business Hours on Business Days, $485.00 per hour or portion thereof during any Overtime Period and $650.00 per hour or portion thereof for double-time (i.e., during Holidays), in each case and (y) $90.00 per hour, for loading dock access (including the cost of one or more security guards); it being agreed, however, that, Tenant shall not be charged for overtime use of the freight elevator service and loading dock access in connection with Tenant’s move-in, Tenant’s Work and Tenant’s Installations.

Section 18.02 Landlord shall not interrupt any utility services to the Demised Premises, except that Landlord reserves the right to stop the functioning of any Building System when necessary by reason of accident, emergency, or for Repairs that Landlord reasonably deems necessary to be made, until said Repairs shall have been completed. Landlord shall not have any liability to Tenant for failure to supply or make utility services available under the circumstances described in the previous sentence. Landlord shall also not be liable to Tenant if Landlord shall be prevented from performing Landlord’s obligations under this Lease or when prevented from so doing by events of Force Majeure, or by Legal Requirements or failure of supply or inability (despite the exercise of commercially reasonable efforts) to obtain electricity, water, steam, coal, oil or other suitable fuel or power. In the event that the services described herein shall have been stopped, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises. If Landlord shall need to interrupt any utility services to the Demised Premises in connection with the performance of an Alteration to the Building, Tenant shall reasonably cooperate with Landlord so as to enable Landlord to perform such Alteration, provided that Landlord shall use commercially reasonable efforts to reduce the period of such interruption and to minimize any disruption of Tenant’s business operations in the Demised Premises. Except as expressly set forth in Subsection 6.02B above, no diminution or abatement of rent or other compensation shall or will be claimed by Tenant, nor shall this Lease or any of the obligations of Tenant be affected or reduced, by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction.

Section 18.03 Tenant shall, at Tenant’s own cost and expense, abide by all reasonable requirements that Landlord may prescribe for the proper protection and functioning of the Building Systems and the furnishing of the Building services. Tenant also shall, at Tenant’s own cost and expense, cooperate with Landlord in any conservation effort pursuant to a program or procedure promulgated or recommended by ASHRAE (or any successor organization) or any Legal Requirements.

Section 18.04 Tenant shall have the non-exclusive right to use the loading dock and receiving area depicted on Exhibit A in common with Landlord and other tenants of the Building.

Section 18.05

A. Tenant acknowledges receipt of advice from Landlord to the effect that Landlord may elect to operate a messenger service center in the Building and, as an additional Building service, to make the same available for use by the tenants of the Building. Tenant agrees that, if Landlord shall so elect, Landlord may require that all deliveries to the Demised Premises be made to the Building messenger service center.

B. Without limiting the generality of the provisions of Section 18.02 above, Landlord reserves the right, which may be exercised in Landlord’s unfettered discretion and for any reason whatsoever, to stop making the Building messenger service center available for use by the tenants of the Building; and Landlord shall have no responsibility or liability to Tenant for doing so or for otherwise failing to operate the Building messenger service center. Tenant expressly waives any claim against Landlord and Landlord’s agents arising from or in connection with the use by Tenant or others of said messenger service center.

Section 18.06 The term “Business Days” shall be deemed to mean all days other than Sundays and Holidays (except that Saturdays shall be deemed to be Business Days only for the purposes described in this Article 18, and then only for the limited hours set forth below). The term “Holidays” shall be deemed to mean all federal, state, municipal and bank holidays and Building Service Employees and Operating Engineer’s Union contract holidays now or hereafter in effect. The term “Business Hours” shall be deemed to mean 8 A.M. to 5 P.M. on Business Days (except that Business Hours for heating water, ventilation and air-conditioning, as well as for passenger elevator service, shall be deemed to mean 8 A.M. to 8 P.M. on Business Days), and 8:00 A.M. to 1:00 P.M. (including with respect to heating water, ventilation and air-conditioning) on Saturdays. The term “Overtime Periods” shall mean all times other than Business Hours on Business Days.

ARTICLE 19

TAXES; OPERATING EXPENSES

Section 19.01 In addition to the Fixed Rent and additional rent hereinbefore reserved, Tenant covenants and agrees to pay Landlord, as additional rent, all amounts computed in accordance with the provisions set forth in this Article 19.

Section 19.02 For the purposes of this Lease:

A. The term “Taxes” shall mean (i) all general, ad valorem real estate taxes, and assessments for betterments and improvements that are levied or assessed by any lawful authority on the Land or the Building, or Landlord’s interest therein (general or special), including any substitution therefor, in whole or in part, due to a future change in the method of taxation, (ii) any assessments, levies, impositions, charges or taxes arising from the location of the Land or Building within a Business Improvement District or other area or zone that is subject to governmentally authorized or civic related assessments, levies, impositions, charges or taxes not generally applicable to other portions of the Borough of Manhattan or the City of New York), (iii) any water charges, sewer rents, vault charges, or transit taxes, (iv) any “payments in lieu of Property Tax (“PILOT”)”, described in the Settlement Agreement dated November 27, 2007, by and between the City of New York and The Cooper Union for the Advancement of Science and Art, and/or (v) any “Tax Equivalency Payments” and/or (subject to the limitations contained in the immediately following sentence as to when certain items comprising the same will be included within the definition of the term Taxes) “Impositions” as defined in the Existing Underlying Lease. If, due to a future change in the method of taxation or in the governmental authority having jurisdiction thereover (the “Taxing Authority”), a franchise, income, gross receipts, profit, occupancy, sales, value added, use or other similar tax, personal property, or other tax or governmental imposition, however designated (including any tax, excise or fee, measured by or payable with respect to any rents, licenses or other charges received by Landlord and levied against Landlord, Land and/or the Building) shall be levied against Landlord, the Land and/or the Building (but only to the extent of the amount thereof that would be levied if Landlord’s interest in the Land and Building were the only asset of Landlord) in substitution (in whole or in part) for, or as an addition to or in lieu of, any Taxes, then such franchise, income, gross receipts, profit, occupancy, rent, excise, sales, value added, use or other similar tax, personal property or other tax or governmental imposition shall be deemed to be included within the definition of the term “Taxes” for the purposes hereof, excluding (x) any general income, corporate franchise, estate, inheritance, succession, capital stock or transfer tax levied on Landlord and (y) any penalties or late charges imposed against Landlord with respect to Taxes.

B. The term “Tax Year” shall mean every twelve (12) consecutive month period, all or any part of which shall occur during the Lease Term, commencing each July 1 or such other date as shall be the first day of the fiscal tax year of The City of New York or other governmental agency determined by Landlord to be responsible for the collection of substantially all Taxes.

C. The term “Operating Year” shall mean each calendar year, all or any part of which shall occur during the Lease Term, including the Base Operating Year.

D. The term “Operating Statement” shall mean a written statement prepared by Landlord or Landlord’s agent, setting forth in reasonable detail Landlord’s computation of the amount payable by Tenant pursuant to Section 19.04 for a specified Operating Year, including the Base Operating Year.

E. The term “Operating Expenses” shall mean all costs and expenses reasonably paid or incurred by Landlord or on Landlord’s behalf in connection with the ownership, management, repair, maintenance, replacement, restoration or operation of the Building, the Land and any plazas, sidewalks, curbs and appurtenances thereto, including the following items (which items are illustrative of items to be included in Operating Expenses):

(i) Labor Costs (as such term is defined below) of persons performing services in connection with the operation, repair and maintenance of the Land or the Building;

(ii) the cost of all charges for window cleaning, sidewalk cleaning, snow removal, landscaping, repair and maintenance, security and other services to the Land and the Building, and to any plazas, sidewalks, curbs and appurtenances thereto;

(iii) the cost of (including any rental cost of) materials and supplies used in the operation, cleaning, safety, security, renovation, replacement, repair and maintenance of the Building and its plazas (if any), sidewalks, curbs and appurtenances, and any plant, equipment, facilities and systems designed to supply heat, ventilation, air-conditioning or any other services or utilities, or comprising any portion of the electrical, gas, steam, plumbing, sprinkler, mechanical, communications, alarm, security or fire/life safety systems or equipment, including any sales and other taxes thereon;

(iv) the depreciation for, or the rental cost or value (including applicable sales taxes) of, hand tools and other movable equipment used in the operation, cleaning, safety, security, repair or maintenance of the Building and its plazas (if any), sidewalks, curbs and appurtenances;

(v) reasonable out-of-pocket legal, accounting and other professional fees incurred in connection with the operation or management of the Land and the Building;

(vi) amounts incurred by Landlord for services, materials and supplies furnished in connection with the operation, repair and maintenance of any part of the Building and its plazas (if any), sidewalks, curbs and appurtenances, including the heating, air-conditioning, ventilating, plumbing, electrical, elevator, safety and other systems of the Building, and any other services furnished pursuant to Article 18 above;

(vii) premiums paid by Landlord for rent, casualty, boiler, sprinkler, plate-glass, liability and fidelity insurance with respect to the Land or Building and its plazas (if any), sidewalks, curbs and appurtenances, and any other insurance Landlord maintains (that is comparable in type and amount to the insurance that a prudent owner of a similar building in Manhattan would maintain) or is required to maintain with regard to the Land or the Building or the maintenance or operation thereof;

(viii) costs (including all applicable taxes) for utilities furnished by Landlord pursuant to Article 18 above or Article 20 below;

(ix) telephone and stationery costs;

(x) the cost of painting and otherwise decorating any non-tenant areas of the Building, and its plazas (if any) and sidewalks;

(xi) the cost of maintaining (but not acquiring, repairing or replacing) art works in a manner commensurate with other first-class office buildings located in Manhattan, as well as holiday decorations, for the lobby and other public portions of the Building, and its plazas (if any) and sidewalks;

(xii) the cost of exterior and interior landscaping of non-tenant areas of the Land, the Building and its plazas (if any) and sidewalks;

(xiii) dues and fees paid to civic organizations and associations representing Landlord, or of which Landlord is a member, in the City of New York, to the extent related to the maintenance and operation of the Building;

(xiv) franchise, license and similar fees and charges paid by Landlord to any governmental agency for the privilege of owning, leasing, operating, maintaining or servicing the Building or any of their respective equipment, property or appurtenances;

(xv) management fees, or, if no managing agent is then employed by Landlord, an amount in lieu thereof which is not in excess of the then prevailing rates for management fees of first-class office buildings in Manhattan;

(xvi) the cost or value, or the cost or value of the rental, together with the cost of installation, of any security for the Building or other system used in connection with life or property protection (including the cost, or the cost or value of the rental, of all machinery, electronic systems and other equipment comprising any part thereof), as well as the cost of the operation and repair of any such system in operation;

(xvii) costs for Alterations to the Building that are made by reason of any Legal Requirements or the requirements of any Insurance Boards, provided, however, that, if and to the extent that such costs are capitalized both (1) under generally accepted accounting principles, and (2) in accordance with industry practice among prudent owners of first-class commercial buildings in Manhattan, such costs shall be amortized on a straight-line basis over the useful life of such Alterations, with an interest factor calculated using the Interest Rate in effect at the time that any such cost is incurred;

(xviii) the cost of improvements, equipment or machinery installed for the purpose of reducing energy consumption or reducing other Operating Expenses, provided, however, that, if and to the extent such costs are capitalized both (I) under generally accepted accounting principles, and (2) in accordance with industry practice among prudent owners of first-class commercial buildings in Manhattan, then (a) such costs shall be amortized over the useful economic life of such improvements, equipment or machinery, as reasonably estimated by Landlord, with an interest factor calculated using the Interest Rate in effect at the time that any such cost is incurred, and (b) Tenant shall not be required to pay more on the basis of such amortized cost than Landlord reasonably anticipated Tenant would have had to pay with respect to the relevant component(s) of Operating Expenses had the same not been reduced or eliminated by such improvements, equipment or machinery;

(xix) insurance endorsements in order to repair, replace and re-commission the Building for re-certification pursuant to the LEED rating system or support achieving energy and carbon reduction targets;

(xx) all costs of applying, reporting and commissioning the Building or any part thereof to seek certification under the LEED rating system; provided however, the cost of such applying, reporting and commissioning of the Building or any part thereof to seek certification shall be a cost capitalized and thereafter amortized as under generally accepted accounting principles;

(xxi) all costs of maintaining, managing, reporting, commissioning and recommissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with the LEED rating system;

(xxii) obtaining or attempting to obtain tax credits and/or reductions in, or any lowering of, Taxes (without regard to whether Landlord is actually successful), which costs and expenses shall include, without limitation, third party legal, accounting, appraisal and other expert fees and filing fees;

(xxiii) the preparation and filing of Real Property Income Expense Statements or any similar or successor form (; and

(xxiv) all other charges allocable to the repair, ownership, management, maintenance, replacement, restoration or operation of the Building in accordance with real estate accounting practices customarily used in Manhattan.

F. The term “Labor Costs” shall mean any and all expenses incurred by Landlord or on Landlord’s behalf which shall be related to employment of personnel (other than personnel above the grade of building manager), including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, Workers’ Compensation insurance, benefits, pensions, hospitalization, retirement plans and insurance (including group life and disability), uniforms and working clothes and the cleaning thereof, and expenses imposed on or on behalf of Landlord pursuant to any collective bargaining agreement relating to such employees. With respect to employees who are not employed on a full-time basis with respect to the Building, a pro rata portion of expenses allocable to the time any such employee is employed with respect to the Building shall be included in Labor Costs.

G. Notwithstanding any provision to the contrary contained herein, Operating Expenses shall not, however, include:

(i) Labor Costs in respect of officers and executives of Landlord above the grade of building manager, unless for work actually performed in or about the Building ordinarily done by a third person, and then only at compensation no higher than that which would have been paid to such third person;

(ii) costs and expenses of a capital nature (other than as expressly provided in Subsection 19.02E above), including original or new construction or installation or any capital investments or improvements;

(iii) insurance premiums, but only if and to the extent that Landlord is specifically entitled to be reimbursed therefor by Tenant pursuant to this Lease (other than pursuant to this Article) or by any other tenant or other occupant of the Building pursuant to its lease (other than pursuant to an operating expenses escalation clause contained therein);

(iv) the cost of any item for which Landlord is reimbursed by insurance or otherwise compensated, including reimbursement by any tenant;

(v) any taxes, including real property taxes, relating to the Building (provided, however, that the foregoing exclusion shall not release or modify Tenant’s obligation to pay Tenant’s pro rata share of Taxes as provided in Section 19.03 below), and any general income, corporate franchise, estate, inheritance, succession, capital stock or transfer tax levied on Landlord;

(vi) costs and expenses incurred by Landlord only by reason of Landlord’s negligence, willful misconduct or breach of Landlord’s obligations under this Lease;

(vii) the cost of electricity furnished to the Demised Premises or any other space in the Building leased, or leasable to tenants;

(viii) the cost of utility installation and tap-in charges;

(ix) the cost of any alterations, additions, changes, replacements and improvements that are made solely in order to prepare space for occupancy by a new tenant and any “contribution” to such tenant in connection therewith, but only if and to the extent that the same is in excess of that which Landlord furnishes generally (with no additional expense) to the tenants of the Building;

(x) interest, principal payments, and other costs of any indebtedness encumbering the Building;

(xi) legal fees, space-planner’s fees, architectural fees, engineering fees, real estate commissions, and marketing and advertising expenses incurred in connection with the development, leasing and construction of the Building;

(xii) any bad debt losses, rent losses or reserves for bad debt or rent losses;

(xiii) costs of selling, converting to a condominium, syndicating, financing, mortgaging, hypothecating or ground leasing any of Landlord’s interest in the Building;

(xiv) any costs that would have been reimbursed or paid for by insurance proceeds had Landlord maintained the insurance required under this Lease, and the amount of any judgment or other charge entered or costs assessed against Landlord in excess of the policy limits of the insurance maintained by Landlord pursuant to this Lease;

(xv) Landlord’s advertising, entertainment and promotional costs for the Building;

(xvi) reserves for anticipated future expenses;

(xvii) costs of investigation, monitoring, remediation or other cost or expense arising from or relating to the existence of Hazardous Materials in, on or under the Building;

(xviii) costs of acquiring, leasing, restoring, insuring or displaying sculptures, paintings and other objects of art located within or outside the Building;

(xix) any fee or expenditures paid to any person affiliated with Landlord, but only if and to the extent the amount thereof exceeds the amount of fee or expenditures for similar services that would customarily be paid by owners of similar buildings in Manhattan to third-party providers of such services;

(xx) expenses incurred solely for the benefit of any occupants of the Educational Space or Retail Space;

(xxi) costs and expenses incurred by Landlord to operate, maintain or repair vertical transportation (i.e., elevators and escalators) in the Building, but only if the same shall not be utilized by Tenant;

(xxii) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions of this Lease;

(xxiii) the incremental cost of furnishing services, such as for the use of Building Units during any Overtime Period, to any tenant, including Tenant, at such tenant’s expense;

(xxiv) costs incurred in performing work or furnishing services for individual tenants (including Tenant) at such tenant’s expense;

(xxv) costs of performing work or furnishing services for tenants other than Tenant at Landlord’s expense to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to Tenant at Landlord’s expense;

(xxvi) any interest, late fee or penalty incurred by Landlord relating to any Mortgage;

(xxvii) any rent payable under any Underlying Lease (other than payments which, independent of the Underlying Lease, would constitute an Operating Expense hereunder), and any interest, late fee or penalty payable under any Underlying Lease;

(xxviii) costs incurred in connection with making any addition to the Building or its plazas to increase the rentable square footage of the Building;

(xxix) costs otherwise included but which are reimbursed or reimbursable to Landlord directly from Tenant or any other tenant;

(xxx) costs incurred with acquiring air rights, development rights , easements or other real property interests;

(xxxi) costs incurred in connection with removal of hazardous materials;

(xxxii) costs of repairing any damage or condemnation, whether or not proceeds or awards are adequate;

(xxxiii) costs incurred to supply overtime air conditioning or condenser water;

(xxxiv) costs of installing a specialty service, such as messenger center, cafeteria or fitness club;

(xxxv) costs incurred in connection with the initial construction of the Building or portions thereof, including costs incurred in connection therewith for the removal of violations, correcting any noncompliance with applicable Legal Requirements, maintaining the temporary certification of occupancy, obtaining a permanent certificate of occupancy or correction any defects in initial construction; and

(xxxvi) costs incurred in connection with curative work to remedy pre-existing (i.e., prior to the Commencement Date) violation of laws or installing sprinklers.

H. The cost of any item that was included in Operating Expenses for the Base Operating Year and is no longer being incurred by Landlord by reason of the installation of a labor saving device or other capital improvement shall be deleted from Operating Expenses for the Base Operating Year in connection with the calculation of the Operating Expense Payment for all Operating Years from and after the Operating Year in which such installation occurs.

I. If, during all or part of any Operating Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense hereunder) due to the fact that (i) such portions are not occupied or leased, (ii) such item of work or service is not required or desired by the tenant of such portion, (iii) such tenant is itself obtaining and providing such item of work or service, or (iv) for any other reason, then, for the purposes of computing Operating Expenses, the amount for such item and for such period shall be deemed to be increased by an amount equal to the additional costs and expenses of furnishing such item of work or services to such portion of the Building or to such tenant.

J. Unless expressly excluded from Operating Expenses pursuant to Subsection 19.02G above or expressly provided otherwise elsewhere in this Lease, all items of cost and expense identified in this Lease as being “at Landlord’s cost and expense” or phrases of similar import (regardless of whether the words “solely” or “exclusive” are used in connection therewith, and regardless of whether specific reference is made to Landlord’s right to recoup such cost or expense as part of Operating Expenses) shall be included in Operating Expenses.

K. In determining the amount of the Operating Expenses for any Operating Year, if less than 95% of the rentable square feet of the Office Space shall have been occupied by tenants at any time during such Operating Year, then the Operating Expenses for such Operating Year (including the Base Operating Year) shall be grossed up to reflect the Operating Expenses estimated to be incurred if ninety-five percent (95%) of all such rentable square feet had been occupied throughout such Operating Year.

Section 19.03

A. (i)    If, for any reason whatsoever (whether foreseen or unforeseen), the Taxes that are applicable with respect to any Tax Year shall be greater than the Base Tax Amount, then, Tenant shall pay to Landlord as additional rent for each such Tax Year an amount equal to Tenant’s Tax Share (as defined in Section 1.01 above) of the amount by which the Taxes applicable with respect to such Tax Year exceeds the Base Tax Amount.

(ii) Within a reasonable time period after the issuance by the Taxing Authority of tax bills for Taxes payable for any Tax Year, Landlord shall submit to Tenant a statement (the “Tax Statement”) that shall indicate the amount, if any, required to be paid by Tenant as additional rent as in this Section provided. Alternatively, if, with respect to any Tax Year or installment due date thereof, Landlord shall believe that the Taxing Authority will not be issuing a tax bill for Taxes in a sufficiently timely manner so as to allow Landlord to receive the Tax Payment from Tenant in accordance with the provisions of Subdivision 19.03A(iii) below, then Landlord may render a Tax Statement to Tenant based on Landlord’s good faith estimate of the relevant Taxes, subject to adjustment within a reasonably prompt time period following the date that the Taxing Authority shall actually issue the tax bill(s) pertaining to such Taxes.

(iii) Tenant shall pay to Landlord, as additional rent, the amount set forth on such Tax Statement (the ‘Tax Payment”) in two (2) equal installments, with the first such installment due and payable on the June 1 immediately preceding the commencement of the Tax Year for which the Tax Statement is being rendered, and the second such installment due and payable on the immediately following December 1; provided, however, that if Landlord shall not have delivered a Tax Statement by May 20 immediately preceding the commencement of the Tax Year for which the Tax Statement is being rendered, then the installment of the Tax Payment otherwise due hereunder on the immediately following June 1 shall not be due until the tenth (10th) day after Landlord shall deliver said Tax Statement to Tenant. In the event that the Taxing Authority shall change the time for the payment, or number of installments, of Taxes, or if a Mortgagee or Overlandlord shall require a periodic escrow payment on account thereof, the time when Tenant’s installments of the Tax Payment shall be due and payable to Landlord shall be similarly adjusted.

B. If, following the delivery of any Tax Statement, Landlord shall receive a refund of Taxes with respect to a Tax Year for which Tenant has paid any additional rent under the provisions of this Section 19.03, then Tenant’s Tax Share of the net proceeds of such refund, after deduction of legal fees, appraiser’s fees and other expenses incurred in obtaining reductions and refunds and collecting the same (and without duplicating any amounts previously paid by Tenant to the provisions of Section 19.04 below) shall be applied and allocated to the periods for which the refund was obtained and, if Tenant shall not be in default (after Tenant shall have theretofore been given notice of any such default) of any of Tenant’s obligations under this Lease, then, within thirty (30) days after Landlord shall have received such refund, Landlord shall refund or credit to Tenant an amount equal to Tenant’s Tax Share of the net proceeds of such refund. In no event shall any refund or credit due to Tenant hereunder exceed the sum paid by Tenant for such particular Tax Year. Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the Land or the Building. In no event shall Tenant have the right to seek from the taxing authority any refund or reduction of Taxes.

C. INTENTIONALLY OMITTED

D. Tenant shall pay, before delinquency, all rent and occupancy taxes and all property taxes and assessments on the furniture, fixtures, equipment and other property of Tenant at any time situated on or installed in the Demised Premises, and on additions and improvements in the Demised Premises made or installed by Landlord as part of Tenant’s Work, or made or installed by Tenant, if any. If at any time during the Lease Term any of the foregoing are assessed as a part of the real property of which the Demised Premises are a part, Tenant shall pay to Landlord upon demand the amount of such additional taxes as may be levied against said real property by reason thereof.

Section 19.04

A. For each Operating Year, any part of which shall occur during the Lease Term, Tenant shall pay to Landlord as additional rent an amount (the “Operating Expense Payment”) equal to Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Operating Year shall exceed the Operating Expenses for the Base Operating Year; provided, however, that if the Commencement Date shall occur other than on the first day of an Operating Year or if the Lease Term shall expire or be sooner terminated on other than the last day of an Operating Year, then the Operating Expense Payment in respect thereof shall be prorated to correspond to that portion of such Operating Year occurring within the Lease Term.

B. At any time before or during each Operating Year, Landlord may furnish to Tenant a written statement (an “Estimate Statement”) setting forth Landlord’s estimate of the Operating Expense Payment for such Operating Year (the “Estimated Payment”). Landlord shall endeavor to furnish the Estimate Statement for each Operating Year not later than the 150th day following the commencement of such Operating Year. Tenant shall pay to Landlord on the first day of each month during each Operating Year an amount equal to one twelfth (1/12th) of the Estimated Payment. If Landlord furnishes an Estimate Statement for an Operating Year subsequent to the commencement thereof, then: (i) until the first day of the month following the month in which the Estimate Statement shall be furnished to Tenant, Tenant shall continue to pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord with respect to the most recent Operating Year; (ii) promptly after the Estimate Statement shall be furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord for the current Operating Year was greater or less than the installment of the Estimated Payment to be paid for the current Operating Year, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof to Landlord within twenty (20) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next monthly installment of the Fixed Rent payable under this Lease; and (iii) on the first day of the month following the month in which the Estimate Statement shall be furnished to Tenant, and monthly thereafter throughout the remainder of the Operating Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Estimated Payment shown on the Estimate Statement. Landlord may during an Operating Year, furnish to Tenant a revised Estimate Statement, and, if a revised Estimate Statement shall be furnished to Tenant, the Estimated Payment for such Operating Year shall be adjusted in the same mariner as provided in the preceding sentence.

C. At any time after each Operating Year, Landlord shall furnish to Tenant an annual Operating Statement (the “Annual Statement”) for such Operating Year. Landlord shall endeavor to furnish the Annual Statement for each Operating Year not later than the 180th day following the end of such Operating Year. If the Annual Statement shows that the Estimated Payment (or other payments) for such Operating Year exceeds the Operating Expense Payment which should have been paid for such Operating Year, then Landlord shall credit the amount of such excess against the next monthly installment of Fixed Rent payable under this Lease (or, if such Annual Statement shall have been delivered to Tenant at the end of or following the Lease Term, then Landlord shall promptly refund the amount of such overpayment to Tenant); if the Annual Statement for such Operating Year shows that the Estimated Payment for such Operating Year was less than the Operating Expense Payment (or other payments) which should have been paid for such Operating Year, Tenant shall pay the amount of such deficiency to Landlord within twenty (20) days after receipt of the Annual Statement.

D. (i)    Each Annual Statement shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof, Tenant shall give Landlord notice (the “Operating Dispute Notice”) that Tenant disputes the correctness of the Annual Statement, specifying in detail the particular respects in which the Annual Statement is claimed to be incorrect. Notwithstanding the foregoing, the Annual Statement for the Base Operating Year shall not be deemed conclusive and binding upon Tenant unless Tenant shall fail to give Landlord the Operating Dispute Notice with respect to such Annual Statement within ninety (90) days following Tenant’s receipt of the Annual Statement for the first Operating Year following the Base Operating Year. Tenant recognizes and agrees that Landlord’s books and records (and those of Landlord’s agents) with respect to the operation of the Land and the Building are confidential, and that Tenant shall have no right to inspect the same except as otherwise provided in the immediately following sentence. Within thirty (30) days following the date that Tenant shall have given Landlord the Operating Dispute Notice, Tenant may request in writing an appointment to examine Landlord’s books and records with respect to Operating Expenses in order to verify the accuracy of the relevant Annual Statement, in which case Landlord shall allow Tenant’s certified public accountant, which certified public accountant shall not be paid on a contingent fee basis, to conduct such examination during Business Hours, within ten (10) Business Days after Landlord’s receipt of said request, provided that Tenant’s certified public accountant shall minimize any interference to Landlord’s business operations during the course of such examination. Landlord shall reasonably cooperate with Tenant’s certified public accountant in connection with such examination. Tenant shall not disclose (and shall require Tenant’s certified public accountant not to disclose) to any third party any information obtained in the course of such examination, except if and to the extent required by a court of competent jurisdiction.

(ii) If Tenant shall have timely delivered the Operating Dispute Notice to Landlord, and the parties shall not be able to resolve such dispute within sixty (60) days thereafter, then, provided that Tenant shall have theretofore paid to Landlord the amount shown to be due to Landlord on the disputed Annual Statement, either party may refer the decision of the issue raised to a reputable, independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusive and binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, the accountants shall apportion the fees and expenses between the parties based on the degree of success of each party). Tenant agrees that, notwithstanding any such dispute (and pending resolution thereof), Tenant shall timely pay to Landlord in full the amount shown to be due to Landlord on the disputed annual statement. If such dispute is resolved in Tenant’s favor, Landlord shall either reimburse Tenant for any overpayment or credit the amount of such overpayment against the next monthly installment of Fixed Rent payable under this Lease (or, if no Fixed Rent is to become payable thereafter, refund the overpayment to Tenant within thirty (30) days after resolution of the dispute).

Section 19.05 Nothing contained in this Article 19 or any other provision of this Lease concerning the payment of additional rents shall be construed so as to reduce the Fixed Rent below the amount set forth in Section 1.01, plus any increases therein pursuant to any provision of this Lease.

Section 19.06 If there shall be a reduction of the area of the Demised Premises either due to a partial taking thereof by eminent domain or due to subsequent agreement of the parties or if the area of the Demised Premises shall be increased (i), then Tenant’s Tax Share of increases of Taxes thereafter payable by Tenant under Subsection 19.03A, and (ii) Tenant’s Operating Share of Operating Expenses thereafter payable by Tenant under this Article 19, except as may otherwise be expressly agreed in writing by the parties, be increased or decreased on the basis of the ratio between the Rentable Square Feet in the Demised Premises before and after said increase or decrease in area.

Section 19.07 Any payments due hereunder for any period of less than a full Tax Year or Operating Year at the commencement or end of the Lease Term shall be equitably prorated. In the event of any change in the fiscal period constituting a Tax Year, Taxes levied during any transitional period occurring during the Lease Term shall be added to the first subsequent Tax Year for purposes of Section 19.03 above. Any delay or failure by Landlord to render any statement under the provisions of this Article 19 shall not prejudice Landlord’s right hereunder to render such statement for prior or subsequent periods. Any delay or failure by Landlord in making any request or demand for any amount payable by Tenant pursuant to the provisions of this Article 19 shall not constitute a waiver of, or in any way diminish, the continuing obligation of Tenant to make such payment. Except as otherwise provided in Subsection 19.04D above, all statements rendered by Landlord pursuant to the provisions of this Article 19 shall be deemed final and conclusive as to Tenant, unless, within sixty (60) days following rendition of any such statement, Tenant shall, in good faith and with specificity, notify Landlord that such statement contains mathematical error. Tenant agrees that, notwithstanding any dispute as to the correctness of a statement (and pending resolution of such dispute), Tenant shall timely pay to Landlord in full the amount shown to be due to Landlord on the disputed statement. If such dispute is resolved in Tenant’s favor, Landlord shall either reimburse Tenant for any overpayment or credit the amount of such overpayment against the next monthly installment of Fixed Rent payable under this Lease (or, if no Fixed Rent is to become payable thereafter, refund the overpayment to Tenant within thirty (30) days after resolution of the dispute). The obligations of Tenant and Landlord with respect to any payment or refund required pursuant to the provisions of this Article 19 shall survive the expiration or sooner termination of the Lease Term (i) for a period of one (1) year generally, and (ii) for a period of two (2) years with respect to Taxes, but only if the reason for the delay in rendering a final bill relating to Taxes is attributable to an act or omission of the governmental (or quasi-governmental) authority imposing such Taxes.

ARTICLE 20

ELECTRICITY

Section 20.01 Subject to the provisions of this Article 20 and other provisions of this Lease, Landlord shall furnish electricity for use in the Demised Premises for normal business office purposes, making available to the core electrical closet serving the Demised Premises a capacity (the “Existing Capacity”) equal to eight (8) watts per Rentable Square Foot demand load, exclusive of electricity used to operate the Building Unit(s) installed by Landlord to provide air-conditioning and ventilation to the Demises Premises. Said electricity shall be furnished from the main electric switchgear room to electrical switches terminated in one or more pullboxes for Tenant’s use located on the 3rd floor of the Building. Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service shall be changed or shall no longer be available or suitable for Tenant’s requirements, unless the same (i) shall have been solely caused by the negligence or willful misconduct of Landlord or of Landlord’s agents or employees, and (ii) is not covered by the “all risk” insurance policy carried, or required to be carried, by Tenant pursuant to Subsection 8.03B above (but in no event shall Landlord be liable to Tenant for any consequential damages). Landlord may elect to furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Demised Premises, whereupon Tenant shall pay to Landlord or Landlord’s designated contractor upon demand the then established commercially reasonable charges of Landlord or said contractor, as the case may be, in connection therewith.

Section 20.02

A. Subject to the provisions of Section 20.03 below, Tenant’s consumption and demand of all electricity made available to the Demised Premises (including electricity servicing the Building Unit(s), any Heating Units, and any supplemental air-conditioning systems servicing the Demised Premises, and electricity servicing the bathrooms in or appurtenant to the Demised Premises and all hot water heaters servicing such bathrooms) or to Tenant elsewhere in the Building (collectively, “Tenant Electricity”) shall be measured by one or more totalizing submeters (collectively, the “Submeter”) installed by Landlord as part of Landlord’s Work in the core electrical closet located on the 3rd floor of the Building.

B. From and after the Commencement Date, Tenant agrees to purchase Tenant Electricity from Landlord or Landlord’s designated agent at terms and rates equal to “Landlord’s Electricity Cost” (as such term is defined below), plus three (3%) percent thereof, to reimburse Landlord for administrative services in connection with supplying, measuring and billing Tenant Electricity and for transmission and transformer losses. If more than one submeter shall measure Tenant Electricity, then the service rendered through each such submeter shall be totalized and billed in accordance with the foregoing rate, unless Landlord shall elect separate billing on a per meter basis. Landlord may at any time render bills for Tenant Electricity in accordance with the foregoing provisions, and Tenant shall pay all amounts shown on said bills to Landlord, as additional rent, within twenty (20) days following the date that such bills shall have been rendered. Landlord represents to Tenant that, as of the date of this Lease, the rate classification for the electricity supplied to the Building by the Public Utility is EL 9.

C. For purposes of this Article 20 and the other provisions of this Lease:

(i) The term “Landlord’s Electricity Cost” shall mean the cost per kilowatt hour and cost per kilowatt demand, by time of day, if applicable, or other applicable billing method, to Landlord of purchasing electricity for the Building, including fuel adjustment charges (as determined for each month of the relevant period), rate adjustment charges, sales tax, and/or any other factors used by the public utility furnishing electric service to the Building (the “Public Utility”) in computing its charges to Landlord, applied to the kilowatt hours of electricity and kilowatts of demand purchased by Landlord during a given period. Landlord reserves the right to change electricity providers at any time and to purchase green or renewable energy.

(ii) The term “Electricity Additional Rent” shall mean all amounts computed in accordance with Subsection 20.02B above, and Landlord’s determination of such amounts shall be binding and conclusive on Tenant.

D. If the Submeter should fail to properly register or operate at any time during the Lease Term for any reason whatsoever, then, unless Landlord shall otherwise elect in accordance with the provisions of Section 20.03 below, Landlord may estimate the Electricity Additional Rent, and when the Submeter shall again become properly operative, an appropriate reconciliation shall be made, by Tenant paying any deficiency to Landlord within ten (10) days after demand therefor, or by Landlord crediting Tenant with the amount of any overpayment, as the case may be.

E. If at any time during the Lease Term the electric rate charged by the Public Utility (the “Electric Rate”) shall be increased by the Public Utility, or Landlord’s Electricity Cost shall be increased for any other reason, then, effective as of the date of each such increase in the Electric Rate or Landlord’s Electricity Cost (as the case may be), the Electricity Additional Rent shall be increased in proportion to such change in the Electric Rate or Landlord’s Electricity Cost, as determined by Landlord’s electrical consultant (“Landlord’s Consultant”), whose determination shall be binding and conclusive upon the parties, subject to the provisions of Subsection 20.03E below. Tenant acknowledges that it is anticipated that electric rates, charges, fees and/or other costs, as well as methods of or rules on billing, may be changed by virtue of time-of-day rates or other methods of billing, and that the references in this Article 20 to changes in the Electric Rate are intended to include any and all such changes.

Section 20.03

A. Notwithstanding anything to the contrary contained in the provisions of Section 20.02 above, if at any time during the Lease Term the Submeter shall not then be operating, or if Landlord shall be compelled by the Public Utility or any Legal Requirements (it being agreed that any such compulsion shall include Landlord’s inability to legally collect from Tenant all of the costs incurred by Landlord for Tenant Electricity) to discontinue furnishing electricity to the Demised Premises on a submetered basis, then (subject to the provisions of Section 20.05 below) Landlord shall furnish electricity to the Demised Premises in quantity equal to the Existing Capacity on a “rent inclusion” basis, and there shall be no separate charge to Tenant for such electricity.

B. For the purposes of this Article 20, and other provisions of this Lease:

(i) The term “Base Electric Charge” shall initially mean the amount of $137,254.00 per annum (except during the period which shall begin on the Commencement Date and end on the day immediately preceding the date on which Tenant shall first occupy the Demised Premises for the purpose of conducting Tenant’s business operations therein, during which period the term “Base Electric Charge” shall mean the amount of $63,348.00 per annum).

(ii) The term “Electric Inclusion Factor” shall mean an amount, to be included as a component of Fixed Rent, equal to the sum of the Base Electric Charge plus all increases thereto pursuant to the provisions of this Article 20; it being understood and agreed that at all times the Electric Inclusion Factor shall not be less than the amount computed by multiplying Landlord’s Electricity Cost by Tenant’s kilowatt hour and kilowatt demand usage as determined by the estimate of Landlord’s Consultant, plus three (3%) percent of the resulting total.

C. Landlord and Tenant agree that, during any period in which electricity shall be furnished to the Demised Premises on a “rent inclusion” basis, the annual Fixed Rent set forth in Section 1.01 above shall be increased by an amount equal to the Base Electric Charge, as the same may be adjusted pursuant to the provisions of this Article 20. Tenant acknowledges and agrees that the Base Electric Charge currently represents the amount initially included in the Electric Inclusion Factor to compensate Landlord for the electrical wiring and other installations necessary for, and for Landlord’s obtaining and making available to Tenant, the redistribution of electric energy to the Demised Premises as an additional service, and that such Base Electric Charge component of the Electric Inclusion Factor is subject to adjustment as provided herein based on Tenant’s consumption and/or demand of electricity, but shall in no event be subject to reduction.

D. At any time, and from time to time, after Tenant shall have entered into possession of the Demised Premises or any portion thereof, and electricity shall be furnished to the Demised Premises on a “rent inclusion” basis, Landlord and Landlord’s agents and consultants may survey the electrical fixtures, appliances and equipment located in or servicing the Demised Premises and Tenant’s consumption and demand of electricity therein to (i) ascertain whether Tenant is complying with Tenant’s obligations under this Article 20, and (ii) determine whether the then Electric Inclusion Factor included in Fixed Rent is less than the Electric Inclusion Factor computed as a result of said survey, and to adjust the Electric Inclusion Factor component of Fixed Rent in accordance with the following computations:

(x) In the case of the first electric survey, if the cost or value of Tenant’s electric consumption and/or demand shown by the survey shall exceed the initial Electric Inclusion Factor, then the Electric Inclusion Factor component of the Fixed Rent shall be increased by the amount of such excess retroactive to the beginning of the period when electricity shall he furnished to the Demised Premises on a “rent inclusion” basis; and

(y) In the event of the second and subsequent surveys, if the cost or value of Tenant’s electric consumption and/or demand shown by such survey shall exceed the then Electric Inclusion Factor, then such Electric Inclusion Factor component of Fixed Rent shall be increased by the amount of such excess, effective as of the earlier of (a) the date of such survey or (b) the date on which increases in the connected power load or changes in electric consumption occurred (as determined by Landlord’s Consultant).

E. The initial amount of each such increase shall be paid by Tenant to Landlord within ten (10) days after Landlord furnishes Tenant with a statement thereof, and thereafter, such increase shall be added to each of the monthly installments of Fixed Rent. The cost of each survey made pursuant to Subsection 20.03D above shall be borne equally by Landlord and Tenant. The determination of Landlord’s Consultant as to any increase in the Fixed Rent based on such average monthly electric energy consumption and/or demand shall be conclusive and binding upon the parties from and after the delivery of a copy of such determination to Landlord and Tenant, unless, within fifteen (IS) days thereafter, Tenant shall dispute such determination by having an independent reputable electrical consultant, selected and paid for by Tenant (“Tenant’s Consultant”), consult with Landlord or Landlord’s Consultant as to said determination. If the parties or their respective consultants shall agree as to a resolution of said dispute, then such agreement shall be binding upon the parties, or if the difference between them shall be ten (10%) percent or less of the determination made by Landlord’s Consultant, then the determination made by Landlord’s Consultant shall be binding upon the parties. If Landlord’s Consultant and Tenant’s Consultant shall not agree within the said ten (10%) percent of each other, then Landlord’s Consultant and Tenant’s Consultant shall jointly select a third duly qualified independent, reputable electrical consultant who shall determine the matter and whose decision shall be binding upon both parties with the same force and effect as if a non-appealable judgment had been entered by a court of competent jurisdiction. If Landlord’s Consultant and Tenant’s Consultant shall not agree upon such a third electrical consultant, the matter shall be submitted to the American Arbitration Association in New York City to be determined in accordance with its rules and regulations, and the decision of the arbitrators shall be binding upon the parties with the same force and effect as if a non-appealable judgment had been entered by a court of competent jurisdiction. Any charges of such third consultant or of the American Arbitration Association, and all costs and expenses of either, shall be borne equally by both parties. Notwithstanding the foregoing, until such final determination, Tenant shall pay Fixed Rent to Landlord in accordance with the determination made by Landlord’s Consultant. After such final determination, the parties shall promptly make adjustment for any deficiency owed by Tenant or any overage paid by Tenant.

F. If at any time during the Lease Term the Electric Rate shall be increased by the Public Utility, then, effective as of the date of each such increase in the Electric Rate, the Electric Inclusion Factor included in the Fixed Rent shall be increased in proportion to such change in the Electric Rate (as determined by Landlord’s Consultant, whose determination shall be binding and conclusive upon the parties, subject to the provisions of Subsection 20.03E above). In no event, however, shall the Electric Rate be deemed to be reduced below the Electric Rate in effect as of the Commencement Date for purposes of computing the Electric Inclusion Factor.

G. At Landlord’s request, the parties shall execute, acknowledge and deliver to each other a supplemental agreement in such form as Landlord shall reasonably require to reflect each change in the Fixed Rent under this Article 20, but each and every such change shall be effective as of the effective date described in the provision under which such change is provided for, even if such agreement shall not be executed and delivered.

Section 20.04

A. Tenant’s use of electricity in the Demised Premises shall not at any time exceed the Existing Capacity. In order to ensure that the Existing Capacity is not exceeded and to avert possible adverse effect upon the Building’s distribution of electricity via the Building’s electric system, if at any time the total demand load of Tenant’s fixtures, appliances and equipment in the Demised Premises shall equal or exceed eight (8) watts per Rentable Square Foot, then Tenant shall not, without Landlord’s prior consent in each instance, connect any additional fixtures, appliances or equipment to the Building’s electric system, or make any alterations or additions to the then existing electric system of the Demised Premises.

B. In the event that Tenant shall request electric energy in addition to the Existing Capacity, and if and to the extent that Landlord shall determine that such additional electric energy is available for use by Tenant without (x) resulting in allocation to Tenant of a disproportionate amount of available electric energy and (y) otherwise adversely affecting the Building or any of the other tenancies therein, then Landlord shall connect such additional electric energy to the Demised Premises, and Tenant shall pay to Landlord, as additional rent and within twenty (20) days after the rendition of a bill therefor, a charge equal to Landlord’s then established connection charge for each additional amp of electric energy or portion thereof so supplied to the Demised Premises, in addition to the cost of installing additional risers, switches and related equipment necessary in providing such additional electric energy.

Section 20.05

A. Landlord reserves the right to discontinue furnishing electricity to Tenant in the Demised Premises at any time upon not less than thirty (30) days notice to Tenant, except that, unless otherwise compelled by the Public Utility or any Legal Requirements (it being agreed that such compulsion shall include Landlord’s inability to legally collect from Tenant all of the costs incurred by Landlord for Tenant Electricity), if Tenant shall immediately commence and diligently pursue to completion arrangements to obtain electricity from the Public Utility upon receipt of Landlord’s notice that Landlord intends to discontinue furnishing electricity to the Demised Premises, then Landlord shall postpone such discontinuance for a sufficient amount of time so as to allow Tenant to obtain electricity directly from the Public Utility. If Landlord exercises such right, this Lease shall continue in full force and effect and shall be unaffected thereby, except that, from and after the effective date of such discontinuance, (i) Landlord shall not be obligated to furnish electricity to Tenant (and, if electricity shall, immediately prior to such discontinuance, have been furnished to the Demised Premises on a “rent inclusion” basis, the Fixed Rent payable under this Lease shall be reduced by an amount equal to the Electric Inclusion Factor component of such Fixed Rent), and (ii) Tenant shall be required to submit to Landlord electricity consumption data in a format deemed reasonably acceptable by Landlord.

B. If Landlord so discontinues furnishing electricity to Tenant, then Tenant shall, at Tenant’s own cost and expense, promptly arrange to obtain electricity directly from the Public Utility. Such electricity may be furnished to Tenant by means of the then existing Building System feeders, risers and wiring, but only if and to the extent that Landlord determines the same to be available, suitable and safe for such purpose. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity directly from such Public Utility shall be: (x) if located entirely within the Demised Premises, installed and connected by Tenant, at Tenant’s own cost and expense, but only after having received Landlord’s prior written consent thereto, and Tenant shall thereafter maintain, repair and replace the same, as necessary, at Tenant’s own cost and expense; and (y) if located wholly or in part outside of the Demised Premises, installed, connected and thereafter maintained, repaired and replaced, as necessary, by Landlord, at Tenant’s cost and expense. Only rigid conduit will be allowed in connection with any such installation.

Section 20.06 If, pursuant to any Legal Requirement, the amount which Landlord shall be permitted to charge Tenant for the purchase of electricity pursuant to this Article 20 shall be reduced below that which Landlord would otherwise be entitled to charge Tenant hereunder, then Tenant shall pay the difference between such amounts to Landlord as additional rent within twenty (20) days after being billed therefor by Landlord, as compensation for the use of the Building’s electrical distribution system. If any tax shall be imposed on Landlord by any federal, state or municipal authority with respect to electricity furnished to Tenant, then Tenant’s pro rata share of such taxes shall be reimbursed by Tenant to Landlord as additional rent within twenty (20) days after being billed therefor.

Section 20.07 If the Public Utility or any Legal Requirement shall institute or require a change in the manner in which electricity is to be furnished or paid for, and such change reasonably necessitates an appropriate modification of this Article 20, Tenant shall execute and deliver to Landlord an instrument which sets forth such modification; provided, however, that in no event shall the Fixed Rent be reduced to an amount below the amount thereof stated in Section 1.01 above. Tenant agrees to fully and timely comply with all rules and regulations of the Public Utility applicable to Tenant or the Demised Premises.

Section 20.08 In the event that, pursuant to any of the provisions of this Article 20, any initial determinations, statements or estimates are made by or on behalf of Landlord (whether such initial determinations, statements or estimates are subject to dispute or not pursuant to the provisions of this Article 20), Tenant shall pay to Landlord the amount(s) set forth on such initial determinations, statements or estimates, as the case may be, until subsequent determinations, statements or estimates are rendered, at which time the parties shall make adjustment for any deficiency owed by Tenant, or any overage paid by Tenant.

Section 20.09 Notwithstanding any provisions of this Article 20 and regardless of the manner of service of electricity to the Demised Premises (whether by rent inclusion or submetering, but excluding a situation in which Tenant shall be obtaining electricity directly from the Public Utility pursuant to the provisions of Section 20.05 above), in no event shall the cost to Tenant for electricity to the Demised Premises be less than one hundred and three (103%) percent of Landlord’s Electricity Cost.

Section 20.10 Any payments due hereunder for less than a calendar year at the commencement or end of the Lease Term shall be equitably prorated. Any delay or failure by Landlord to render any bills or statements under the provisions of this Article 20 shall not prejudice Landlord’s right thereunder to render such bills or statements for prior or subsequent periods. Any delay or failure by Landlord in making any request or demand for any amount payable by Tenant pursuant to the provisions of this Article 20 shall not constitute a waiver of, or in any way diminish, the continuing obligation of Tenant to make such payment. The obligations of Tenant with respect to any payment or increase pursuant to the provisions of this Article 20 shall survive the expiration or sooner termination of the Lease Term (i) for a period of one (1) year generally, and (ii) for a period of two (2) years if the reason for the delay in rendering a final bill is attributable to an act or omission of the Public Utility.

ARTICLE 21

BROKER

Section 21.01 Tenant represents and warrants to Landlord that Tenant has not employed, dealt or negotiated with any broker in connection with this Lease, and Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all liability, damage, cost and expense (including reasonable attorneys’ fees and disbursements) arising out of any claim for a fee or commission by any broker or other party in connection with this Lease. The foregoing provisions of this Section 21.01 shall not apply to the Designated Broker. Landlord represents to Tenant that Landlord has not employed, dealt or negotiated with any broker (other than the Designated Broker) in connection with this Lease; it being understood and agreed that mailings by Landlord to brokers with respect to Landlord’s desire to lease the Demised Premises shall not be deemed a breach of the foregoing representation. Landlord agrees to pay the Designated Broker’s commission in accordance with one or more separate agreements between Landlord and the Designated Broker.

ARTICLE 22

SUBORDINATION; NON-DISTURBANCE

Section 22.01 Subject to the provisions of Section 22.06 below, this Lease and all of Tenant’s rights hereunder, including Tenant’s rights under Section 27.01, are and shall be subject and subordinate to (i) every Underlying Lease, the rights of the Overlandlord or Overlandlords under each Underlying Lease, all mortgages heretofore or hereafter placed on or affecting any Underlying Lease, alone or with other property, and to all advances heretofore or hereafter made under any such leasehold mortgage, and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such leasehold mortgage, (ii) any condominium plan or declaration now or hereafter affecting the Building, and any other instruments or rules and regulations promulgated in connection therewith, provided that the same shall not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created (in either case, other than to a de minimis extent), (iii) any reciprocal easement agreements or any other easements now or hereafter affecting the Building, and (iv) any Mortgage now or hereafter affecting the real property of which the Demised Premises form a part or any part or parts of such real property, or such real property and other property, and to each advance made or hereafter to be made under any such Mortgage and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such Underlying Lease or Leases and/or Mortgages. The subordination provisions herein contained shall be self-operative, and no further instrument of subordination shall be required. Landlord reserves the right, by written notice to Tenant, to determine that the foregoing provisions shall not apply to any or all Mortgages then being and/or thereafter to be made. In confirmation of said subordination, Tenant shall execute and deliver promptly any certificate that Landlord or that Landlord’s successors-in-interest may request. Notwithstanding any provision in this Lease or any separate agreement with Tenant, Tenant covenants and agrees that Tenant shall not do any act, or refrain from doing any act, if doing such act, or refraining from doing such act, would constitute a default or breach of any Underlying Lease or Mortgage to which this Lease is subordinate (provided that Tenant has been given notice of the relevant provision of the Underlying Lease or Mortgage).

Section 22.02 This Lease may be conditionally or otherwise assigned as collateral security by Landlord to a Mortgagee, which assignment may provide that, without Mortgagee’s prior written consent, Tenant and Landlord shall not (i) pay or accept the rent or additional rent under the terms of this Lease for more than one month in advance of the due date of such rent or additional rent, or (ii) enter into an agreement to amend or modify this Lease if there shall be an unexpired term of more than one (1) year thereunder, or (iii) voluntarily surrender the Demised Premises, terminate this Lease or accelerate the Lease Term without cause, or (iv) authorize the Tenant to assign this Lease or sublet the Demised Premises or any part thereof except in the manner provided under the terms of this Lease. Any agreement by Landlord to make, perform or furnish any capital improvements or services not related to the possession or use of the Demised Premises by Tenant shall not be binding on any Mortgagee in the event of foreclosure or in the event that a Mortgagee enters upon the Demised Premises pursuant to any security instrument in connection with the mortgage loan. Regardless of whether and to what extent Landlord may have an obligation in connection therewith, until a Mortgagee or such Mortgagee’s successor (as the case may be) shall take actual possession of the Building, such Mortgagee and such Mortgagee’s successor shall not be responsible for any improvements, covenants, contractual obligations or services which Landlord has agreed to make, furnish or perform for Tenant under the terms of this Lease, or for the control, care or management of the Building or any waste committed on the Building by any tenant, or for any dangerous or defective condition of the Building resulting in loss or injury or death to any tenant, licensee or stranger. As of the date hereof, no security deposited by Tenant has been transferred to any Mortgagee, who will assume no liability for any security so deposited unless and until such Mortgagee demands the transfer of said security and assumes responsibility therefor.

Section 22.03 Tenant agrees that, unless a Mortgagee shall elect otherwise in the case of a foreclosure of such Mortgage, or unless the Overlandlord of an Underlying Lease to which this Lease is subordinate shall elect otherwise in the case of a cancellation or a termination of such Underlying Lease, neither the cancellation nor termination of any Underlying Lease, nor any foreclosure of a Mortgage affecting the Land, Building, an Underlying Lease or the Demised Premises, nor the institution of any suit, action, summary or other proceeding against Landlord herein or any successor landlord, shall by operation of law or otherwise result in cancellation or termination of this Lease or the obligations of Tenant hereunder, and upon the request of the Overlandlord of such Underlying Lease, or the holder of such Mortgage, or the purchaser at a sale in foreclosure of such Mortgage, or other person who shall succeed to the interests of Landlord (which such Overlandlord, holder, purchaser or other person is hereafter in this Section referred to as “such successor-in-interest”), Tenant covenants and agrees to attorn to such successor-in-interest and recognize such successor-in-interest as the landlord under this Lease. Tenant agrees to execute an instrument in writing satisfactory to such successor-in-interest whereby Tenant attorns to such successor-in-interest. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any Underlying Lease terminates or any such mortgage is foreclosed or any such proceeding is brought by any Overlandlord or the holder of any such mortgage.

Section 22.04 In the event of the occurrence of any act or omission by Landlord which would give Tenant the right to terminate this Lease or claim a partial or total eviction, or make any claim against Landlord for the payment of money, Tenant shall not exercise such right until Tenant shall have given written notice of such occurrence to (i) Landlord and (ii) each Mortgagee and the Overlandlord of any Underlying Lease, as to whom, and to the last address to which, Tenant has been instructed to give such notice, and a reasonable period for remedying such act or omission shall have elapsed following the giving of such notices, during which such parties or any of them with reasonable diligence following the giving of such notice, have not commenced and continued to remedy such act or omission or to cause the same to be remedied. Nothing herein contained shall be deemed to create any rights in Tenant not specifically granted in this Lease or under any applicable provision of law, nor to obligate any such Mortgagee or Overlandlord to remedy any such act or omission.

Section 22.05 If a Mortgagee or prospective mortgagee shall request modifications to this Lease, Tenant shall not unreasonably withhold, delay or defer Tenant’s consent thereto, provided that such modifications shall not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created (in either case, other than to a de minimis extent). In no event shall a requirement that the consent of any such Mortgagee or prospective mortgagee be given for any modification of this Lease, or for any assignment or sublease, be deemed to adversely affect the leasehold interest hereby created.

Section 22.06

A. Landlord shall, within thirty (30) days after the execution of this Lease, obtain a “non-disturbance” agreement (an “SNDA”) from the holder of any Mortgage now encumbering the Land and/or the Building, in the form used by such Mortgagee, which shall provide in substance that, so long as Tenant is not in default with respect to any of Tenant’s obligations under this Lease after notice and the expiration of the applicable cure period: (i) Tenant shall not be joined as a party defendant (unless required by applicable law) in any foreclosure action or proceeding that may be instituted by such Mortgagee, and (ii) Tenant shall not be evicted from the Demised Premises, nor shall Tenant’s leasehold estate or right to possession of the Demised Premises be terminated or disturbed, by reason of any default under such Mortgage. Such non-disturbance agreement may also provide that Tenant shall, at the option of such Mortgagee, either (x) attorn to such Mortgagee and perform for such Mortgagee’s benefit all of the terms, covenants and conditions to be performed by Tenant under this Lease, or (y) enter into a new lease with any Mortgagee or its respective successors or assigns for the balance of the Lease Term on the same terms and conditions as are contained in this Lease. If Tenant shall not execute and deliver to the Mortgagee the SNDA as shall be reasonably required by such Mortgagee, then this Lease and all of Tenant’s rights hereunder shall nonetheless be subordinate to the Mortgage, and Landlord shall be released from any obligation to deliver an SNDA from such Mortgagee to Tenant.

B. Landlord shall, within thirty (30) days after the execution of this Lease, also obtain an SNDA from Overlandlord, in the form used by Overlandlord, which shall provide in substance that, so long as Tenant is not in default with respect to any of Tenant’s obligations under this Lease after notice and the expiration of the applicable cure period: (i) Tenant shall not be joined as a party defendant (unless required by applicable law) in any eviction action or proceeding that may be instituted by Overlandlord, and (ii) Tenant shall not be evicted from the Demised Premises, nor shall Tenant’s leasehold estate or right to possession of the Demised Premises be terminated or disturbed, by reason of any default under the Existing Underlying Lease. Such non-disturbance agreement may also provide that Tenant shall, at the option of Overlandlord, either (x) attorn to Overlandlord and perform for Overlandlord’s benefit all of the terms, covenants and conditions to be performed by Tenant under this Lease, or (y) enter into a new lease with Overlandlord for the balance of the Lease Term on the same terms and conditions as are contained in this Lease. If Tenant shall not execute and deliver to Overlandlord the SNDA as shall be reasonably required by Overlandlord, then this Lease and all of Tenant’s rights hereunder shall nonetheless be subordinate to the Existing Underlying Lease, and Landlord shall be released from any obligation to deliver an SNDA from Overlandlord to Tenant.

C. Notwithstanding anything to the contrary contained in this Article 22 (but subject to the provisions of this Section 22.06), this Lease shall not be subordinate to any hereafter placed Mortgage, unless Tenant shall obtain an SNDA from the holder of any Mortgage hereafter encumbering the Land and/or the Building, in a commercially reasonable form prepared by or acceptable to any such Mortgagee. (For the avoidance of doubt, an SNDA that does not materially reduce the rights of Tenant or materially increase the obligations of Tenant in comparison to the SNDA intended to be executed by Tenant and the existing Mortgagee within thirty (30) days after the execution of this Lease shall be deemed to be a commercially reasonable form.) If Tenant shall not execute and deliver such SNDA to a the holder of such Mortgage as shall be reasonably required by such Mortgagee, then this Lease and all of Tenant’s rights hereunder shall nonetheless be subordinate to the relevant Mortgage. Landlord shall have no liability to Tenant if Tenant shall not obtain an SNDA, nor shall the same relieve or release Tenant from any of the obligations of Tenant under this Lease.

ARTICLE 23

ESTOPPEL CERTIFICATE

Section 23.01 At any time and from time to time before or during the Lease Term, Tenant shall, within ten (10) days after request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing addressed to Landlord and/or to such other party(ies) as Landlord may designate: (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the Fixed Rent, additional rent and other charges have been paid, (iii) stating whether or not, to the best knowledge of the signer of such certificate, there exists any default by either party in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, and (iv) (v) setting forth such other information as Landlord may reasonably request concerning this Lease; it being intended that any such statement delivered pursuant to this Section 23.01 may be relied upon by Landlord or by a purchaser of Landlord’s interest, and by any mortgagee, or prospective mortgagee, of any mortgage affecting the Building or the Land, or both, and by any Overlandlord or prospective Overlandlord under any Underlying Lease affecting the Land or Building, or both, and by any mortgagee or prospective mortgagee of any Underlying Lease. Failure by Tenant to comply with the provisions of this Section 23.01 shall constitute a waiver by Tenant of any defaults on Landlord’s part under this Lease and a waiver of enforceability by Tenant of any modification of this Lease, as against any person above described entitled to rely upon such statement, but without limiting any rights and remedies available to Landlord by reason of such failure.

Section 23.02 Landlord agrees, in connection with any proposed assignment of this Lease or subletting of the Demised Premises by Tenant, or in connection with a Tenant financing, upon not less than fifteen (15) days prior notice by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing addressed to Tenant and/or the proposed assignee, subtenant and lender, as the case may be: (i) certifying that this Lease is then in full force and effect and has not been modified (or if modified, that the same is in full force and effect as modified and stating the modifications), (ii) setting forth the dates to which the Fixed Rent and Recurring Additional Rent have been paid, and (iii) stating whether or not, to the best knowledge of Landlord (but without having made any independent investigation), Tenant is in default under the Lease, and, if Tenant is in default, identifying such defaults; it being intended that any such statement delivered pursuant to this Section 23.02 may be relied upon by Tenant or by such assignee, subtenant or lender.

ARTICLE 24

LEGAL PROCEEDINGS

Section 24.01 if Tenant or Landlord shall bring any action or suit for any relief against the other, declaratory or otherwise, arising out of this Lease or Tenant’s occupancy of the Demised Premises, the parties hereto agree to and hereby waive any right to a trial by jury.

Section 24.02 This Lease shall be governed in all respects by the laws of the State of New York. Tenant hereby expressly consents to jurisdiction in the State of New York in any action or proceeding arising out of this Lease and/or the use and occupancy of the Demised Premises. If Tenant at any time during the Lease Term shall not be a New York partnership or a New York corporation or a foreign corporation qualified to do business in New York State, Tenant shall designate, in writing, an agent located in New York County (together with such agent’s address) for service under the laws of the State of New York for the entry of a personal judgment against Tenant. Tenant, by notice to Landlord, shall have the right to change Tenant’s designation of such agent, provided that at all times there shall be an agent in New York County for such service. In the event of any revocation (or attempted revocation) by Tenant of such agency, the same shall be void and have no force or effect unless and until a new agent shall have been designated for service and Tenant shall have notified Landlord thereof (together with such new agent’s address). If any such agency designation shall require a filing in the office of the Clerk of the County of New York, the same shall be promptly accomplished by Tenant, at Tenant’s expense, and a certified copy thereof shall thereupon be transmitted by Tenant to Landlord.

ARTICLE 25

SURRENDER

Section 25.01 Tenant shall, at the expiration or sooner termination of the Lease Term (either, as applicable, being referred to herein as the “Surrender Date”), quit and surrender to Landlord the Demised Premises, broom clean and in the condition required under this Lease, reasonable wear and tear excepted, and shall deliver all keys to and for the Demised Premises to Landlord, and shall inform Landlord of all combinations of locks, safes and vaults, if any, located (and permitted by Landlord to remain) in the Demised Premises. Except as otherwise expressly provided elsewhere in this Lease, Tenant shall, on or before the Surrender Date, remove all of Tenant’s property from the Demised Premises and shall immediately repair any damage to the Demised Premises caused by the installation and/or removal of such property. Any or all of such property not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant, and without any liability to Tenant, in connection therewith.

Section 25.02

A. if the Demised Premises shall not be surrendered as and when aforesaid, Tenant shall pay to Landlord as use and occupancy for each month or fraction thereof during which Tenant continues to occupy the Demised Premises from and after the Surrender Date (the “Continued Occupancy Period”) an amount of money (the “Occupancy Payment”) equal to one hundred fifty (150%) percent of one twelfth (1/12) of the Fixed Rent and Recurring Additional Rent due or payable by Tenant during the twelve (12) months immediately preceding the Surrender Date. Tenant shall make the Occupancy Payment, without notice or previous demand therefor, on the first day of each and every month during the Continued Occupancy Period.

B. Supplementing the provisions of Subsection 25.02A above, if Tenant shall fail to surrender the Demised Premises in the manner required under this Lease by the earlier of (i) the thirtieth (30th) day after notice from Landlord that Landlord has entered into a lease or other occupancy agreement with a third party for all or a portion of the Demised Premises (provided, however, that Tenant shall not be obligated to surrender the Demised Premises prior to the Surrender Date), and (ii) the ninetieth (90th) day after the Surrender Date, then, in addition to making all required Occupancy Payments, Tenant shall also indemnify and hold Landlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Tenant in so surrendering the Demised Premises, including any consequential damages suffered by Landlord and any claims made by any succeeding occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with any of the foregoing.

C. The receipt and acceptance by Landlord of all or any portion of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under this Article 25, or a waiver by Landlord of Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of Landlord’s rights to enforce any of Landlord’s rights, or pursue any of Landlord’s remedies against Tenant in such event as provided for in this Lease or under law.

Section 25.03 It is expressly understood and agreed that there can be no extension of the Lease Term unless said extension is reduced to writing and agreed to by Landlord. No verbal statement or unsigned writing shall be deemed to extend the Lease Term, and Tenant hereby agrees that any improvements Tenant shall make to the Demised Premises in reliance upon any extension of the Lease Term given verbally or by an unsigned writing shall be at Tenant’s peril.

Section 25.04 If the last day of the Lease Term shall fall on a Saturday, Sunday or legal holiday, the term of this Lease shall expire on the Business Day immediately preceding such date.

Section 25.05 Tenant expressly waives, for itself and for any person claiming by, through or under Tenant, any rights which Tenant or any such persons may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules, and of any successor law of like import then in force, in connection with any summary holdover proceedings which Landlord may institute to enforce the provisions of this Article 25.

Section 25.06 Each and every one of Tenant’s obligations set forth in this Article 25 (including the indemnity) shall survive the expiration or other termination of the Lease Term.

ARTICLE 26

RULES AND REGULATIONS

Section 26.01 Tenant and all Persons Within Tenant’s Control shall faithfully observe and comply with: (i) all of the rules and regulations set forth in Exhibit “F” annexed hereto and made a part hereof, and (ii) such additional rules and regulations as Landlord may, at any time or from time to time hereafter, reasonably make and communicate in writing to Tenant, which, in the judgment of Landlord, shall be necessary or desirable for the reputation, safety, care or appearance of the Building and the Building Systems, or the preservation of good order therein, or the operation or maintenance of the Building and Building Systems, or the comfort of tenants or others in the Building collectively, the “Rules and Regulations”). Any additional rules and regulations shall not materially increase Tenant’s obligations under this Lease nor materially reduce Tenant’s rights under this Lease. In the case of any conflict between the provisions of this Lease and any such rules or regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants or conditions in any other lease as against any other tenant, except that Landlord agrees not to enforce the rules and regulations against Tenant in a discriminatory manner, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or by any other tenant’s servants, employees, agents, visitors, invitees, subtenants or licensees. In the event that Tenant shall dispute the reasonableness of any additional rule or regulation hereafter made or adopted by Landlord or Landlord’s agents, the parties hereto agree to submit the question of the reasonableness of such rule or regulation for decision to the Chairman of the Board of Directors of the Management Division of The Real Estate Board of New York, Inc., or to such impartial person or persons as he may designate, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional rule or regulation upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice in writing upon Landlord within ten (10) Business Days after the giving of notice of the making of the rule or regulation to Tenant.

ARTICLE 27

PERSONS BOUND

Section 27.01 The covenants, agreements, terms, provisions and conditions of this Lease shall bind and inure to the benefit of the respective heirs, distributees, executors, administrators, successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 10 shall operate to vest any rights in any successor, assignee or legal representative of Tenant, and that the provisions of this Article 27 shall not be construed as modifying the conditions of limitation contained in Articles 14 and 15. The term “Landlord” as used in this Lease shall mean the Landlord at the particular time in question, and it is agreed that the covenants and obligations of Landlord under this Lease shall not be binding upon Landlord herein named or any subsequent landlord with respect to any period subsequent to the transfer of its interest under this Lease by operation of law or otherwise. In the event of any such transfer, the transferee shall be deemed to have assumed (subject to this Article 27) the covenants and obligations of Landlord under this Lease, and Tenant agrees to look solely to the transferee for the performance of the obligations of Landlord hereunder, but only with respect to the period beginning with such transfer and ending with a subsequent transfer of such interest. A lease of Landlord’s interest shall be deemed a transfer within the meaning of this Article 27.

Section 27.02 Notwithstanding anything to the contrary provided or implied elsewhere in this Lease, Tenant agrees that there shall be no personal liability on the part of Landlord arising out of any default by Landlord under this Lease, and that Tenant (and any person claiming by, through or under Tenant) shall look solely to the equity interest of Landlord in and to the Building or the leasehold estate of Landlord (including the proceeds of any sale or other disposition thereof) for the enforcement and satisfaction of any defaults by Landlord hereunder, and that Tenant shall not enforce any judgment or other judicial decree requiring the payment of money by Landlord against any other property or assets of Landlord, and at no time shall any other property or assets of Landlord, or of Landlord’s principals, partners, members, shareholders, directors or officers, be subject to levy, execution, attachment or other enforcement procedure for the satisfaction of Tenant’s (or such person’s) remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises; such exculpation of personal liability to be absolute and without any exception.

ARTICLE 28

NOTICES

Section 28.01 In order for the same to be effective, each and every notice, request or demand permitted or required to be given by the terms and provisions of this Lease, or by any Legal Requirement, either by Landlord to Tenant or by Tenant to Landlord (any of the foregoing being referred to in this Article 28 as a “Notice”), shall be given in writing, in the manner provided in this Section 28.01, unless expressly provided otherwise elsewhere in this Lease. All Notices shall be delivered by hand or by a nationally recognized overnight courier, and shall be deemed to have been delivered on the date of receipt thereof (or the date that such receipt is refused, if applicable). In the case of Notices given by Landlord to Tenant, any such Notice shall be addressed to Tenant at the Demised Premises (or before Tenant has moved its offices to the Demised Premises, addressed to Tenant at its address as stated on the first page of this Lease).

Section 28.02 In the case of Notices given by Tenant to Landlord, any such Notice shall be addressed to Landlord as follows: JSM Associates I LLC do Edward J. Minskoff Equities, Inc., 1325 Avenue of the Americas, New York, New York 10019, Attention: Chief Financial Officer, with a copy to: Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attention: Jacob Bart, Esq., and with copies thereof delivered as aforesaid to parties designated in accordance with Section 22.04. In the case of Notices given by Landlord to Tenant, any such Notice shall be addressed to Tenant as follows: (i) prior to the Commencement Date: Dibs.com, Inc., 156 Fifth Avenue, New York, New York 10010 Attention: Legal Department, with a copy (in the case of a default or termination) to: Pillsbury Winthrop Shaw Pittman, LLP, 1540 Broadway, New York, New York 10036, Attention: Ronald Fleming, Esq.; and (ii) following the Commencement Date: 1st Dibs.com, Inc., 51 Astor Place, 3rd Floor, New York, New York 10010 Attention: Legal Department, with a copy (in the case of a default, termination or Offer Notice) to: Pillsbury Winthrop Shaw Pittman, LLP, 1540 Broadway, New York, New York 10036, Attention: Ronald Fleming, Esq.

Section 28.03 Either party may, by notice as aforesaid, designate a different address or addresses for Notices.

Section 28.04 Landlord shall have the right to designate a managing agent who may give notices to Tenant on behalf of Landlord. Notices may also be given on behalf of Landlord and Tenant by their respective attorneys, provided that Landlord or Tenant (as the case may be) has directly notified the other party of the name and address of its attorneys. Until further notification, Landlord’s and Tenant’s attorney are as set forth in Section 28.02 above.

ARTICLE 29

PARTNERSHIP TENANT

Section 29.01 If Tenant is a partnership (or is comprised of two (2) or more persons, individually and as co partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and as co partners of a partnership) pursuant to Article 10 (any such partnership and such persons being referred to in this Article as “Partnership Tenant”), the following provisions of this Section 29.01 shall apply to such Partnership Tenant: (i) the liability of each of the parties comprising Partnership Tenant (other than limited partners) shall be joint and several, (ii) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Demised Premises to Landlord, and by any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant, (iii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant (other than limited partners) shall be binding upon Partnership Tenant (other than limited partners) and all such parties, (iv) if Partnership Tenant shall admit new partners (other than limited partners), all of such new partners (other than limited partners) shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, (v) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners (other than limited partners), and, upon demand of Landlord, shall cause each such new partner

(other than limited partners) to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner (other than limited partners) shall assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner (other than limited partners) to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause (iv) of this Section 29.01), and (vi) Partnership Tenant shall promptly deliver to Landlord a supplementary written statement setting forth the names and current residential addresses of all new partners (other than limited partners).

Section 29.02 If any partner in Tenant is or shall be a professional corporation, Tenant agrees to cause such professional corporation and each individual shareholder thereof to execute such guaranties and other instruments, agreements or documents as Landlord may reasonably request confirming that such individual shareholder shall have the same obligations and liability under this Lease as such shareholder would have had if he, and not such professional corporation, were a partner in Tenant.

Section 29.03 Tenant and each of the partners of Tenant (other than limited partners) hereby waive any requirements of law that may require that Landlord first look to the assets of Tenant for recovery of any monies due hereunder, it being the intention of the parties hereto that Landlord may, at Landlord’s election, proceed against the assets of Tenant and/or the assets of the individual partners of Tenant (other than limited partners), in the manner described in the next sentence. Landlord shall have the right to institute legal actions against the individual partners of Tenant (other than limited partners) at the same time that Landlord proceeds against Tenant, provided, however, that Landlord shall not levy judgment against the assets of such individual partners until such time as Landlord shall reasonably determine that the assets of Tenant and the Security provided by Tenant to Landlord pursuant to the provisions of Article 33 of this Lease (if applicable) are likely to be inadequate to satisfy such judgment as may be obtained by Landlord. The provisions of this Section 29.03 are not intended to mean that Landlord shall have limited or waived its rights to any other available remedies hereunder or under applicable law as to Tenant, including the right to look to the assets of Tenant for recovery of any monies due hereunder.

Section 29.04 The partners of Tenant (other than limited partners) hereby consent and submit to the jurisdiction of any court of record of New York State located in New York County, or of the United States District Court for the Southern District of New York, and agree that service of process in any action or proceeding brought by Landlord may be made upon any or all of the partners of Tenant (other than limited partners) by mailing a copy of the summons to such partner(s) either at their respective addresses or at the Demised Premises, by registered or certified mail, return receipt requested. Notwithstanding the foregoing, the residence of any partner of Tenant shall not be a basis for a choice of venue or for a motion by a partner of Tenant for transfer of venue or forum non conveniens pursuant to any rule of common law and/or any applicable state of federal provision or statute, and each partner of Tenant and Tenant hereby waives the right to choose venue or to move for transfer of venue or forum non conveniens on the grounds that an individual partner of the Tenant resides in a particular jurisdiction.

Section 29.05 Any reference in this Article 29 to “partners/shareholders” shall be deemed to refer to shareholders only if Tenant shall then be a professional corporation, and all references in this Article 29 to “partners/shareholders “ shall be deemed (if applicable) to include “members “ of limited liability companies. For purposes of this Article 29, the members of a limited liability company shall be deemed to be equivalent to limited partners of a limited partnership.

ARTICLE 30

NO WAIVER; ENTIRE AGREEMENT

Section 30.01 The failure of the Landlord to enforce Landlord’s rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and Landlord shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord of Fixed Rent and/or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver shall be in writing signed by Landlord. Tenant hereby expressly waives any right that Tenant might otherwise have to raise or assert either the aforesaid failure of Landlord to enforce rights, seek redress or insist upon strict performance, or the aforesaid receipt by Landlord of Fixed Rent and/or additional rent, as a basis for any defense or counterclaim in any legal, equitable or other proceeding in which Landlord shall seek to enforce any rights, covenants or conditions under this Lease. The remedies provided in this Lease shall be cumulative and shall not in any way abridge, modify or preclude any other rights or remedies to which Landlord may be entitled under this Lease, at law or in equity. Without limiting the generality of the foregoing, Tenant expressly agrees that, upon the occurrence of an Event of Default, Landlord shall be entitled to exercise all of the rights set forth in Article 15 above (including the right to terminate this Lease), notwithstanding that this Lease provides that Landlord may cure the default or otherwise perform the obligation of Tenant which gave rise to such Event of Default, and regardless of whether Landlord shall have effected such cure or performed such obligation. The receipt and retention by Landlord of Fixed Rent or additional rent from any person other than Tenant shall not be deemed a waiver by Landlord of any breach by Tenant of any covenant, agreement, term, provision or condition contained in this Lease, or the acceptance of such other person as a tenant, or a release of Tenant from the further performance of the covenants, agreements, terms, provisions and conditions contained in this Lease.

Section 30.02 This Lease, with the schedules, riders and exhibits, if any, annexed hereto, contains the entire agreement between Landlord and Tenant, and any agreement heretofore made shall be deemed merged herein. Any agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect a surrender or abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement is sought. All of the schedules, riders and exhibits, if any, annexed hereto are incorporated herein and made a part hereof as though fully set forth herein. If Tenant shall have any right to an extension or renewal of the Lease Term, or any right to lease other space from Landlord, Landlord’s exercise of Landlord’s right to terminate this Lease shall operate, ipso facto, to terminate such renewal, extension or other right, whether or not theretofore exercised by Tenant. Any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term. No option or right granted to Tenant under this Lease to terminate, extend, or make any other election, shall be exercisable or valid during such time as Tenant is not duly keeping, observing and complying with all of the terms, provisions and conditions on Tenant’s part to be observed and performed under this Lease.

Section 30.03 No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed to constitute an eviction by Landlord, or be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Demised Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Demised Premises. In the event that Tenant at any time shall desire to have Landlord sublet the Demised Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of Tenant’s obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s property in connection with such subletting.

ARTICLE 31

MISCELLANEOUS PROVISIONS; DEFINITIONS

Section 31.01 Tenant represents that Tenant has inspected the Demised Premises, and (except as may be otherwise expressly set forth elsewhere in this Lease) agrees to take same in its existing condition “as is” and “where is” at the commencement of the term of this Lease, subject, however, to Landlord’s obligation to substantially complete the Additional Bathroom and Tenant’s Work, in accordance with Article 2 of this Lease. The taking of possession of the Demised Premises by Tenant shall be deemed conclusive evidence that Tenant accepts the same “as is” and “where is”, and that the Demised Premises and the Building are in good and satisfactory condition. Tenant agrees that neither Landlord, nor any broker, agent, employee or representative of Landlord nor any other party, has made, and Tenant does not rely on, any representations, warranties or promises with respect to the Building, the Land, the Demised Premises or this Lease, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Landlord makes no representation as to the design, construction, development or use of the Land or Building, except as may be expressly set forth in this Lease.

Section 31.02 The Table of Contents and Article headings of this Lease are included for convenience only, and shall not limit or define the meaning or content hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require. The terms “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular Article or Section, unless expressly so stated. The term “and/or”, when applied to two or more matters or things, shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question. The term “person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity, unless expressly otherwise stated. An “affiliate” of Tenant shall mean any person which controls or is controlled by, or is under common control with, Tenant, with the word “control” (and, correspondingly, “controlled by” and “under common control with”), as used with respect to any person, meaning the possession of the power to direct or cause the direction of the management and policies of such person. The rule of “ejusdem generis” shall not apply in or to the construction of any term of this Lease.

Section 31.03 If the term “Tenant”, as used in this Lease, refers or shall refer to more than one person, then, as used in this Lease, said term shall be deemed to include all of such persons or any one of them. If any of the obligations of Tenant under this Lease is or shall be guaranteed, the term “Tenant” as used in Article 14 shall be deemed to mean the Tenant and the guarantor, or either of them. If this Lease shall have been assigned, then for purposes of Article 14, the term “Tenant” shall be deemed to mean the assignee. The term “Tenant” shall mean the Tenant herein named or any assignee or other successor-in-interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this Section 31.03 shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor-in-interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of each and every one of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

Section 31.04 If any portion of the Building shall be sold or transferred by Landlord in a transaction in the nature of a condominium, Landlord may, by notice to Tenant, elect to increase Tenant’s Tax Share under this Lease by dividing the prior Tenant’s Tax Share by the percentage that the assessed valuation of the tax lot which includes the Demised Premises for the first year of changed ownership bears to the total of the assessed valuations of all new tax lots which comprised the single tax lot which included the Demised Premises during the preceding Tax Year, and base period amounts shall be reduced by multiplying the amount thereof theretofore in effect by the same percentage, and affected computations under Subsection 19.03A above shall be apportioned.

Section 31.05 Landlord and Tenant, any subtenant, and any guarantor of Tenant’s obligations under this Lease, hereby expressly consent to the jurisdiction of the Civil Court of the City of New York and the Supreme Court of the State of New York with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to this Lease, and each of such subtenant, guarantor, Landlord and Tenant agrees that venue shall lie in New York County. Tenant and any subtenant further waive any and all rights to commence any such action or proceeding against Landlord before any other court.

Section 31.06 The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto or the Demised Premises, unless and until Landlord and Tenant shall each have executed a counterpart of this Lease and delivered the same to the other. Until such execution and delivery, any action taken or expense incurred by Tenant in connection with this Lease or the Demised Premises shall be solely at Tenant’s own risk and account.

Section 31.07 Neither this Lease nor any memorandum thereof shall be recorded.

Section 31.08 This Lease shall be governed exclusively by (i) the provisions hereof, without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question, and (ii) the internal laws of the State of New York as the same may from time to time exist, without giving effect to the principles of conflicts of laws.

Section 31.09 There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Demised Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (ii) any such other estate or interest in the Demised Premises or any part thereof; and no such merger shall occur unless and until all persons having an interest (including a security interest) in (a) this Lease or the leasehold estate created by this Lease and (b) any such other estate or interest in the Demised Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

Section 31.10 If Tenant is a corporation, each person executing this Lease on behalf of Tenant hereby covenants, represents and warrants that Tenant is a duly incorporated or duly qualified (if foreign) corporation and is authorized to do business in the State of New York (with a copy of evidence thereof to be supplied to Landlord upon request); and that each person executing this Lease on behalf of Tenant is an officer of Tenant, and that he is duly authorized to execute, acknowledge and deliver this Lease to Landlord (with a copy of a resolution to that effect to be supplied to Landlord upon request).

Section 31.11 The terms “Landlord shall have no liability to Tenant”, or “the same shall be without liability to Landlord”, or “without incurring any liability to Tenant therefor”, or words of similar import, shall mean that Tenant shall not be entitled to terminate this Lease, or to claim actual or constructive eviction (partial or total), or to receive any abatement or diminution of rent, or to be relieved in any manner of any of Tenant’s other obligations hereunder, or to be compensated for loss or injury suffered, or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Demised Premises.

Section 31.12 If, under the terms of this Lease, Tenant shall be obligated to pay to Landlord any amount of money (other than Fixed Rent), and no payment period therefor is specified, Tenant shall pay to Landlord the amount due within ten (10) days after being billed therefor.

Section 31.13 Except as otherwise expressly provided herein, all bills, invoices or statements rendered to Tenant pursuant to the terms of this Lease shall be deemed binding and conclusive if, within thirty (30) days of receipt of the same, Tenant fails to notify Landlord, in writing, of Tenant’s intention to dispute such bill, invoice or statement.

Section 31.14 Time shall be of the essence with respect to the exercise of any option granted to Tenant pursuant to this Lease.

Section 31.15 Notwithstanding anything to the contrary contained in this Lease, during the continuance of any default (after Tenant shall have theretofore been given notice of any such default) with respect to any of Tenant’s obligations under this Lease, Tenant shall not be entitled to exercise any rights or options or to receive any funds or proceeds being held by Landlord under or pursuant to this Lease.

Section 31.16 If any sales or other tax shall be due or payable with respect to any cleaning or other service which Tenant obtains or contracts for directly from any third party or parties, Tenant shall file any required tax returns and shall pay any such tax, and Tenant shall indemnify and hold Landlord harmless from and against any loss, damage or liability suffered or incurred by Landlord by reason thereof.

Section 31.17 Tenant acknowledges and agrees that Tenant has no rights to any development rights, “air rights” or comparable rights appurtenant to the Land and the Building, and consents, without further consideration, to any utilization of such rights by Landlord, and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 31.17 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined under the definition of “Zoning Lot” in Section 12-10 of the Zoning Resolution of the City of New York) in the Land and/or the Building.

Section 31.18 This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord or Tenant.

Section 31.19 For the purposes of this Lease (including all of the schedules, riders and exhibits, if any, annexed to this Lease), the terms set forth below shall have the definitions that immediately follow such terms, and such definitions are hereby incorporated into this Lease wherever used:

Alterations — The term “Alterations” shall mean and include all installations, changes, alterations, restorations, renovations, decorations, replacements, additions, improvements and betterments made in or to the Demised Premises or the Building, and shall include Tenant’s Work and Tenant’s Installations.

Authorized Use — The “Authorized Use” shall be for executive and administrative offices, which may include the following related ancillary use in a portion of the Demised Premises not to exceed 7,500 rentable square feet, but only if and to the extent that the same is incidental to, and in keeping with, general office use in a first-class Manhattan office building: exhibit or gallery space for Tenant’s clients to display and sell fine antiques, vintage furniture and design, fine art, estate jewelry and vintage couture (as well as other items that are of the quality and nature of those routinely displayed and offered for sale by Tenant as of the date of this Lease); but in all cases subject to the provisions of this Lease, the Existing Underlying Lease, Legal Requirements and the existing certificate of occupancy for the Building.

Building — The “Building” shall mean and include the structure and other improvements constructed or as may in the future be constructed on the Land, known by the address “51 Astor Place, New York, New York.”

Building Systems — The term “Building Systems” shall mean and include such heating, ventilating and air-conditioning systems, and such elevators, water, sewerage, toilet, plumbing, sprinkler, life/safety, security, electric, wiring and mechanical systems, now or hereafter installed in the Building, and the fixtures, equipment and appurtenances thereof, and all other mechanical devices, fixtures, equipment, appurtenances and systems installed by Landlord in the Building.

Existing Underlying Lease—The “Existing Underlying Lease” shall mean and refer to that certain Amended and Restated Ground Lease, dated as of January 31, 2008, between The Cooper Union for the Advancement of Science and Art, as landlord, and JSM Associates I LLC, as tenant, as amended by that certain Amendment of Amended and Restated Ground Lease, dated as of October 13, 2009.

Include and Including — The terms “include” and “including” shall each be construed as if followed by the phrase “without being limited to”.

Insurance Boards — The term “Insurance Boards” shall mean and include the National Board of Fire Underwriters and the Insurance Services Office, and any other local or national body having similar jurisdiction or establishing insurance premium rates.

Land — The “Land” shall mean the real property described in Exhibit “D” annexed hereto.

Legal Requirements — The term “Legal Requirements” shall mean and include all laws, orders, ordinances, directions, notices, rules and regulations of the federal government and of any state, county, city, borough and municipality, and of any division, agency, subdivision, bureau, office, commission, board, authority and department thereof, and of any public officer or official and of any quasi-governmental officials and authorities having or asserting jurisdiction over the Land, the Building and/or the Demised Premises.

Mortgage — The term “Mortgage” shall mean any existing or future mortgage and/or security deed affecting the Land and/or the Building, alone or with other property, as the same may from time to time be amended, modified, renewed, consolidated, substituted, spread, added to, extended and/or replaced.

Mortgagee — The term “Mortgagee” shall mean the mortgagee under, and/or the holder of, any Mortgage.

Overlandlord — The term “Overlandlord” shall mean the landlord under any Underlying Lease.

Persons Within Tenant’s Control — The term “Persons Within Tenant’s Control” shall mean and include Tenant, all of Tenant’s subtenants and assignees, and all of their respective principals, officers, agents, contractors, servants, employees, licensees, guests and invitees.

Recurring Additional Rent — The term “Recurring Additional Rent” shall mean all additional rent payable by Tenant pursuant to Articles 19 and 20 of this Lease.

Repairs—The term “Repairs” shall mean and include repairs, restorations and replacements.

Tenant’s Installations — The term “Tenant’s Installations” shall mean such work (if any) as shall be performed by Tenant or Persons Within Tenant’s Control to prepare the Demised Premises for Tenant’s initial occupancy thereof.

Underlying Lease — The term “Underlying Lease” shall mean the Existing Underlying Lease and (if applicable) any other any present or future ground or overriding or underlying lease and/or grant affecting the Land, the Building and/or the Demised Premises, as the same may from time to time be amended, modified, renewed, extended and/or replaced.

Section 31.20 As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is Tenant owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States, or by any other federal or state laws, as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (with any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation that is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, or such other federal or state law, Tenant (and any person, group, or entity that Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, or any rule or regulation promulgated under any other federal or state law with respect to Prohibited Persons, including any assignment of this Lease or any subletting of all or any portion of the Demised Premises, or permitting the Demised Premises or any portion thereof to be used or occupied (on a permanent, temporary or transient basis), or the making or receiving of any contribution of funds, goods or services, to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act, any OFAC rule or regulation, or any rule or regulation promulgated under any other federal or state law with respect to Prohibited Persons. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 15.01 of this Lease and shall be covered by the indemnity provisions of Section 11.03 of the this Lease, and (y) the representations and warranties contained in this Section 31.20 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE 32

INABILITY TO PERFORM; SEVERABILITY

Section 32.01 This Lease and the obligation of Tenant to pay Fixed Rent and additional rent hereunder, and to perform and comply with all of the other covenants and agreements hereunder on the part of Tenant to be performed or complied with, shall in no way be affected, impaired or excused because of Landlord’s delay or failure to perform or comply with any of the covenants and agreements hereunder on the part of Landlord to be performed or complied with, or to furnish any service or facility, for any cause beyond the reasonable control of Landlord, including strikes, lock-outs or labor problems, governmental preemption, or by reason of any Legal Requirements, or by reason of the conditions of supply and demand which have been or shall be affected by war or other emergency or general market conditions or otherwise (collectively, “Force Majeure”).

Section 32.02 If any provision of this Lease or the application thereof to any person or circumstance shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Lease or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law.

Section 32.03 Each covenant, agreement, obligation and/or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, and not dependent on any other provision of this Lease.

ARTICLE 33

SECURITY

Section 33.01 Upon the execution of this Lease, but subject to the provisions of Section 33.03 below, Tenant shall deposit with Landlord the Security Deposit Amount, as security for the faithful performance and observance by Tenant of all of the covenants, agreements, terms, provisions and conditions of this Lease. Tenant agrees that, if Tenant shall default (after notice and expiration of the applicable cure period) with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Tenant to observe, perform or keep under the terms of this Lease, including the payment of the Fixed Rent and additional rent, Landlord may use, apply or retain the whole or any part of the security being held by Landlord (the “Security”) to the extent required for the payment of any Fixed Rent and additional rent, or any other payments as to which Tenant shall be in default or for any monies which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the covenants, agreements, terms, provisions and conditions of this Lease, including any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. Landlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Tenant shall, upon demand, immediately deposit with Landlord an amount in cash equal to the amount so used, applied or retained, so that Landlord shall have the entire Security on hand at all times during the Lease Term. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Lease, the Security shall be returned to Tenant within thirty (30) days after the Expiration Date and delivery of exclusive possession of the Demised Premises to Landlord. In the event of any making or assignment of any Underlying Lease or upon a conveyance of the Building: (i) Landlord shall have the right to transfer the Security to the assignee or lessee or transferee, (H) Landlord shall thereupon be released by Tenant from all liability for the return of such Security, and (Hi) Tenant agrees to look solely to Landlord’s successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Landlord. Tenant further covenants that Tenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Landlord nor Landlord’s successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Section 33.02 Landlord agrees to place the Security in an interest-bearing account, and, unless disbursed or applied by Landlord as provided in Section 33.01 above, the interest earned thereon (less an amount equal to one (1%) percent of the Security, which may be retained by Landlord each year as compensation for management and administration of said account) shall, in Landlord’s discretion: (i) be added to the Security Deposit Amount as additional security, and shall be held and/or disbursed in accordance with the provisions of said Section 33.01, or (ii) be disbursed annually to Tenant, either (in Landlord’s discretion) when Landlord shall generally make such distributions to tenants in the Building or within sixty (60) days following Landlord’s receipt of a written request therefor from Tenant, but only if Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) with respect to any of Tenant’s obligations under this Lease.

Section 33.03

A. Notwithstanding anything to the contrary contained in Section 33.01 above, in lieu of a cash security deposit, Tenant shall deliver to Landlord a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank (hereinafter referred to as the “Issuing Bank”) which shall be a member bank of the New York Clearinghouse Association (or, in the alternative, which shall have offices for banking purposes in the Borough of Manhattan and shall have a net worth of not less than $1 billion, with appropriate evidence thereof to be submitted by Tenant), which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form customarily used by said Issuing Bank, provided that the same shall not be less favorable to Landlord (except to a de minimis extent) than the form annexed hereto as Exhibit “H”, (iii) be for the benefit of Landlord, (iv) be in the amount of $5,000,000.00, (v) except as otherwise provided in this Section 33.03, conform and be subject to the Uniform Customs and Practice for Documentary Credits, 1998 Revision, 1CC Publication 590 (or any revision thereof or successor thereto) of the international Chamber of Commerce and (to the extent not inconsistent therewith) the laws of the State of New York, including the Uniform Commercial Code, (vi) be fully transferable by Landlord without any fees or charges therefor (or, if the Letter of Credit shall provide for the payment of any transfer fees or charges, the same shall be paid by Tenant as and when such payment shall be requested by the Issuing Bank), (vii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft accompanied by Landlord’s statement that Landlord is then entitled to draw upon the Letter of Credit pursuant to the terms of this Lease, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the entire Lease Term and for a period of thirty (30) days thereafter, unless the Issuing Bank shall send notice to Landlord by registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Landlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of Section 33.01 above as cash security, unless Tenant shall, at least thirty (30) days prior to the expiration of such Letter of Credit, deliver to Landlord a replacement Letter of Credit (which shall comply with all of the conditions set forth in this Subsection 33.03A). if Landlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within said sixty (60) day period, and the Letter of Credit shall expire prior to the thirtieth (30th) day following the Expiration Date of the Lease Term, then Tenant shall, upon demand, immediately furnish Landlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in the immediately preceding sentence), so that Landlord shall have the entire Security on hand at all times during the Lease Term and for a period of thirty (30) days thereafter. Tenant acknowledges and agrees that the Letter of Credit shall be delivered to Landlord as security for the faithful performance and observance by Tenant of all of the covenants, agreements, terms, provisions and conditions of this Lease, and that Landlord shall have the right to draw upon the entire Letter of Credit in any instance in which Landlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Landlord pursuant to Section 33.01 above.

B. With respect to the Letter of Credit being required hereunder in lieu of cash security: (i) all references to “Security” in Section 33.01 above shall be deemed to refer to the Letter of Credit, or any proceeds thereof as may be drawn upon by Landlord, and (ii) the provisions of Section 33.02 above shall apply only to such Letter of Credit proceeds (if any) as may be drawn and held by Landlord.

C. In the event that, at any time during the Lease Term, Landlord believes in good faith (i) that the net worth of the Issuing Bank shall be less than the minimum amount specified in Subsection 33.03A above, or (ii) that circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing Letter of Credit (hereinafter referred to as the “Existing L/C”) in accordance with the terms thereof, then, upon the happening of either of the foregoing, Landlord may send notice to Tenant (hereinafter referred to as the “Replacement Notice”) requiring Tenant within twenty (20) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the “Replacement L/C”) from an Issuing Bank satisfying the qualifications described in Subsection 33.03A above. Concurrently with Landlord’s receipt of a Replacement L/C satisfying the qualifications of Subsection 33.03A above, Landlord shall return the Existing L/C to Tenant. Landlord agrees to reasonably cooperate with Tenant and the Issuing Bank in connection with the exchange of the Existing L/C for the Replacement L/C. In the event that (a) a Replacement L/C satisfying the qualifications of Subsection 33.03A above is not received by Landlord within the time specified, or (b) Landlord in good faith believes that an emergency exists, then, in either event, upon not less than two (2) Business Days’ notice to Tenant, the Existing LIC may be presented for payment by Landlord and the proceeds thereof shall be held by Landlord in accordance with Section 33.01 above, subject, however, to Tenant’s obligation to replace such cash security with a new letter of credit satisfying the qualifications of Subsection 33.03A above (and, upon such replacement, Landlord shall immediately return to Tenant the cash security then being held by Landlord).

D. Landlord agrees that, if Tenant shall not then be in default (after Tenant shall have theretofore been given notice of any such default) with respect to any of the terms, provisions, covenants, agreements and conditions of this Lease, Tenant shall be permitted to reduce the amount of said Letter of Credit as follows:

(i) on September 1, 2016, to $4,166,666.67 (or, if the Security shall then be in the form of cash, Landlord shall, within thirty (30) days after written request therefor by Tenant, return $833,333.33 to Tenant), provided, however, that at no time during the Lease Term shall the Letter of Credit furnished to Landlord pursuant to this Section 33.03 be reduced to an amount less than $4,166,666.67 in total, taking into account the reduction set forth in this Subdivision 33.03D(1);

(ii) on June 1, 2019, to $3,333,333.34 (or, if the Security shall then be in the form of cash, Landlord shall, within thirty (30) days after written request therefor by Tenant, return an additional $833,333.33 to Tenant), provided, however, that at no time during the Lease Term shall the Letter of Credit furnished to Landlord pursuant to this Section 33.03 be reduced to an amount less than $3,333,333.34 in total, taking into account the reduction set forth in this Subdivision 33.03D(ii); and

(iii) on June I, 2024, to $2,777,777.78 (or, if the Security shall then be in the form of cash, Landlord shall, within thirty (30) days after written request therefor by Tenant, return an additional $555,555.563 to Tenant), provided, however, that at no time during the Lease Term shall the Letter of Credit furnished to Landlord pursuant to this Section 33.03 be reduced to an amount less than $2,777,777.78 in total, taking into account the reduction set forth in this Subdivision 33.03D(iii).

E. In order to implement the foregoing provisions of Subsection 33.03D above, Tenant shall deliver to Landlord an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects; provided, however, that Landlord agrees not to add any conditions upon Tenant with respect to such amendment that are not expressly provided for in this Article 33) reducing the amount of the Letter of Credit by the amount of the reduction permitted by the applicable provisions of said Subsection 33.03D, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. If Tenant shall deliver to Landlord an amendment to the Letter of Credit in accordance with the terms hereof, Landlord shall, within ten (10) Business Days after delivery of such amendment, either (i) notify Tenant of any reasonable objections that Landlord may have with respect to such amendment, or (ii) execute such amendment of the Letter of Credit in accordance with the terms hereof.

ARTICLE 34

RENEWAL OPTION

Section 34.01 Subject to the rights of Overlandlord under any Underlying Lease, the initially named Tenant under this Lease (i.e., I stdibs.com, Inc.) and any Related Entity or Successor Entity of the initially named Tenant under this Lease to whom this Lease is assigned in accordance with the applicable provisions of this Lease (collectively referred to hereinafter as “1stdibs”), shall have an option (the “Renewal Option”) to extend the term of this Lease for a single renewal term of five (5) years (the “Renewal Term”), which shall commence at noon on the Expiration Date and shall expire at noon on the fifth (5th) anniversary of the Expiration Date or such earlier date upon which this Lease may be terminated as herein provided. The Renewal Option may be exercised only by 1stdibs giving Landlord written notice (the “Renewal Notice”) of 1stdibs’ intention to renew this Lease pursuant to this Article 34 not later than eighteen (18) months prior to the Expiration Date, and not earlier than twenty-one (21) months prior to the Expiration Date, and such Renewal Notice shall be deemed properly given only if, on the date that 1stdibs shall exercise the Renewal Option (the “Exercise Date”): (i) this Lease shall not have been previously terminated or cancelled, (ii) 1stdibs shall be in occupancy of all of the Demised Premises (other than occupancy by permitted Desk Sharing Entities), and (iii) 1stdibs shall not be in breach or default of any of the obligations of Tenant under this Lease (after notice of such breach or default shall have been given to Tenant). Time shall be strictly of the essence with respect to the giving of the Renewal Notice by 1stdibs to Landlord. Notwithstanding anything to the contrary contained in this Section 34.01, if, subsequent to the Exercise Date but prior to the commencement of the Renewal Term: (x) 1stdibs shall not be in occupancy of all of the Demised Premises (other than occupancy by permitted Desk Sharing Entities), or (y) an Event of Default shall have occurred, then Landlord, in Landlord’s sole and absolute discretion, may elect, by written notice to 1stdibs, to void 1stdibs’ exercise of the Renewal Option, in which case 1stdibs’ exercise of the Renewal Option shall be of no force or effect, and the Lease Term shall end on the Expiration Date of the initial term of this Lease, unless sooner cancelled or terminated pursuant to the provisions of this Lease or by law.

Section 34.02 If Tenant shall exercise the Renewal Option in accordance with the provisions of this Article 34, then this Lease shall be extended for the Renewal Term upon all of the terms, covenants and conditions contained in this Lease, except that: (i) during the Renewal Term, the Fixed Rent shall be the fair annual market rental value (the “Market Value Rent”) of the Demised Premises on the Expiration Date, determined as provided in Section 34.03 below, but in no event less than the Fixed Rent and all Recurring Additional Rent in effect on the Expiration Date, and with (a) the new Base Tax Amount to be equal to the Taxes for the twelve-month period immediately prior to the Expiration Date of the initial term of this Lease, and (b) the new Base Operating Year to be the 2029 calendar year, (ii) from and after the Exercise Date (but subject to the provisions of the last sentence of

Section 34.03 above), all references to “Expiration Date” shall be deemed to refer to the last day of the Renewal Term, and all references to “Lease Term” shall be deemed to include the Renewal Term, (iii) Tenant shall have no further right or option to renew this Lease or the term hereof, and (iv) all provisions of this Lease concerning the performance by Landlord of any work, and the grant by Landlord of any monetary contribution, rent abatement or rent credit, in connection with Tenant’s initial occupancy of the Demised Premises shall be deemed deleted.

Section 34.04

A. The term “Market Value Rent” shall mean the annual fair market rental value of the Demised Premises as of the Determination Date (as hereinafter defined), taking into consideration all relevant economic factors, but in no event less than the Fixed Rent and all Recurring Additional Rent payable by Tenant in the twelve-month period immediately prior to the Expiration Date of the initial term of this Lease. For purposes hereof, the “Determination Date” shall mean the day immediately following the Expiration Date.

B. The initial determination of Market Value Rent shall be made by Landlord. Provided that the Renewal Notice shall so request, Landlord shall give notice (the “MVR Notice”) to Tenant of Landlord’s initial determination of the Market Value Rent at least one year prior to the Expiration Date. If the Renewal Notice shall not contain a request that Landlord furnish the MVR Notice at least one year prior to the Expiration Date, Landlord may give Tenant the MVR Notice at any time prior to the Determination Date. Notwithstanding that the Determination Date shall not yet have occurred, such initial determination of Market Value Rent shall be final and binding in fixing the Market Value Rent, unless, within thirty (30) days after Landlord shall have given MVR Notice to Tenant, Landlord shall receive a notice from Tenant (the “MVR Objection Notice”): (i) advising Landlord that Tenant disagrees with the initial determination of Market Value Rent set forth in the MVR Notice, and (ii) proposing a specific alternative Market Value Rent, which shall have been determined in good faith by Tenant. If Landlord and Tenant shall fail to agree upon the Market Value Rent within thirty (30) days after Landlord shall have received the MVR Objection Notice, then Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within ten (10) days, then the first arbitrator chosen shall make the determination alone. If two arbitrators shall have been designated, such two arbitrators shall, within thirty (30) days following the designation of the second arbitrator, make their determinations of Market Value Rent in writing and give notice thereof to each other and to Landlord and Tenant. Such two arbitrators shall have twenty (20) days after the receipt of notice of each other’s determinations to confer with each other and to attempt to reach agreement as to the determination of Market Value Rent. The arbitrators shall take into account in any such determination that (a) the new Base Tax Amount shall be equal to the Taxes for the twelve-month period immediately prior to the Expiration Date of the initial term of this Lease, and (b) the new Base Operating Year shall be the 2029 calendar year. If such two arbitrators shall concur as to the determination of the Market Value Rent, such concurrence shall be final and binding upon Landlord and Tenant. If such two arbitrators shall fail to concur by the end of said twenty (20) day period, then such two arbitrators shall forthwith designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of such third arbitrator within ten (10) days, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction for the designation of such arbitrator. All arbitrators shall be real estate brokers or consultants who shall have had at least fifteen (15) years continuous experience in the business of appraising or managing real estate or acting as real estate agents or brokers in the Borough of Manhattan, City of New York. The third arbitrator shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after his designation, choose one of the determinations of the two arbitrators originally selected by the parties (and may not select any other amount), and that choice by the third arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 34, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this Section 34.03 shall be final and binding in fixing the Market Value Rent. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease.

C. If for any reason the Market Value Rent shall not have been determined prior to the commencement of the Renewal Term, then, until the Market Value Rent and, accordingly, the Fixed Rent, shall have been finally determined, the Fixed Rent and all Recurring Additional Rent payable for and during the Renewal Term shall be equal to the Market Value Rent and Recurring Additional Rent proposed by Landlord. Upon final determination of the Market Value Rent, an appropriate adjustment to the Fixed Rent shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall refund or pay to the other any overpayment or deficiency, as the case may be, in the payment of Fixed Rent from the commencement of the Renewal Term to the date of such final determination.

Section 34.05 The Renewal Option granted pursuant to this Article 34 shall be deemed a personal right limited to 1stdibs, and all references in this Article 34 to “Tenant” shall be deemed to refer only to 1stdibs.

ARTICLE 35

ADDITIONAL COVENANTS

Section 35.01 Tenant, at Tenant’s own cost and expense, shall install and maintain all equipment and appliances as may be required by, and otherwise fully comply with, all applicable Legal Requirements and codes and regulations (including, but not limited to, the New York City Fire Department, the New York Board of Fire Underwriters and Fire Insurance Rating Organization), and as required by Landlord’s or the Board’s insurers by reason of Tenant’s specific business operations (in contradistinction to mere use of the Demised Premises for general office purposes), including fire alarms, smoke alarms, fire extinguisher appliances and sprinkler systems. Tenant shall have the right to connect the foregoing systems to the Building’s central system serving the Demised Premises (which central system shall be maintained by Landlord in accordance with the provisions of this Lease), provided that such work shall be performed only by such contractor(s) designated by Landlord (whose charges shall be reasonably competitive in the marketplace) and otherwise in accordance with the provisions of Article 5 above. Nothing contained herein shall be construed to relieve Landlord of the obligations Landlord otherwise has under this Lease with respect to the performance of Landlord’s Work or Tenant’s Work.

Section 35.02 Tenant shall, at Tenant’s own cost and expense: (i) procure and thereafter maintain all governmental permits and licenses required for the proper and lawful conduct of Tenant’s business in the Demised Premises and the use thereof, as permitted under this Lease, (ii) upon request therefor from Landlord submit copies of all such permits and licenses to Landlord for its inspection, and (iii) upon request therefor from Landlord submit copies of new or renewal permits and licenses expiring during the term of this Lease at least thirty (30) days before such expiration.

Section 35.03 Tenant covenants that Tenant shall, at Tenant’s own cost and expense, diligently use all commercial he reasonable efforts to keep the Demised Premises free and clear of rats, mice, insects and other vermin. In furtherance thereof, Tenant shall employ an exterminator who will utilize the best prevailing method for the prevention of any infestation by, and extermination of, said animals and insects. At all times during the Lease Term, at reasonable times and upon reasonable prior notice to Tenant, Landlord or Landlord’s designees shall have the right to inspect the Demised Premises for purposes of verifying Tenant’s compliance herewith. If, in Landlord’s reasonable judgment, Tenant shall fail to satisfactorily carry out the provisions of this Section 35.03 after notice and a reasonable opportunity to cure, Landlord may, but shall not be obligated to, employ an exterminator service, and the cost and expense incurred by Landlord for such exterminator service shall be repaid to Landlord by Tenant, as additional rent within thirty (30) days after delivery to Tenant of a bill for the exterminator service, which demand shall be accompanied by reasonable documentation of the costs for which reimbursement is being requested.

Section 35.04 Without limiting any of the other provisions of this Lease, Tenant shall not: (i) use or permit the use of the Demised Premises or any part thereof in any way which would violate the then existing certificate of occupancy for the Demised Premises or the Building, (ii) suffer or permit the Demised Premises or any part thereof to be used in any manner or anything to be done therein or anything to be brought into or kept therein which would in any way impair or interfere with any of the Building services, including the heating, cleaning or other servicing of the Building or the Demised Premises, or (iii) do or permit any act or thing to be done in or to the Demised Premises which is contrary to law, or which will invalidate public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the Demised Premises or the Building, nor shall Tenant keep anything in the Demised Premises prohibited by the Fire Department, any Insurance Board or other authority having jurisdiction. Landlord shall not amend the Building’s temporary or permanent certificate of occupancy in a manner that would prohibit Tenant’s use of the Demised Premises for the Authorized Use.

Section 35.05 Tenant acknowledges that Landlord is executing this Lease in reliance upon the covenants contained in this Article 35, which are a material inducement to Landlord to execute this Lease.

ARTICLE 36

CANCELLATION OPTION

Section 36.01 For the purposes of this Article 36, the following definitions shall apply:

(i) The term “Cancellation Date” shall mean the last day of the calendar month in which the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date shall occur;

(ii) The term “Notification Date” shall mean the date which shall be fifteen (15) months preceding the Cancellation Date; and

(iii) The term “Cancellation Payment” shall mean the monetary amount determined in accordance with the provisions of Section 36.04 below.

Section 36.02 Subject to the provisions of Section 36.03 below, provided that Tenant shall not, as of the Notification Date, (i) be in default (after Tenant shall have theretofore been given notice of any such default) in the performance of any of Tenant’s obligations under this Lease, or (ii) have exercised the Offer Space Option (as defined in Section 37.03 below), Tenant shall have a one-time right to cancel this Lease as of the Cancellation Date, which right to cancel shall be exercisable only by Tenant having given written notice thereof to Landlord on or before the Notification Date (time being strictly of the essence with respect to the giving of such notice), and only if Tenant, simultaneously with the giving of such notice, shall pay the Cancellation Payment to Landlord, by certified or bank check to the direct order of Landlord. Provided that Tenant shall have complied with all of the foregoing requirements of this Article 36, then, subject to the provisions of Section 36.03 below, the Lease Term shall terminate upon the Cancellation Date as if such date were the Expiration Date.

Section 36.03 Notwithstanding anything to the contrary contained in this Article 36, if, subsequent to the Notification Date but prior to the Cancellation Date, an Event of Default shall have occurred, then Landlord, in Landlord’s sole and absolute discretion, may elect, by written notice to Tenant, to void Tenant’s cancellation of this Lease, in which case such cancellation shall be of no force or effect, and the Lease Term shall end on the Expiration Date, unless sooner cancelled or terminated pursuant to the provisions of this Lease or by law.

Section 36.04 For the purposes of this Article 36, the “Cancellation Payment” shall mean (a) an amount equal to ten (10) monthly installments of the Fixed Rent and the Recurring Additional Rent prevailing on the Notification Date, plus (b) the unamortized portion of “Landlord’s Lease Costs”. The term “Landlord’s Lease Costs” shall include: (i) the amount of Landlord’s Share, (ii) all brokerage commissions paid by Landlord in connection with this Lease, (iii) the monetary value of the Fixed Rent during the period beginning on the Commencement Date and ending on the day which is the last day of the period that payment of Fixed Rent is excused pursuant to Section 3.01 above, (iv) all attorneys’ fees and disbursements paid by Landlord in connection with this Lease transaction, and (v) interest on all of the foregoing items from the date of Landlord’s expenditure therefor, at an annual rate of four (4%) percent. Following the first (1st) anniversary of the Commencement Date, and within thirty (30) days following Tenant’s written request therefor, Landlord shall advise Tenant of the amounts that constitute Landlord’s Lease Costs, and shall provide Tenant with reasonable supporting evidence of the same.

Section 36.05 The right of cancellation granted pursuant to this Article 36 shall be deemed a personal right limited to 1stdibs (as such term is defined in Article 34 above), and all references in this Article 36 to “Tenant” shall be deemed to refer only to 1stdibs.

ARTICLE 37

RIGHT OF FIRST OFFER

Section 37.01 As used herein:

“Available” means, as to any Offer Space (as hereinafter defined), that such space is or will become vacant and free of any present or future possessory right now or hereafter existing or created in favor of any Priority Occupant (as hereinafter defined).

“Offer Period” means the period commencing on the date on which Landlord has initially leased all of the Office Space in the Building to and including the date that is three (3) years prior to the then Expiration Date (taking into account any renewal option theretofore exercised).

“Offer Space” means any rentable space on the fourth (4th) floor of the Building.

“Priority Occupant” means (i) an existing occupant of space on the fourth (4th) floor of the Building (whether or not occupying the Offer Space) who shall then have an expansion right, right of first refusal, right of first offer or renewal right, with respect to the relevant Offer Space, which right was granted prior to the beginning of the Offer Period, and/or (ii) a then existing occupant of the Offer Space.

Section 37.02 Provided that (i) the Lease shall not have been terminated or cancelled, (ii) Tenant shall not be in breach or default of any of the obligations of Tenant under the Lease (after notice of such breach or default shall have been given to Tenant), and (iii) 1stdibs (including permitted Desk Sharing Entities) shall occupy entire Demised Premises (as then constituted), then the first time during the Offer Period that any Offer Space becomes, or Landlord reasonably anticipates that any Offer Space will become (but not later than the last day of the Offer Period), Available, Landlord, prior to leasing such space to any third party (other than a than a Priority Occupant), shall give to Tenant notice (an “Offer Notice”), specifying (w) the Offer Space that is Available or that Landlord so reasonably anticipates will become Available, (x) the Offer Space MVR (as hereinafter defined), (y) the date or estimated date that the Offer Space has or shall become Available, and (z) such other matters as Landlord may deem appropriate for such Offer Notice. Tenant acknowledges and agrees that Landlord has made no representation to Tenant as to whether or when any Offer Space will become Available, and that Landlord has no obligation to Tenant to cause any Offer Space to become Available.

Section 37.03 Provided that, on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date, (i) the Lease shall not have been terminated or cancelled, (ii) Tenant shall not be in breach or default of any of the obligations of Tenant under the Lease (after notice of such breach or default shall have been given to Tenant), unless Tenant shall cure such breach or default prior to the Outside Exercise Date, and (iii) 1stdibs (including permitted Desk Sharing Entities) shall occupy the entire Demised Premises (as then constituted), Tenant shall have one time option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date (the “Outside Exercise Date”) that is twenty (20) days after delivery of the Offer Notice to Tenant (with time being of the essence) to add all (but not less than all) of the relevant Offer Space to the Demised Premises. Landlord may, in the exercise of Landlord’s sole and absolute discretion (but without waiving any default by Tenant under the Lease), elect to accept Tenant’s exercise of the Offer Space Option notwithstanding Tenant’s non-compliance with the conditions enumerated in clauses (ii) and (iii) of this Section 37.03. If, prior to Tenant’s exercise of Tenant’s Offer Space Option, a Priority Occupant exercises its right to lease the relevant Offer Space or Landlord elects to enter into a lease with a Priority Occupant that does not have an express right to lease such Offer Space, then Tenant’s Offer Space Option (and Tenant’s exercise thereof) shall be deemed null and void as to such Offer Space.

Section 37.04 If Tenant timely delivers the Acceptance Notice to Landlord, then, on the date on which Landlord delivers vacant possession of the relevant Offer Space to Tenant (the “Offer Space Inclusion Date”), such Offer Space shall become part of the Demised Premises, upon all of the terms and conditions set forth in the Lease (as modified by this Amendment), except (i) the Fixed Rent shall be the Offer Space MVR, (ii) the term of the Lease with respect to the Offer Space (but not any other portion of the Demised Premises) shall be as set forth in the Offer Notice (provided that in the event five (5) years or more shall remain in the Term of the Lease as of the Offer Space Inclusion Date, then, at Landlord’s option, the term of the Lease with respect to the Offer Space shall be co-terminus with the term of the Lease with respect to the Demised Premises regardless of the term set forth in the Offer Notice);

(iii) Tenant’s Tax Share with respect to the Offer Space shall be the percentage set forth in the Offer Notice (or if not set forth, shall be determined in accordance with Landlord’s then current measurement standards for the Building), and the Base Tax Year with respect to the Offer Space shall be the base year for Tax escalations set forth in the Offer Notice; (iv) Tenant’s Operating Share with respect to the Offer Space shall be the percentage set forth in the Offer Notice (or if not set forth, shall be determined in accordance with Landlord’s then current measurement standards for the Building), and the Base Operating Year with respect to the Offer Space shall be the base year for Operating Expense escalations set forth in the Offer Notice; (v) Tenant’s Rentable Square Feet with respect to the Offer Space shall be the Rentable Square Feet set forth in the Offer Notice; (vi) unless otherwise set forth in the Offer Notice, Landlord shall not be required to perform any work, pay any sums, or render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space in its “as is” condition on the Offer Space Inclusion Date; and (vii) as may be otherwise set forth in the Offer Notice.

Section 37.05 If Landlord shall be unable to deliver possession of the Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that the Offer Space shall be Available as set forth in the Offer Notice, the Offer Space Inclusion Date shall be deferred to and shall be the date on which the Offer Space is available for Tenant’s occupancy, vacant and free of tenants or other occupants, and Landlord shall have no liability to Tenant for failure to give possession on the intended Offer Space Inclusion Date. This Section 37.05 constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

Section 37.06 If Tenant fails timely to deliver an Acceptance Notice, then (i) Landlord may enter into one or more leases of (or other occupancy agreements relating to) the applicable Offer Space with any third parties on such terms and conditions as Landlord shall determine, (ii) the Offer Space Option shall be null and void and of no further force and effect as to such Offer Space, and Landlord shall have no further obligation to offer such Offer Space to Tenant, and (iii) Tenant shall, upon demand by Landlord, execute an instrument confirming that the Offer Space Option with respect to such Offer Space has been extinguished. Notwithstanding the foregoing, in the event that (a) Tenant fails timely to deliver such Acceptance Notice and (b) thereafter, either (x) Landlord fails to execute and deliver a lease or other occupancy agreements with respect to the Offer Space to which the applicable Offer Notice relates within twelve (12) months after the Outside Exercise Date applicable to such Offer Notice, or (y) the net effective rent (determined as described below) that Landlord desires to seek, or is accepting from another tenant or other occupant, for such Offer Space is less than ninety (90%) percent of the net effective Offer Space MVR, then Landlord shall again offer such Offer Space to Tenant pursuant to the provisions of this Article 37 before leasing the same to a third party that is not a Priority Occupant. For purposes of this Article 37, the term “net effective rent” shall mean the net present value of the aggregate of all the gross rent and additional rent of any nature payable under the lease described in the relevant Offer Notice or a third party lease (solely to the extent the same is allocable to the Offer Space and the term covered by the Acceptance Notice), as the case may be, discounted (using a discount rate equal to the Interest Rate and calculated on a monthly basis) from the date such payment would have been made under such lease following the Offer Space Inclusion Date or otherwise pursuant to the terms of such lease, after deducting therefrom the amount of all inducements (such as, by way of example only, the amount of all out-of-pocket work allowances, work letters, rent abatements or other incentives or concessions to be paid by Landlord as an inducement to enter into the applicable lease solely to the extent the same is allocable to the relevant Offer Space and the term covered by the Acceptance Notice), discounted (using a discount rate equal to the Interest Rate and calculated on a monthly basis) from the date that such inducements were to have been given under the proposed lease following the Offer Space Inclusion Date or otherwise pursuant to the terms of such lease.

Section 37.07 Promptly after the occurrence of the relevant Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the relevant Offer Space in the Demised Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, however, that (i) failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the relevant Offer Space in the Demised Premises in accordance with this Article 37, and (ii) the Fixed Rent shall be the Office Space MVR on the Offer Space Inclusion Date, determined as provided in Section 37.08 below, but in no event less than the Fixed Rent in effect on the Offer Space Inclusion Date, and with no change in the Base Tax Amount or the Base Operating Year.

Section 37.08

A. The term “Offer Space MVR” shall mean the annual fair market rental value of the Offer Space as of the Offer Space Inclusion Date, but in no event less, on a per square foot basis, than the Fixed Rent and all Recurring Additional Rent payable by Tenant with respect to the Demised Premises in the twelve-month period immediately prior to the Offer Space Inclusion Date.

B. The initial determination of Offer Space MVR shall be made by Landlord, and shall be as set forth in the Offer Notice. Notwithstanding that the Offer Space Inclusion Date shall not yet have occurred, such initial determination of Offer Space MVR shall be final and binding in fixing the Offer Space MVR, unless, within thirty (30) days after Landlord shall have given Offer Notice to Tenant, Landlord shall receive a notice from Tenant (the “Offer Space MVR Objection Notice”): (i) advising Landlord that Tenant disagrees with the initial determination of Offer Space MVR set forth in the Offer Space MVR Notice, and (ii) proposing a specific alternative Offer Space MVR, which shall have been determined in good faith by Tenant. If Landlord and Tenant shall fail to agree upon the Offer Space MVR within thirty (30) days after Landlord shall have received the Offer Space MVR Objection Notice, then Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within ten (10) days, then the first arbitrator chosen shall make the determination alone. If two arbitrators shall have been designated, such two arbitrators shall, within thirty (30) days following the designation of the second arbitrator, make their determinations of Offer Space MVR in writing and give notice thereof to each other and to Landlord and Tenant. Such two arbitrators shall have twenty (20) days after the receipt of notice of each other’s determinations to confer with each other and to attempt to reach agreement as to the determination of Offer Space MVR. The arbitrators shall take into account in any such determination that the Base Tax Amount and the Base Operating Year shall be as set forth in this Lease (or in the Offer Notice, if different). If such two arbitrators shall concur as to the determination of the Offer Space MVR, such concurrence shall be final and binding upon Landlord and Tenant. If such two arbitrators shall fail to concur by the end of said twenty (20) day period, then such two arbitrators shall forthwith designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of such third arbitrator within ten (10) days, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction for the designation of such arbitrator. All arbitrators shall be real estate brokers or consultants who shall have had at least fifteen (15) years continuous experience in the business of appraising or managing real estate or acting as real estate agents or brokers in the Borough of Manhattan, City of New York. The third arbitrator shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after his designation, choose one of the determinations of the two arbitrators originally selected by the parties (and may not select any other amount), and that choice by the third arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 37, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this Section 37.08 shall be final and binding in fixing the Offer Space MVR. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease.

Section 37.09 The Offer Space Option granted pursuant to this Article 37 shall be deemed a personal right limited to 1stdibs (as such term is defined in Article 34 above), and all references in this Article 37 to “Tenant” shall be deemed to refer only to 1stdibs.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

JSM ASSOCIATES I LLC, Landlord

By:	/s/ Edward J. Minskoff
Name: Edward J. Minskoff
Title: President

1STDIBS.COM, INC., Tenant

By:	/s/ Richard Pham
Name: Richard Pham
Title: Chief Financial Officer

Tenant’s Federal ID#

STATE OF New York                        )

                    ) ss.:

COUNTY OF New York                    )

On the 3rd day of October in the year 2013, before me, the undersigned, a notary public in and for said state, personally appeared Richard Pham, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Maribel Lopez
Notary Public

                                 MARIBEL LOPEZ

                  NOTARY PUBLIC, State of New York

                                     No. 01lO6049201

                         Qualified in New York County

                    Commission Expires Oct. 10, 2014